UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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RENAISSANCERE HOLDINGS LTD.

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LETTER TO OUR SHAREHOLDERS

In 2016, we continued our commitment to disciplined underwriting and the strategic allocation of capital, focusing on our core operating philosophy of matching well-priced risk with the most efficient capital resources available. As evidenced by our strong financial performance, we were able to reinforce our position as a market leader by deepening and broadening our relationships with clients and brokers, continuing to build a large and attractive casualty and specialty business, aggressively executing on our gross-to-net strategy, and deploying efficient capital to bridge the insurance risk gap. The market continues to be challenging, but our ability to adapt in an evolving marketplace has allowed us to provide industry-leading service and market-leading returns.

We believe our long-term commitment to shareholder value creation and our recent tactical and strategic actions have transformed our company. The combination of RenaissanceRe and Platinum Underwriters Holdings, Ltd. in 2015 and our successful completion of Platinum’s integration in 2016 marked an important milestone for our company. Coupled with our organic growth initiatives, and our focus in 2016 on strengthening and deepening our customer relationships, today we have more resources, a broader set of underwriting capabilities, better access to multiple forms of capital, and a bigger global footprint than ever before, with globally coordinated underwriting capabilities in Bermuda, New York, Chicago, London and Singapore.

These transformations presented an important inflection point for us in terms of our compensation programs. Ultimately, our goal is to design competitive and fair compensation packages that align the interests of our executives and employees with those of our shareholders. After considerable dialogue and ample feedback through ongoing shareholder engagement, we introduced some refinements to reflect current market dynamics and the “new” RenaissanceRe in 2016. These changes are described in this proxy statement and we invite you to familiarize yourselves with the changes we have introduced. We also committed to providing you with even more transparent disclosure about our compensation programs, and we believe you will find that the additional disclosure gives even greater insight into how our results drive our executive compensation. We believe that our compensation programs are fair, in accordance with shareholder interests and indicative of the meaningful engagement held between management and shareholders.

In many respects, however, our most significant accomplishment in 2016 was not what changed, but what stayed the same. At the core of our culture we remain the same company we were at our founding 24 years ago. We will continue to work diligently towards developing new ways of creating value for clients, brokers and shareholders, while aligning these efforts with long-term shareholder value and responsible risk management.

Thank you for your continued support.

March 31, 2017

Sincerely, James L. Gibbons Non-Executive Chair of the Board of Directors	Kevin J. O’Donnell President and Chief Executive Officer

RenaissanceRe Holdings Ltd. Renaissance House 12 Crow Lane Pembroke HM 19 Bermuda Phone +1 (441) 295-4513 www.renre.com

NOTICE OF ANNUAL GENERAL

MEETING OF SHAREHOLDERS

Meeting Agenda:
Date: Time: Place: Record Date:	Wednesday, May 17, 2017 9:00 a.m. Atlantic Time Renaissance House 12 Crow Lane Pembroke HM 19 Bermuda March 17, 2017

◾  Elect four Class I director nominees

◾  Advisory Vote on executive compensation

◾  Advisory Vote on the frequency of the executive compensation advisory vote

◾   Approve the appointment of our independent registered public accounting firm for fiscal 2017 and the referral of the auditors’ remuneration to the Board of Directors

◾  Any other business that properly comes before the meeting

Please Vote Your Shares	By Telephone	By Internet	By Mail	By Tablet or Smartphone

We encourage shareholders to vote promptly, as this will save the expense of additional proxy solicitation. You may vote in the following ways:	In the United States or Canada you can vote your shares by calling 1-800-690-6903.	You can vote your shares online at www.proxyvote.com. You will need the 12-digit control number on the Notice of Internet Availability or proxy card.	You can vote by mail by marking, dating and signing your proxy card or voting instruction form and returning it in the postage-paid envelope provided.	You can vote your shares online with your tablet or smartphone by scanning the QR code above.

Important Notice of Internet Availability of Proxy Materials

This Notice of Annual General Meeting of Shareholders and related proxy materials are being distributed or made available to shareholders beginning on or about March 31, 2017. This includes instructions on how to access these materials (including our proxy statement and 2016 annual report to shareholders) online.

By Order of the Board of Directors, Stephen H. Weinstein Corporate Secretary

Page

Proxy Summary	1

General Information	4

Proposal 1: Election of Directors	7

Corporate Governance	10

Certain Relationships and Related Transactions	18

Director Compensation	20

Executive Officers	22

Executive Compensation	23

Compensation Discussion and Analysis	23
Compensation Committee Report	38
Summary Compensation Table	39
All Other Compensation Table	40
Grants of Plan-Based Awards Table	41
Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table	43
Option Exercises and Stock Vested Table	44
Outstanding Equity Awards at Fiscal Year-End Table	44
Equity Compensation Plan Information	46
Potential Payments Upon Termination or Change in Control	47

Proposal 2: Advisory Vote on Named Executive Officer Compensation	52

Proposal 3: Advisory Vote on Frequency of Advisory Vote on Named Executive Officer Compensation	53

Security Ownership	54

Security Ownership of Certain Beneficial Owners and Management	54
Section 16(a) Beneficial Ownership Reporting Compliance	56

Audit Committee Report	57

Proposal 4: Approval of the Appointment of Independent Registered Public Accounting Firm and Referral of the Determination of the Auditors’ Remuneration to the Board of Directors	58

Additional Information	59

Appendix A: Reconciliation of Non-GAAP Financial Measures	A-1

PROXY SUMMARY

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider and you should read the entire proxy statement carefully before voting.

2017 Annual General Meeting of Shareholders

Date and Time May 17, 2017, 9:00 a.m. Atlantic Time	Place Renaissance House, 12 Crow Lane, Pembroke HM 19, Bermuda
Record Date March 17, 2017	Voting Eligibility Owners of our common shares as of the record date are entitled to vote on all matters

Voting Items and Board Recommendations

Item	Proposal	Board Vote Recommendation	Page Reference (for more detail)

1.	Election of four Class I director nominees	FOR each nominee	7

2.	Advisory vote on the compensation of our named executive officers	FOR	52

3.	Advisory vote on the frequency of the advisory vote on the compensation of our named executive officers	EVERY YEAR	53

4.	Approval of the appointment of Ernst & Young Ltd. as our independent registered public accounting firm for the 2017 fiscal year and the referral of the auditors’ remuneration to the Board of Directors	FOR	58

Corporate Governance Highlights

The Board is elected by the shareholders to oversee management and to assure that the long-term interests of the shareholders are being served.

•	10 of our 11 current directors are independent (all except CEO)

•	Independent Audit, Compensation and Corporate Governance, and Investment and Risk Management Committees

•	Independent Non-Executive Chair of the Board

•	Majority vote standard for uncontested director elections

•	Meaningful share ownership guidelines for all directors and named executive officers

•	No-hedging, no-pledging and insider trading policies

•	Board oversight of enterprise-wide risk management

•	Active stakeholder engagement

•	Rigorous director evaluation and selection criteria

•	Robust Code of Ethics and Conduct for all directors and employees

Proxy Statement 1

PROXY SUMMARY—CONTINUED

2016 Strategic, Financial and Operational Highlights

Strong Financial Performance. In 2016, we generated:

•	net income available to RenaissanceRe common shareholders of $480.6 million and operating income available to RenaissanceRe common shareholders of $339.3 million,

•	return on average common equity of 11.0% and operating return on average common equity of 7.8%,

•	increases in book value per common share of 9.4% and tangible book value per common share plus accumulated dividends of 11.4%,[1] and

•	a combined ratio, the sum of our loss ratio and underwriting expense ratio, of 72.5%, best among our peers.

We ended the year with $4.9 billion of total shareholders’ equity, not counting the capital we manage on behalf of private investors.

Strong Shareholder Return. We generated 21.6% of total shareholder return in 2016, which exceeded the majority of our peers.

Capital Management. In 2016, we continued our commitment to driving shareholder value by returning $361.0 million in shareholders’ equity through common share buybacks and dividends, while maintaining strong capital and liquidity positions and our industry-leading financial strength and claims-paying ratings. We are proud of our ability to consistently demonstrate that we are good stewards of our shareholders’ capital, returning more than $1.2 billion to our shareholders over the past three years.

Underwriting Accomplishments. In 2016, we strengthened and deepened our customer relationships, a goal that we believe has increased in importance as risk remains scarce and capital abundant. Our ability to increase and diversify our product offerings allowed us to broaden our relationships and increase the number of clients that have multiple products with us. Over 40% of our accounts are now served by our core underwriting platforms in Bermuda, the United States and Europe. We also continued to grow on all of our casualty and specialty platforms in 2016, and now derive more than half of our gross premiums written from this segment.

Strong Investment Performance and Risk Management. We built a conservative investment portfolio which performed solidly despite uncertainty in the political and market environments, generating total investment return of 3.5% for the year. Among other things, our strategic investments added significant net new value to RenaissanceRe in 2016.

Strong Strategic Plan Performance. We executed strongly against our strategic plan in 2016, strengthening our client relationships, expanding our value proposition to intermediaries, strengthening our third-party capital relationships and providing innovative new options to match capital with risk.

Compensation Highlights

What We DO:

✓	Tie pay to performance by making a significant portion of target annual compensation for our named executive officers “at-risk” pay (see page 27)

✓	Mitigate risk (see page 11)

✓	Maintain robust share ownership guidelines (see pages 21, 38)

✓	Have a clawback policy for incentive compensation (see page 37)

✓	Retain an independent compensation consultant (see page 37)

✓	Engage with our shareholders (see page 26)

✓	Require minimum vesting periods for equity awards (see page 34)

✓	Have a maximum payout cap for long-term incentives (see page 35)

✓	Have double-trigger vesting in the event of change in control (see pages 26, 36, 47)

✓	Align executive compensation with shareholder returns through long-term incentives (see page 34)

✓	Limit the amount of non-employee director compensation (see page 21)

What We DO NOT Do:

✗	No vesting of performance shares if threshold performance is not achieved (see page 35)

✗	No performance share payments at or above target for below median performance or if our absolute total shareholder return is negative (see pages 26, 35)

✗	No tax gross-ups for excise taxes (see page 25)

✗	No tax gross-ups on perquisites (see page 36)

✗	No repricing of stock options and stock appreciation rights without shareholder approval (see page 25)

✗	No special retirement programs for executive officers (see page 25)

✗	No hedging and no pledging of our shares (see pages 21, 38)

✗	No unapproved trading plans (see pages 21, 38)

✗	No payment of dividends or dividend equivalents on unvested performance shares (see page 34)

[1]	Operating income available to RenaissanceRe common shareholders, operating return on average common equity, and tangible book value per common share plus accumulated dividends are non-GAAP financial measures. A reconciliation of non-GAAP financial measures is included in Appendix A to this proxy statement.

2	Proxy Statement

PROXY SUMMARY—CONTINUED

Advisory Vote on Compensation; Shareholder Engagement

We are committed to ensuring that our shareholders fully understand our executive compensation programs, including how they align the interests of our named executive officers with those of our shareholders and how they reward the achievement of our strategic objectives. We engaged in an extensive shareholder outreach effort in 2015 and prior to our 2016 Annual General Meeting of Shareholders, speaking to or contacting shareholders representing more than 60% of our outstanding shares, and we continued to engage with our shareholders and stakeholders throughout 2016. Shareholders noted that they generally supported our strategy and consistently expressed support for the structure and design of our compensation plans and programs, particularly our emphasis on long-term equity-based incentive awards, and appreciated the opportunity to engage in these discussions and our willingness to consider their input in designing our executive compensation program. Certain changes to our executive compensation program resulting from the comprehensive compensation review process conducted by the Compensation and Corporate Governance Committee (the “Compensation Committee”) and reflecting the invaluable feedback gathered from shareholders are described in this proxy statement. Shareholder support of our programs was reflected in the results of the annual advisory “say on pay” vote and approval of our RenaissanceRe Holdings Ltd. 2016 Long-Term Incentive Plan (the “2016 LTI Plan”) at our 2016 Annual General Meeting of Shareholders, where approximately 94% of the votes cast were in support of the compensation of our named executive officers and over 93% of the votes case were in support of our 2016 LTI Plan.

Enhancements to Our Executive Compensation Program

•

Greater Percentage of Performance-Based Equity. Beginning with the 2016 grant cycle, the Compensation Committee determined to increase the relative proportion of named executive officer long-term equity-based incentive awards that are performance-based, compared to historical levels. In 2016, 50% of the long-term equity-based incentive award made to our Chief Executive Officer (and 35% of the award for each other named executive officer) was in the form of performance shares, increased from 25% for all named executive officers in 2015.

•

More Rigorous Goal-Setting. Performance share awards made in 2016 have more rigorous goals. They will pay out at target only if our relative total shareholder return is at the 53rd percentile of our performance share peer group (increased from the 50th percentile) and will not pay out greater than target if our absolute total shareholder return is negative.

•

Double-Trigger Vesting. Our 2016 LTI Plan authorizes the Compensation Committee to accelerate the vesting of awards upon a change in control only if the awards are not assumed or substituted or if a participant experiences a qualifying termination within two years following the change in control. In addition, for performance-based equity awards, vesting will be based on actual performance as of the date of the change in control or at target level if actual performance cannot be measured.

•

Refinements of and Additional Rigor to Annual Incentive Plan Methodology. In the first quarter of 2016, the Compensation Committee engaged in a robust process to approve the framework for our performance-based annual incentive bonuses. As part of the new framework, each year, commencing with the 2016 performance year, the Compensation Committee formally approves the components of the formula used to determine the business performance factor applicable to awards and the specific target, threshold and maximum goals for each component applicable for the performance year. We believe this adds to the rigor necessary to achieve payouts and will help drive focus on and performance of these priority goals.

•

Enhanced Disclosure of Annual Incentive Plan Methodology. In conjunction with the adoption of the new performance-based annual incentive bonus framework, we are providing enhanced disclosure of the terms of our revised performance-based annual incentive bonus program for 2016 in this proxy statement, including describing the new formula for our business performance factor, identifying the respective target, threshold and maximum goals for each component of the formula applicable for 2016, and describing the Compensation Committee’s annual process for setting those goals.

•

New 2016 Long-Term Incentive Plan. Our previous primary equity-based incentive plan expired in February 2016. At our 2016 Annual General Meeting of Shareholders, our shareholders approved our 2016 LTI Plan so that we can continue to grant equity awards that will align the interest of our employees, officers and directors with the long-term interests of our shareholders. Among other things, the 2016 LTI Plan provides for double-trigger vesting of awards upon a change in control (as described above), a fixed share reserve, no “liberal” definition of change in control and minimum vesting periods for all award types.

Proxy Statement 3

GENERAL INFORMATION

GENERAL INFORMATION

We are making this proxy statement and proxy available to you in connection with the solicitation of proxies by the board of directors (the “Board”) of RenaissanceRe Holdings Ltd. (“RenaissanceRe,” the “Company,” “we,” “us,” or “our”) for our 2017 Annual General Meeting of Shareholders (the “Annual Meeting”) to be held at Renaissance House, 12 Crow Lane, Pembroke HM 19, Bermuda on May 17, 2017, at 9:00 a.m. Atlantic Time, or any postponement or adjournment thereof.

This proxy statement summarizes the information you need to know to vote at the Annual Meeting. The notice regarding the availability of proxy materials, this proxy statement, the Notice of Annual General Meeting of Shareholders, and the proxy card are first being made available to shareholders on or about March 31, 2017, concurrently with the distribution of our 2016 Annual Report to Shareholders. Our Annual Report shall not be deemed to be part of this proxy statement.

Record Date

The Board has set March 17, 2017 as the record date for the Annual Meeting. On the record date, there were 40,862,360 shares of our common stock outstanding and entitled to vote.

Shareholders Entitled to Vote

If you were the beneficial owner of common shares held in street name, or a shareholder of record with respect to our common shares at the close of business on the record date, you are entitled to notice of, and may vote at, the Annual Meeting. The common shares are our only class of equity securities outstanding and entitled to vote at the Annual Meeting.

Each of our common shares entitles its holder to one vote on each matter that is voted upon at the Annual Meeting or any postponements or adjournments thereof, subject to certain provisions of our Amended and Restated Bye-laws (our “Bye-laws”) that reduce the total voting power of any shareholder owning, directly or indirectly, beneficially or otherwise, as described in our Bye-laws, more than 9.9% of the common shares to not more than 9.9% of the total voting power of our capital stock unless otherwise waived at the discretion of the Board. In addition, the Board may limit a shareholder’s voting rights where the Board deems it necessary to do so to avoid adverse tax, legal, or regulatory consequences.

The reduction of such voting power may have the effect of increasing another shareholder’s voting power to more than 9.9%, thereby requiring a corresponding reduction in such other shareholder’s voting power.

Because the applicability of the voting power reduction provisions to any particular shareholder depends on facts and circumstances that may be known only to the shareholder or related persons, we request that any holder of common shares with reason to believe that it is a shareholder whose common shares carry more than 9.9% of the voting power of RenaissanceRe contact us promptly so that we may determine whether the voting power of such holder’s common shares should be reduced. The Board is empowered to require any shareholder to provide information as to that shareholder’s beneficial ownership of common shares, the names of persons having beneficial ownership of the shareholder’s common shares, relationships with other shareholders or any other facts the directors may consider relevant to the determination of the number of common shares attributable to any person. The Board may disregard the votes attached to common shares of any holder who fails to respond to such a request or who, in the Board’s judgment, submits incomplete or inaccurate information. The Board retains the discretion to make such final adjustments that it considers fair and reasonable in all circumstances as to the aggregate number of votes attaching to the common shares of any shareholder to ensure that no shareholder’s voting power is more than 9.9% of the total voting power of our capital stock at any time.

These voting power restrictions may be waived by the Board in its sole discretion. To date, the Board has consistently enforced these voting power restrictions and has never granted such a waiver.

Quorum

Two persons present in person and throughout the Annual Meeting representing in person or by proxy more than 50% of the issued common shares entitled to vote on the matters to be considered at the Annual Meeting form a quorum for the transaction of business at the Annual Meeting. Withheld votes for the election of directors, abstentions and “broker non-votes” (shares held by a broker or nominee that does not have discretionary authority to vote on a particular matter and has not received voting instructions from its client) will be counted for purposes of determining whether a quorum is present.

Vote Required

The Board has adopted a majority vote standard in uncontested director elections, which means that director nominees for whom the number of votes cast FOR that director’s election exceeds the number of votes cast AGAINST that director’s election (with abstentions and broker non-votes not counted as a vote cast either FOR or AGAINST a director’s election) will be elected as directors at the Annual Meeting. In the event that a nominee for election fails to receive a majority of votes cast at an election which is uncontested, such nominee will tender an irrevocable resignation, and the Board will decide whether to accept or reject the resignation no later than ninety (90) days following certification of the election results. Because we did not receive proper advance notice in accordance with our Bye-laws of any shareholder nominees for Class I director, the election of directors solicited hereby is an uncontested election.

Your bank, broker or other nominee is not permitted to vote your shares on any proposal that is considered to be non-routine under the rules of the New York Stock Exchange (the “NYSE”) unless it has received your specific voting instructions with respect to that proposal. For routine matters, unless your proxy indicates otherwise, the persons named as your proxies will vote your shares according to the recommendation of the Board.

A hand vote will be taken unless a poll is requested pursuant to the Bye-laws.

4	Proxy Statement

GENERAL INFORMATION—CONTINUED

The following table summarizes the voting options, vote required for approval, and effect of abstentions and broker non-votes for each proposal to be considered at the Annual Meeting:

Proposal	Board Recommendation	Voting Options	Voting Approval Standard	Effect of Abstentions	Broker Discretionary Voting Allowed?	Effect of Broker Non-Votes
Election of four Class I director nominees	FOR each nominee	FOR, AGAINST or ABSTAIN for each director nominee	The number of votes cast FOR that director’s election exceeds the number of votes cast AGAINST that director’s election as a director at the Annual Meeting	No effect	No	No effect
Advisory vote on the compensation of our named executive officers	FOR	FOR, AGAINST or ABSTAIN	Majority of the votes cast at the Annual Meeting	No effect	No	No effect
Advisory vote on the frequency of the advisory vote on the compensation of our named executive officers	EVERY YEAR	EVERY YEAR, EVERY TWO YEARS, EVERY THREE YEARS or ABSTAIN	The option receiving the greatest number of votes will be considered when determining the frequency for holding future votes	No effect	No	No effect
Approval of the appointment of Ernst & Young Ltd. as our independent registered public accounting firm for the 2017 fiscal year and the referral of the auditors’ remuneration to the Board	FOR	FOR, AGAINST or ABSTAIN	Majority of the votes cast at the Annual Meeting	No effect	Yes	Not applicable

How to Vote

Shareholder of Record. If your common shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the shareholder of record with respect to those shares, and the notice was sent directly to you by Broadridge Financial Solutions, Inc., our tabulation agent and inspector of election.

If you are a shareholder of record, you may vote in person at the Annual Meeting, in which case we will give you a ballot when you arrive. If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote (1) by proxy over the Internet by following the instructions provided in the notice; or (2), if you requested printed copies of the proxy materials by mail, you must either (a) fill out the enclosed proxy card, date and sign it, and return it in the enclosed postage paid envelope; or (b) vote using the Internet (instructions are on the proxy card).

Beneficial Owner of Common Shares Held in Street Name. If your common shares are held in an account at a brokerage firm, bank, broker-dealer, or similar organization, then you are the beneficial owner of common shares held in street name, and the notice should have been forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner of common shares held in street name, you have the right to direct that organization on how to vote the common shares held in your account.

If you are a beneficial owner of common shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain and produce at the Annual Meeting a valid proxy from the organization that holds your common shares along with valid identification. We will give you a ballot when you arrive.

If you do not wish to vote in person or you will not be attending the Annual Meeting, you have the right to direct your brokerage firm, bank, broker-dealer, or similar organization on how to vote the common shares held in your account. Please refer to the voting instructions provided by such organization for directions as to how to vote the common shares that you beneficially own.

Revoking Your Proxy

You may change your vote or revoke your proxy at any time before your proxy is voted at the Annual Meeting. You may vote again on a later date by following the same procedures by which you submitted your original vote, or by attending the Annual Meeting and voting in person. However, your attendance at the

Proxy Statement 5

GENERAL INFORMATION—CONTINUED

Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request in writing that your prior proxy be revoked. Your latest vote or proxy, however submitted, will be counted. If you wish to change your vote or revoke your proxy, you must do so in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken.

Effect of Not Voting

Shareholder of Record. If you are a shareholder of record and you indicate when voting on the Internet that you wish to vote as recommended by our Board or sign and return a proxy card without giving specific voting instructions, then the proxies will vote your shares in the manner recommended by our Board on all matters presented in this proxy statement and as the proxies may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting. Withheld votes for election of directors and proxies marked as abstentions to a proposal will not be counted except for purposes of determining whether a quorum is present.

Beneficial Owner of Common Shares Held in Street Name. If you are a beneficial owner of common shares held in street name and the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter at least 10 days before the Annual Meeting, the organization that holds your shares will inform our inspector of election that it does not have the authority to vote on this matter with respect to your shares. When our inspector of election tabulates the votes for any particular non-routine matter, broker non-votes (like abstentions) will be counted for purposes of determining whether a quorum is present, but will not otherwise be counted. We encourage you to provide voting instructions to the organization that holds your shares by carefully following the instructions provided by that organization.

Proxy Solicitation

Your proxy is being solicited by the Board. We have engaged the firm of MacKenzie Partners to act as the solicitation agent on behalf of the Board to assist in the solicitation of proxies for a fee of $12,500, plus the reimbursement of certain expenses. The persons named in the proxy card have been designated as proxies by the Board and are officers of RenaissanceRe.

Further solicitation may be made by our directors, officers, and employees personally, by telephone, Internet, or otherwise, but such persons will not be specifically compensated for such services. We may also solicit, through bankers, brokers, or other persons, proxies from beneficial holders of the common shares. Upon request, we will reimburse brokers, dealers, banks, or similar entities for reasonable expenses incurred in forwarding copies of the proxy materials relating to the Annual Meeting to the beneficial owners of common shares that such persons hold of record.

Notice and Access

Pursuant to rules adopted by the U.S. Securities and Exchange Commission (the “SEC” or the “Commission”) and applicable Bermuda law, we are providing access to our proxy materials over the Internet, which will save costs and paper. On or about March 31, 2017, we mailed a Notice Regarding the Availability of Proxy Materials, which contains basic information about the Annual Meeting and instructions on how to view all proxy materials on a website referred to in the notice or to request to receive a printed set of the proxy materials.

The Notice Regarding Availability of Proxy Materials will also provide you with instructions on how to request that we send our future proxy materials to you electronically by e-mail or to request to receive printed copies of future proxy materials by mail.

Multiple Notices or Sets of Printed Proxy Materials

If you receive multiple notices or sets of printed proxy materials, it generally means that you hold common shares registered in more than one account. To ensure that all of your shares are voted, please vote in the manner described above with respect to each notice or in the proxy card accompanying the proxy materials.

Appraisal Rights

The Board has not proposed for consideration at the Annual Meeting any transaction for which the laws of Bermuda grant appraisal rights to shareholders.

Voting Results

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be tallied by our inspector of election and filed with the SEC on a Current Report on Form 8-K within four business days following the Annual Meeting.

6	Proxy Statement

PROPOSAL 1: ELECTION OF DIRECTORS

PROPOSAL 1: ELECTION OF DIRECTORS

Our Bye-laws provide that the number of directors shall be determined by our Board and shall be between eight and eleven members. Currently, that number has been fixed by the Board at eleven. The Board consists of three classes, with directors of one class elected each year for terms extending to the annual general meeting of shareholders held in the third year following their election.

Director Nominees

The terms of our Class I directors will expire at the Annual Meeting. The Board, upon the recommendation of the Compensation Committee, has nominated David C. Bushnell, James L. Gibbons, Jean D. Hamilton and Anthony M. Santomero for election as Class I directors. Messrs. Bushnell, Gibbons and Santomero and Ms. Hamilton were last elected to the Board at our 2014 Annual General Meeting of Shareholders. If elected at the Annual Meeting, the nominees to serve as Class I directors will serve until the expiration of their term in 2020, or until their earlier resignation or removal.

We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected. However, if a nominee becomes unable or unwilling to accept a nomination or election, the Board may select a substitute nominee and the common shares represented by proxies may be voted for such nominee unless shareholders indicate otherwise.

Each nominee has extensive business experience, education and personal skills that qualify him or her to serve as an effective Board member. The specific experience and qualifications of the nominees are set forth below.

Class I Director Nominees (whose terms, if elected, will expire in 2020)

David C. Bushnell Age: 62 Director Since: 2008 Chair of the Audit Committee	Mr. Bushnell has served as the principal of Bushnell Consulting, a financial services consulting firm, since 2008. Mr. Bushnell retired from Citigroup Inc. (“Citigroup”) in 2007, after 22 years of service. Mr. Bushnell served as the Senior Risk Officer of Citigroup from 2003 through 2007 and retired as Chief Administrative Officer in 2007. Following his retirement from Citigroup, Mr. Bushnell served as a consultant to Citigroup until December 31, 2008. Previously, Mr. Bushnell worked for Salomon Smith Barney Inc. (later acquired by Citigroup) and its predecessors in a variety of positions, including as a managing director and Chief Risk Officer. Mr. Bushnell served on the Board of Directors and as Chief Risk Officer of Cordia Bancorp Inc. (“Cordia”), a public bank holding company, and its wholly owned subsidiary, Bank of Virginia, from 2011 until Cordia was acquired in September 2016.

James L. Gibbons Age: 53 Director Since: 2008 Non-Executive Chair of the Board Member of the Transaction and Offerings Committees	Mr. Gibbons is Chairman of Harbour International Trust Company Limited and the Treasurer of Edmund Gibbons Limited. Mr. Gibbons also serves as a Senior Adviser and Director of Clarien Group Limited (“Clarien”), an international financial company, as well as President of Bermuda Air Conditioning Limited. Mr. Gibbons served as a member of the Board of Directors of Nordic American Tankers Limited, a publicly held company, from June 2013 to June 2016. From 1999 to 2013, Mr. Gibbons, a Bermudian citizen, served as Chair of Capital G Bank Limited, a majority of the equity of which was acquired by Clarien, and from 1999 to 2010, he served as President and Chief Executive Officer of CAPITAL G Limited.

Jean D. Hamilton Age: 70 Director Since: 2005 Member of the Compensation and Corporate Governance Committee	Ms. Hamilton is an independent consultant and private investor and a Member of Brock Capital Group LLC. Previously, she held various positions with Prudential Financial, Inc., including Executive Vice President, and was Chief Executive Officer of Prudential Institutional from 1998 through 2002. Prior to joining Prudential, she held several positions with The First National Bank of Chicago, including Senior Vice President and Head of the Northeastern Corporate Banking Department. She is currently a Trustee, a member of the Audit Committee and Deferred Compensation Committee, and Chair of the Board Valuation Committee, of First Eagle Funds and First Eagle Variable Funds.

Anthony M. Santomero Age: 70 Director Since: 2008 Chair of the Investment and Risk Management Committee	Mr. Santomero served as Senior Advisor at McKinsey & Company from 2006 to 2008. From 2000 to 2006, Mr. Santomero was President and Chief Executive Officer of the Federal Reserve Bank of Philadelphia. Prior to joining the Federal Reserve, Mr. Santomero was the Richard K. Mellon Professor of Finance at the University of Pennsylvania’s Wharton School and held various positions there, including Director of the Financial Institutions Center and Deputy Dean. Mr. Santomero serves on the Boards of Directors of Penn Mutual Life Insurance Company, Citigroup, Citibank, N.A. and Columbia Funds. Mr. Santomero currently serves as the Chair of the Risk Management Committee and a member of the Audit Committee and Executive Committee of Citigroup and Chairman of the Board of Directors of Citibank, N.A. In addition, Mr. Santomero served on the Board of Directors of B of A Fund Series Trust from 2008 until 2011.

Proxy Statement 7

PROPOSAL 1: ELECTION OF DIRECTORS—CONTINUED

Recommendation and Vote

Each nominee for election to serve as a Class I director who receives a majority of the votes cast at the Annual Meeting will be elected as a director. However, in the event that a nominee for election fails to receive a majority of votes cast at the Annual Meeting, such nominee will tender an irrevocable resignation that will be effective upon the

Board’s acceptance of such resignation. Upon the submission of such resignation, the Compensation Committee will promptly consider the resignation and make a recommendation to the Board, and the Board will consider any relevant factors in deciding whether to accept or reject the director’s resignation.

THE BOARD UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE ELECTION OF MR. BUSHNELL, MR. GIBBONS, MS. HAMILTON AND MR. SANTOMERO.

Continuing Directors

The members of the Board whose terms do not expire at the Annual Meeting and who are not standing for election at this year’s Annual Meeting are set forth below. Each of the directors has extensive business experience, education and personal skills in their respective fields that qualify them to serve as an effective Board member. The specific experience and qualifications of each director is set forth below.

Class II Directors (whose terms expire in 2018)

Brian G. J. Gray Age: 54 Director Since: 2013 Member of the Investment and Risk Management, Transaction and Offerings Committees	From 2008 until his retirement in 2012, Mr. Gray served as Group Chief Underwriting Officer of Swiss Reinsurance Company Ltd. (“Swiss Re”) and was a member of Swiss Re’s Group Executive Committee. From 2005 through 2008, he was a member of the Group Executive Board, responsible for underwriting Property and Specialty Product Lines on a global basis for Swiss Re. Mr. Gray joined Swiss Re in Canada in 1985, and served in a variety of roles, including President and Chief Executive Officer of Swiss Re Canada from 2001 to 2005 and Senior Vice President of Swiss Re Canada from 1997 to 2001.

William F. Hagerty IV Age: 57 Director Since: 2015 Member of the Compensation and Corporate Governance Committee	From January 2011 until the end of the gubernatorial term in January 2015, Mr. Hagerty served as Tennessee Commissioner of Economic and Community Development. During that period, he was also responsible for the Tennessee Film, Entertainment and Music Commission and served as Chairman of the Tennessee Technology Development Corporation. Previously, Mr. Hagerty served as a Founder and Managing Director of Hagerty, Peterson & Company, LLC (“Hagerty Peterson”), a private equity investment and advisory firm, from 1996 to 2010. Prior to the founding of Hagerty Peterson, Mr. Hagerty was affiliated with Trident Capital, L.P., a private equity investment firm, from 1993 to 1994. From 1991 to 1993, Mr. Hagerty served as a member of the White House Staff. Mr. Hagerty began his professional career at the Boston Consulting Group, where he worked on five continents between 1984 and 1991. Mr. Hagerty has served on the Board of Directors and as a member of the Audit Committee and Human Resources and Compensation Committee of Pinnacle Financial Partners, a publicly traded financial services firm, since 2015, and on the Board of Directors and as a member of the Audit Committee of Ryman Hospitality Properties, Inc., a publicly traded hospitality and entertainment company, since 2016.

Kevin J. O’Donnell Age: 50 Director Since: 2013 Chair of the Transaction and Offerings Committees	Mr. O’Donnell has served as our Chief Executive Officer since July 2013 and as our President since November 2012. Mr. O’Donnell previously served in a number of roles since joining the Company in 1996, including Global Chief Underwriting Officer, Executive Vice President, Senior Vice President, Vice President, and Assistant Vice President. Mr. O’Donnell also serves as the Chair of the Association of Bermuda Insurers and Reinsurers and the Vice-Chair of the Global Reinsurance Forum.

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PROPOSAL 1: ELECTION OF DIRECTORS—CONTINUED

Class III Directors (whose terms expire in 2019)

Henry Klehm III Age: 58 Director Since: 2006 Chair of the Compensation and Corporate Governance Committee	Mr. Klehm has been a partner at the law firm Jones Day since 2008 and has been the Practice Leader of the firm’s Securities Litigation and SEC Enforcement Practice since January 2017. From 2002 to 2007, Mr. Klehm served as Global Head of Compliance for Deutsche Bank, AG. Prior to joining Deutsche Bank, AG, Mr. Klehm served as Chief Regulatory Officer and Deputy General Counsel at Prudential Financial from 1999 to 2002. Prior to joining Prudential, Mr. Klehm served in various positions with the SEC, including as Senior Associate Director of the Northeast Regional Office.

Ralph B. Levy Age: 71 Director Since: 2007 Member of the Audit, Transaction and Offerings Committees	In January 2012, Mr. Levy joined JAMS as an Atlanta office arbitration and mediation neutral panel member. In 2011, Mr. Levy retired from his position as a Senior Partner at the law firm King & Spalding LLP, which he joined in 1974 and where he served as Managing Partner from 1993 to 1999. Mr. Levy is a former chairman (2004 to 2006) of, and served from 2000 through June 2012 as a member of, the Board of Directors of the Attorneys’ Liability Assurance Society (Bermuda) Ltd., then a Bermuda-based mutual insurance company which has since redomesticated in the United States, and its subsidiary, Attorneys’ Liability Assurance Society, Inc. Earlier in his career, Mr. Levy served as a military trial lawyer and judge in the U.S. Navy Judge Advocate General’s Corp.
Carol P. Sanders Age: 50 Director Since: 2016 Member of the Audit Committee	Ms. Sanders has served as the President of Carol P. Sanders Consulting, LLC, providing consulting services to the insurance and technology industries, since June 2015. From June 2013 until June 2015, she served as Executive Vice President, Chief Financial Officer and Treasurer of Sentry Insurance a Mutual Company. Previously she served as the Executive Vice President and Chief Operating Officer of Jewelers Mutual Insurance Company from November 2012 until June 2013, where she also served as Senior Vice President, Chief Financial Officer and Treasurer from May 2011 until November 2012 and as Chief Financial Officer and Treasurer from 2004 until May 2011, after holding a series of positions of increasing responsibility in finance, accounting, treasury and tax. Ms. Sanders has served on the Board of Directors of Alliant Energy Corporation, a publicly traded public utility holding company, since 2005, where she currently chairs the Compensation and Personnel Committee and serves as a member of the Nominating and Governance Committee and the Executive Committee. In 2016, she joined the Board of Directors of First Business Financial Services, Inc., a publicly traded registered bank holding company, where she is a member of the Audit Committee.

Edward J. Zore Age: 70 Director Since: 2010 Member of the Investment and Risk Management Committee	Mr. Zore served in a variety of capacities at The Northwestern Mutual Life Insurance Company (“Northwestern Mutual”), principally as Chairman (2009 to 2010), as Chief Executive Officer (2001 to 2010), and as President (2000 to 2009). He served on the Northwestern Mutual Board of Trustees from 2000 until May 2016. Mr. Zore began his career with the Northwestern Mutual investment department, and also served as the company’s Executive Vice President, Chief Financial Officer and Chief Investment Officer, and as a director of Northwestern Mutual Series Fund, Inc. He is the Lead Director of the Board of Directors of ManpowerGroup Inc., a publicly traded multinational human resource consulting firm, and is the Chair of its Executive Compensation and Human Resources Committee. Previously, Mr. Zore served as Chairman of the Board of Mason Street Funds, Inc. from 2000 to 2007.

Our Board regularly reviews the biographical backgrounds and particular skills of its current members and potential nominees in connection with its ongoing evaluation of Board composition. Please see “Corporate Governance—Committees of the Board—

Compensation and Corporate Governance Committee—Director Qualifications” and “Corporate Governance—Committees of the Board—Compensation and Corporate Governance Committee—Director Nomination Process” below for a detailed discussion.

Proxy Statement 9

CORPORATE GOVERNANCE

CORPORATE GOVERNANCE

Our Commitment to Corporate Governance

Our Board and management have a strong commitment to effective corporate governance. We believe we have a comprehensive corporate governance framework which takes into account applicable regulatory requirements and best practices. The key components of this framework are set forth in the following documents:

•	our Bye-laws;

•	our Guidelines on Significant Corporate Governance Issues (our “Corporate Governance Guidelines”);

•	our Code of Ethics and Conduct (our “Code of Ethics”);

•	our Audit Committee Charter; and

•	our Compensation and Corporate Governance Committee Charter.

A copy of each of these documents is published on our website at www.renre.com under “Investor Information—Corporate Governance,” except our Bye-laws, which are filed with the SEC and can be found on the SEC website at www.sec.gov. Each of these documents is available in print to any shareholder upon request. The Board regularly reviews corporate governance developments and modifies our Corporate Governance Guidelines, Code of Ethics, committee charters, and key Board practices as the Board believes to be warranted.

Director Independence

The NYSE listing standards require that a majority of our directors be independent. For a director to be considered independent, the Board must determine that the director does not have any direct or indirect material relationship with us either directly or as a partner, shareholder or officer of an organization that has a relationship with us. Our Corporate Governance Guidelines provide that a majority of our directors will meet the NYSE’s independence criteria and set forth additional parameters that the Board uses to determine director independence, which we believe are more stringent than the independence requirements in the NYSE listing standards. In addition, the Board considers all relevant facts and circumstances known or reported to it in making independence determinations.

The Compensation Committee has reviewed the independence of each of our current directors and affirmatively determined that each of Mses. Hamilton and Sanders and Messrs. Bushnell, Gibbons, Gray, Hagerty, Klehm, Levy, Santomero and Zore are independent. Mr. O’Donnell is not independent because of his employment as our President and Chief Executive Officer.

In particular, when making its independence determinations, the Compensation Committee considered the following relationships and determined that none of the directors involved had a material relationship with us as a result of these relationships. Mr. Santomero serves as a director of Citigroup. We have current and historical financial relationships with Citigroup and its subsidiaries and affiliates, including Citigroup acting as one of the joint lead managers of our March 2015 underwritten offering of $300 million aggregate principal amount of 3.70% Senior Notes due 2025, being a party to letter of credit facilities with us, and having roles in other past offerings of our securities. Jones Day, the law firm at which Mr. Klehm is a partner, received fees from Platinum Underwriters Holdings, Ltd. (“Platinum”) of less than $10,000 in 2015 for work relating to Platinum’s defined contribution plans. Mr. Klehm was not involved in the provision of these services, which occurred before we acquired Platinum. Mr. Gibbons is the Treasurer of Edmund Gibbons Limited, the parent company of Colonial Group International (“Colonial”). As discussed in more detail under “Certain Relationships and Related Transactions,” we have immaterial business relationships with Colonial as a result of our acquisition of Platinum. Colonial provided health insurance plans to Platinum for which we paid a total of approximately $15,742 in 2016 and $28,955 in 2015. These plans are due to expire in June 2017. In addition, subsidiaries of Platinum entered into reinsurance contracts with Colonial pursuant to which we received premiums from Colonial of approximately $143,000 during 2015 and $331,000 during 2016. We renewed certain of these reinsurance contracts in December 2016 and expect to receive premiums of approximately $287,000 from Colonial in 2017 as a result of those renewals. Mr. Gibbons is not directly involved in the management of Colonial and all of the transactions with Colonial were entered into in the ordinary course of business on terms available to similarly situated parties. Furthermore, Colonial did not make payments to or receive payments from us in an amount which, in any of the last three fiscal years, exceeded the greater of $1 million or 2% of Colonial’s consolidated gross revenues.

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CORPORATE GOVERNANCE—CONTINUED

Board Leadership Structure

Role of the Non-Executive Chair of the Board

Pursuant to our Corporate Governance Guidelines, the Chair of the Board may be an officer and director or an outside director and may or may not be the Chief Executive Officer, at the option of the Board. The Board believes it should be free to make these determinations depending on what it believes is best for our shareholders in light of all the circumstances. At this time, the Board has determined that it is appropriate to separate the roles of Chair and Chief Executive Officer. The Board believes that having an independent director serve as Non-Executive Chair of the Board is in the best interest of shareholders at this time and that this structure currently assists the independent directors in the oversight of the Company and facilitates participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board.

Currently, Mr. Gibbons serves as the Non-Executive Chair of the Board.

In addition to chairing each meeting of the Board, the responsibilities of the Non-Executive Chair of the Board include: (i) having the authority to call meetings of the Board; (ii) setting the agendas for the Board meetings and executive sessions to ensure that the Board members receive the information necessary to fulfill the Board’s primary responsibilities; (iii) chairing executive sessions of the independent directors; (iv) briefing the Chief Executive Officer on issues arising in the executive sessions, as appropriate; (v) facilitating discussion among the independent directors on key issues and concerns outside of a Board meeting and serving as a non-exclusive conduit to the Chief Executive Officer of the views, concerns, and issues of the independent directors; (vi) interviewing candidates for directorship; and (vii) together or in coordination with the Chief Executive Officer, representing the organization in external interactions with certain of our stakeholders and employees.

The Non-Executive Chair of the Board does not serve as a member of the Audit Committee, the Compensation Committee or the Investment and Risk Management Committee, but rather attends such meetings and other functions of the committees on an ex officio basis as the facts and circumstances warrant. The Non-Executive Chair of the Board serves as a member of the Transaction Committee and Offerings Committee, which meet on an as-needed basis.

Executive Sessions

Separate executive sessions of our non-management directors are held in conjunction with each regular quarterly Board meeting. The Non-Executive Chair of the Board presides at these executive sessions of the Board. The standing committees of the Board also conduct regular executive sessions, which are chaired by the respective chairpersons of the committees.

Board Role in Risk Oversight

We consider enterprise-wide risk management to be a key strategic objective and believe that our enterprise-wide risk management processes and practices help to identify potential events that may affect us, quantify, evaluate and manage the risks to which we are exposed, and provide reasonable assurance regarding the achievement of corporate objectives. The Board is responsible for overseeing enterprise-wide risk management and is actively involved in the monitoring of risks that could affect us. The members of the Board have regular, direct access to the senior executives and other officers responsible for coordinating enterprise-wide risk management, including our Chief Financial Officer, Group Chief Risk Officer, and Group General Counsel and Chief Compliance Officer, each of whom reports directly to our Chief Executive Officer, as well as other senior personnel such as our Chief Accounting Officer and Corporate Controller and Head of Internal Audit.

Generally, the Board delegates its risk management responsibilities to its committees as set forth in the committee charters and described under “Committees of the Board” below. Each committee regularly receives and discusses materials from the other committees, and we believe this allows the directors to be cognizant of the various risks across the Company. Each committee performs a comprehensive annual self-assessment as part of the Board’s overall governance effectiveness review and assessment, which reflects the committees’ evaluation of our corporate risk management practices and, if applicable, the identification of potential new oversight needs in light of changes in our strategy, operations or business environment. The Non-Executive Chair of the Board participates in meetings of each committee from time to time on an ex officio basis and seeks to monitor the identification of risks or other matters that might require cross-committee coordination or the attention of the full Board. In addition, management representatives from our risk, administrative, legal, accounting and internal audit functions separately meet with, and are interviewed by, the Audit Committee in executive sessions. Our Group Chief Risk Officer separately meets with the Investment and Risk Management Committee in executive session.

Our Compensation Committee reviews our compensation programs for consistency with our risk management practices and to assist us in ensuring that our programs align our executives and employees with the long-term interests of shareholders in light of the market cycles and earnings volatility that characterizes our industry. For a discussion regarding our compensation policies and practices as they relate to our risk management see “Executive Compensation—Compensation Discussion and Analysis—Compensation Governance—Compensation and Risk Management” below.

Proxy Statement 11

CORPORATE GOVERNANCE—CONTINUED

Committees of the Board

The Board maintains five standing committees: the Audit Committee, the Compensation Committee, the Investment and Risk Management Committee, the Transaction Committee and the Offerings Committee.

The current members of each committee are as follows:

	Audit Committee	Compensation and Corporate Governance Committee	Investment and Risk Management Committee	Transaction Committee	Offerings Committee
Ralph B. Levy	x			x	x
David C. Bushnell	Chair
James L. Gibbons				x	x
Brian G. J. Gray			x	x	x
Jean D. Hamilton		x
William F. Hagerty IV		x
Henry Klehm III		Chair
Kevin J. O’Donnell				Chair	Chair
Carol P. Sanders	x
Anthony M. Santomero			Chair
Edward J. Zore			x

Audit Committee

The Audit Committee presently consists of Messrs. Bushnell (Chair) and Levy and Ms. Sanders. The Board has determined that each member of the Audit Committee meets the independence standards of the Commission and the NYSE. The Board has also determined that each member of the Audit Committee is financially literate and has accounting or related financial management expertise as required by NYSE rules and is an “audit committee financial expert” under the Commission’s rules. During his tenure at King & Spalding LLP, Mr. Levy represented various accounting and consulting actuary firms and oversaw the law firm’s senior accounting officer. In addition, Mr. Levy’s board experience at both RenaissanceRe and the Attorneys’ Liability Assurance Society (Bermuda) Ltd. has supplemented his knowledge and understanding of accounting and financial issues. Each other member of the Audit Committee qualifies as an audit committee financial expert based upon his or her relevant prior experience as a principal financial officer, principal accounting officer, controller, public accountant or auditor or person performing similar functions, as a person actively supervising one of the forgoing positions, or as a person overseeing or assessing the performance of companies with respect to the preparation, auditing or evaluation of financial statements, as set forth in his or her biography under “Proposal 1: Election of Directors” above.

The Audit Committee’s primary purposes are to assist the Board with oversight of: (i) the integrity, quality and accuracy of our financial statements, including internal controls; (ii) our compliance with legal and regulatory requirements; (iii) our independent auditors’ qualifications, independence and performance; and (iv) the performance of our internal audit function. The Audit Committee’s responsibilities and duties, as more fully described in its charter, are to:

•	Financial Reporting. Review and discuss our annual and quarterly financial statements and related matters, accounting principles, judgments, regulatory developments relating to financial statements or accounting policies, earnings press releases and guidance provided to analysts and rating agencies, and other financial reporting matters with management, the independent auditor and the internal auditor, as appropriate;

•

Independent Auditor. Be directly responsible for the appointment, compensation, retention and oversight of the independent auditor and oversee the relationship, including reviewing and approving the annual engagement, pre-approving all audit and permitted non-audit services and fees, evaluating the independent auditor’s independence, receiving all required communications, and reviewing the scope of the independent auditor’s work and any issues they may have encountered;

•

Financial Reporting Processes. Review our financial reporting processes in consultation with our independent auditor, internal auditor and management, including discussing the internal control report required to be included in our Annual Report on Form 10-K and any major changes to auditing and accounting principles;

•

Compliance Oversight Responsibilities. Oversee compliance-related matters, including reviewing and approving changes to the Code of Ethics, receiving reports from the Chief Compliance Officer, advising the Board on compliance, establishing procedures for the receipt of complaints regarding accounting and related matters, and overseeing and receiving reports from our management-based Controls and Compliance Committee, which is responsible for implementing and reviewing policies, procedures, and practices relating to accounting, financial reporting, internal controls, regulatory, legal, compliance, and related matters, for ensuring our compliance with applicable laws, regulations, and other relevant standards and for reviewing and approving structured or complex transactions and products that may pose accounting, regulatory, financial reporting, compliance, legal, reputation, tax, or other risks to the Company;

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CORPORATE GOVERNANCE—CONTINUED

•

Internal Audit Function. Ensure that we maintain an internal audit function to provide management and the Audit Committee with ongoing assessments of our risk management processes, system of internal control and governance processes and oversee our internal audit function; and

•

Other Responsibilities. Assist with evaluation of financial reporting and operational risks, report to the Board on issues related to financial statement integrity, legal or regulatory compliance, and other matters, and facilitate communications between the Board, independent auditor, internal auditor and management.

Compensation and Corporate Governance Committee

The Compensation Committee presently consists of Mr. Hagerty, Ms. Hamilton and Mr. Klehm (Chair). The Board has determined that each member of the Compensation Committee meets the independence standards of the Commission and the NYSE.

The Compensation Committee’s primary purposes are to assist the Board in carrying out its responsibilities with respect to (a) Board and key executive compensation; (b) Board nomination and evaluation matters; and (c) corporate governance matters. The Compensation Committee’s responsibilities and duties, as more fully described in its charter, are to:

•

Compensation. Be primarily responsible for overseeing Chief Executive Officer compensation and performance, key executive officer compensation, executive compensation policies, programs, and shareholdings levels, Board compensation policies, programs and shareholdings levels, benefits plans for officers and other employees, personnel policies, and Chief Executive Officer and key executive officer succession planning and organizational development planning, including:

•	Establishing and overseeing our executive compensation philosophy and reviewing its competitiveness;

•	Determining all aspects of Chief Executive Officer compensation, including setting corporate and individual performance goals and objectives and evaluating the Chief Executive Officer’s performance;

•	Discussing the Chief Executive Officer’s evaluation of and reviewing and approving his compensation recommendations for other key executives;

•

Approving new and amended incentive-compensation and equity-based plans, approving the terms and payouts of incentive plan awards for the Chief Executive Officer and other key executives, administering all stock-based compensation plans and approving grants under such plans;

•	Approving and reviewing non-employee director compensation;

•	Reviewing and approving policies related to executive perquisites, including the use of our corporate aircraft;

•	Reviewing and approving employment, consulting, severance and other similar agreements with the Chief Executive Officer and other key executives;

•	Reviewing and advising on executive succession planning;
•	Establishing stock ownership policies for executives and directors;

•	Overseeing and approving, where appropriate, matters related to executive compensation, say on pay, and other compensation disclosures included in our proxy statements; and

•	Reviewing and analyzing risks associated with our compensation programs.

•	Board Nomination Matters. Be primarily responsible for overseeing and supervising the nominating process for prospective members of the Board, including:

•	Establishing the criteria and procedures for the identification, selection and recommendation of new directors; and

•	Leading the director selection process, including retaining a search firm, if desired, developing a list of potential candidates, evaluating candidates and recommending nominees to the Board.

•

Corporate Governance Matters. Be primarily responsible for developing our corporate governance principles, overseeing the Board’s overall effectiveness reviews, review of individual director performance and similar matters, and overseeing the establishment of criteria for the directors and policies regarding the structure of the Board and its committees, including:

•	Reviewing the skills and competencies the Board needs;

•	Reviewing the performance of directors and recommending directors to the Board for re-election;

•	Reviewing and recommending changes to committee chairpersons, composition and functions and reviewing committee self-evaluations;

•

Evaluating the overall effectiveness of the Board, including compliance with legal and regulatory requirements such as the independence requirements of the NYSE and qualifications of the Audit Committee members, and recommending any changes in the Board’s practices or personnel;

•	Overseeing the new director orientation process and director continuing education policies;

•	Reviewing any properly submitted shareholder proposals; and

•	Developing, overseeing compliance with and recommending changes to our Corporate Governance Guidelines.

•

Outside Advisors. Select, retain and dismiss compensation consultants, financial and other advisors, and independent legal counsel as it deems necessary in accordance with the procedures set forth in the charter and considering independence and potential conflicts of interest.

Director Qualifications

As discussed in our Corporate Governance Guidelines, we do not set specific criteria for directors but believe that candidates should show evidence of leadership in their particular field and have broad experience and the ability to exercise sound business judgment. The Board considers the diversity, skills, and experience of candidates in the context of the needs of the Board as a whole. In selecting

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CORPORATE GOVERNANCE—CONTINUED

directors, the Board generally seeks a combination of qualities and experience that will contribute to the exercise of the duties of the Board, including active or former chief executive or senior officers of major complex businesses, leading academics and entrepreneurs.

Our Compensation Committee takes a holistic approach to identifying and considering potential director nominees and evaluating the current composition of our Board, focusing on the composition and competencies of our Board as a whole, how the traits possessed by individual director nominees complement one another, the ability of the current and proposed members to operate collegially and effectively, and the intersection of these factors with our current strategy, operational plans and oversight requirements. Accordingly, when evaluating individual director nominees the Compensation Committee considers, among others, the following factors:

•	the personal and professional ethics, integrity and values of the candidate;

•

the independence of the candidate under legal, regulatory and other applicable standards, including the ability of the candidate to represent all of our shareholders without any conflicting relationship with any particular constituency;

•	the business acumen, leadership qualities and record of accomplishment of the candidate;

•

the professional experience and industry expertise of the candidate and whether this will add to or complement that of the existing Board, in light of our evolving strategic and operational plans over time;

•	the compatibility of the candidate with the existing Board;

•	the ability and willingness of the candidate to devote sufficient time to carrying out Board duties and responsibilities fully and effectively, in particular in light of our Bermuda location;

•

the commitment of the candidate to serve on our Board for a potentially extended period of time, given the benefits our Board ascribes to continuity and a breadth of experience with our strategies and risk management processes, and with a view toward effective oversight of management’s efforts to attempt to ensure the safety and soundness of our Company in light of the market cycles and earnings volatility that characterize our industry, as well as other matters;

•	maintaining a diversity of skills, experience, and viewpoints represented on the Board as a whole; and

•	other attributes of the candidate, our business and strategic conditions and external factors that the Compensation Committee deems appropriate.

The Compensation Committee has the discretion to weigh these factors as it deems appropriate. The importance of these factors may vary from candidate to candidate, depending on our evolving circumstances, and no particular criterion is necessarily applicable to all prospective nominees.

Board Diversity

Our Board believes that the backgrounds and qualifications of the directors, considered as a group, should provide a diverse mix of skills, viewpoints, experience, knowledge, and abilities that will allow the Board to fulfill its responsibilities, taking into account our evolving strategic direction and needs. The Compensation Committee evaluates and discusses diversity at both the Board and the committee levels when carrying out its director selection, recruitment and nomination obligations and also when assessing the performance of current directors. This assessment is undertaken by the Compensation Committee at least annually.

Director Nomination Process

The Compensation Committee is responsible for identifying and recommending to the Board qualified candidates for nomination to the Board. It regularly assesses the appropriate size and composition of the Board and whether any vacancies are expected due to retirement or other reasons. Candidates may come to the attention of the Compensation Committee through our current Board members or executive officers, professional search firms, shareholders, or other persons. From time to time, the Compensation Committee engages executive recruiters to identify potential nominees to the Board and to provide related services such as background checks and other due diligence.

Candidates recommended by shareholders for nomination to the Board will be considered and evaluated by the Compensation Committee using the same process and criteria that we use to evaluate other candidates, assuming the proper procedures for shareholder nominations are followed. The Compensation Committee will consider nominees to the Board recommended by no fewer than 20 shareholders holding in the aggregate not less than 10% of the outstanding paid-up share capital of RenaissanceRe. Any shareholder recommendation must be sent to our Corporate Secretary not less than 60 days prior to the scheduled date of the annual general meeting of shareholders and must set forth for each nominee: (i) the name, age, business address, and residence address of the nominee; (ii) the principal occupation or employment of the nominee; (iii) the class or series and number of shares of capital stock of RenaissanceRe that are owned beneficially or of record by the nominee; and (iv) any other information relating to the nominee that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations promulgated thereunder. The written notice must also include the following information with regard to the shareholders giving the notice:

•	the name and record address of such shareholders;

•	the class or series and number of shares of capital stock of RenaissanceRe that are owned beneficially or of record by such shareholders;

•

a description of all arrangements or understandings between such shareholders and each proposed nominee and any other person (including his or her name and address) pursuant to which the nomination(s) are to be made by such shareholders;

•	a representation that such shareholder intends to appear in person or by proxy at the annual general meeting of shareholders to nominate the persons named in its notice; and

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CORPORATE GOVERNANCE—CONTINUED

•	any other information relating to such shareholder that would be required to be disclosed in a proxy statement or other filing.

Such notice must be accompanied by a written consent of each proposed nominee to be named as a nominee and to serve as a director if elected. The Compensation Committee may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

Compensation Processes and Procedures

The Compensation Committee charter provisions set forth above outline the scope of the authority of the Compensation Committee. Pursuant to its charter, the Compensation Committee may form and delegate any of its responsibilities to a subcommittee composed of one or more members of the committee.

Our Chief Executive Officer, Chief Financial Officer, Group General Counsel and other key members of our human resources function each help support the Compensation Committee’s executive compensation process and regularly attend and participate in portions of the Compensation Committee’s meetings. Our Chief Executive Officer provides the Compensation Committee with strategic context regarding our products, underwriting and operational risks, strategy and performance, and shareholder value-creation over time. He also advises the Compensation Committee on matters such as the alignment of our incentive plan performance measures with our overall strategy and the impact of the design of our equity incentive awards on our ability to attract, motivate and retain highly talented executive officers. The Chief Executive Officer also makes recommendations to the Compensation Committee regarding the compensation of key executive officers who report to him, including our named executive officers, and reports to the Compensation Committee regarding his evaluation of the performance of our named executive officers (other than the Chief Executive Officer). Our Chief Financial Officer provides the Compensation Committee with internal and external analyses regarding the structure and competitiveness of our compensation programs and the details of the design and operation of our various compensation and incentive plans, and provides the Compensation Committee with detailed reviews of the estimated and actual results for the performance measures impacting estimated and actual payments to the executive officers. Our Group General Counsel provides input on the Board’s and the Compensation Committee’s governance and legal obligations and analyses of developments relating to the legal and regulatory environment applicable to us.

The Compensation Committee reviews director compensation annually with the assistance of Mercer (U.S.) Inc. (“Mercer”), its independent compensation consultant. The Chief Executive Officer is not involved in making decisions regarding director compensation.

The Compensation Committee has the authority to retain and terminate outside advisors, including compensation consultants and counsel, to assist it with its responsibilities, including its evaluation of our compensation plans and programs and determination of the actual and proposed compensation for executive officers and directors. The Compensation Committee also has the authority to approve any such consultant’s fees, which are paid by the Company. Mercer and counsel to the Board regularly attend Compensation

Committee meetings, both with and without management present. The Compensation Committee’s current utilization of outside compensation consultants on executive compensation matters is summarized below under “Executive Compensation—Compensation Discussion and Analysis—The Compensation Process—Role of the Independent Compensation Consultant.”

Succession Planning

On behalf of the Board, our Compensation Committee collaborates with our Chief Executive Officer in the development and monitoring of our programs for emergency and long-term executive succession. The Compensation Committee generally reviews these matters with our Chief Executive Officer quarterly. Individuals who are identified as having potential for senior executive positions are identified to the Compensation Committee, in part utilizing the results of the Company’s internal review and feedback processes. The careers of such persons are monitored to ensure that over time they have appropriate exposure both to the Board and to our businesses. These individuals interact with our Board in various ways, including through participation in Board meetings and other Board-related activities and meetings with individual directors. The Compensation Committee regularly briefs the full Board on these matters.

Investment and Risk Management Committee

The Investment and Risk Management Committee presently consists of Messrs. Gray, Santomero (Chair) and Zore.

The Investment and Risk Management Committee has adopted a written charter, which is reviewed and assessed annually.

The Investment and Risk Management Committee’s primary purpose is to assist the Board with oversight of our investment activities and financial risk management. The Investment and Risk Management Committee’s responsibilities and duties, as more fully described in its charter, are to:

•

Investment Oversight. Discuss investment strategies, performance and risk management with our Chief Investment Officer and other senior officers; review management’s procedures regarding development and compliance with investment strategies, risk limits, guidelines and objectives; ensure adequate procedures to monitor adherence to our investment guidelines and limits; oversee and review performance measurement systems we use to monitor the performance of our investment portfolio and evaluate our performance; review and evaluate the performance of our investment managers; and oversee the means and process by which we discharge our fiduciary duties with respect to investment matters to minority investors in our managed joint ventures.

•

Financial Risk Management Oversight. Assist the Board in assessing and providing oversight to management relating to the identification and evaluation of our financial, non-operational risks, in coordination with the Audit Committee; oversee the establishment and maintenance of regular reporting systems by management to the Investment and Risk Management Committee of current and projected financial, non-operational risks, and assess the adequacy of management’s risk assessments and the appropriateness of any significant judgments made by

Proxy Statement 15

CORPORATE GOVERNANCE—CONTINUED

management in such assessments; oversee management’s processes for establishing and monitoring risk and capital limits, guidelines and other non-binding controls, including advising the Board as to its reviews and reviewing the work of our internal audit function as it relates to relevant non-operational risks; oversee the processes we use to identify, manage and evaluate key financial risks, including risks related to liquidity, solvency margins, reinsurance program limits, third party credit risk and foreign exchange exposure; inquire of management about significant financial, non-operational risks or exposures and assess the steps management has taken or plans to take to minimize, offset or tolerate such risks; and review and report to the Board regarding risks in our liability portfolios.

Cross-Committee Risk and Strategy Oversight Collaboration

Our Audit, Compensation and Investment and Risk Management Committees coordinate their oversight of our financial and operating risks and routinely collaborate to address specific matters requiring coordination and cross-committee oversight. At their quarterly meetings, each committee reviews and discusses its current agenda and future agendas in the context of our strategic plan and any new

Company, industry or market information communicated to the Board and identifies matters that should be discussed with other committees or the full Board. In addition, each standing committee reports to the full Board at each quarterly Board meeting. We believe that these and other collaborative efforts support our efforts to sustain high levels of enterprise-wide risk management and facilitate sound corporate governance.

Transaction Committee

The Transaction Committee presently consists of Messrs. Gibbons, Gray, Levy, and O’Donnell (Chair). The Transaction Committee has the authority of the Board to consider and approve, on behalf of the full Board, certain strategic investments and other possible transactions.

Offerings Committee

The Offerings Committee presently consists of Messrs. Gibbons, Gray, Levy and O’Donnell (Chair). The Offerings Committee has the authority to consider and approve, on behalf of the full Board, transactions pursuant to our shelf registration program, including setting the terms, amount and price of any such offering.

Meetings and Attendance

During 2016, the Board, Audit Committee and Investment and Risk Management Committee each met four times and the Compensation Committee met five times. The Transaction Committee and Offerings Committee meet on an as needed basis and did not meet during 2016. Each incumbent director attended 75% or more of the aggregate of the meetings of the Board and committees of the Board on which he or she served during 2016 (during the periods that he or she served).

The members of the Board are expected to attend our annual general meetings of shareholders. All of our continuing directors attended our 2016 Annual General Meeting of Shareholders, which was held on May 16, 2016 in Bermuda.

Compensation Committee Interlocks and Insider Participation

Mr. Hagerty, Ms. Hamilton, Mr. Klehm and Nicholas Trivisonno, a former director, served on the Compensation Committee during the 2016 fiscal year. No member of the Compensation Committee during fiscal year 2016 was an officer or employee of the Company during the 2016 fiscal year or was formerly an officer of the Company, or had any relationship requiring disclosure by the Company as a transaction with a related person under Item 404 of Regulation S-K. No executive officer of the Company served on any board of directors or compensation committee of any other company for which any of our directors served as an executive officer at any time during fiscal year 2016.

Code of Ethics

We have adopted a Code of Ethics that applies to all of our directors and employees, including our principal executive officer, principal financial officer and principal accounting officer and all of our employees performing financial or accounting functions. The Code of Ethics is available free of charge on our website, www.renre.com, under “Investor Information—Corporate Governance.” We will also provide a printed version of the Code of Ethics to any shareholder upon request. We intend to disclose any amendments to our Code of Ethics by posting such information on our website. As outlined in the Code of Ethics, any waivers of our Code of Ethics applicable to our directors, principal executive officer, principal financial officer, principal accounting officer, controller and other executive officers who perform similar functions will be disclosed by filing a Form 8-K.

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CORPORATE GOVERNANCE—CONTINUED

Communicating with the Board of Directors

Any shareholder or other party may communicate directly with the Board, any committee of the Board, or our non-management directors as a group by writing to the intended recipient in the care of the Corporate Secretary. Shareholders can send communications electronically through our website at www.renre.com by clicking on “secretary@renre.com” under “Contact Us—Legal or Corporate Information” or by mail to: RenaissanceRe Holdings Ltd., P.O. Box HM 2527, Hamilton HM GX, Bermuda, Attn: Corporate Secretary. If properly addressed, communications will be forwarded to the intended recipient unopened.

The Audit Committee, on behalf of itself and our other non-management directors, has established procedures to enable employees or other parties who may have a concern about our conduct or policies to communicate that concern. Our employees are encouraged and expected to report any conduct which they believe in good faith to be an actual or apparent violation of our Code of Ethics. In addition, as required under the Sarbanes-Oxley Act of 2002, the Audit Committee has established procedures pertaining to receiving, retaining, and treating complaints received regarding accounting, internal accounting controls, or auditing matters, and with respect to the confidential, anonymous submission by Company employees of concerns regarding, among other things, questionable accounting or auditing matters. These communications may be anonymous, and may be submitted in writing, e-mailed, or reported by phone through various internal and external mechanisms as provided on the Company’s internal website. Additional procedures by which internal communications may be made are provided to each employee. Our Code of Ethics prohibits any employee or director from retaliating or taking any adverse action against anyone for raising or helping to resolve an integrity concern.

Proxy Statement 17

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policies and Procedures Dealing with the Review, Approval and Ratification of Transactions with Related Persons

We have adopted a written policy with respect to the review, approval, and ratification of transactions with related persons. The policy covers, among other things, transactions between us and any of our executive officers, directors, nominees for director, any of their immediate family members or any other related persons as defined in

Item 404 of Regulation S-K. Each transaction covered by this policy is reviewed to determine whether the transaction is in the best interests of the Company and our shareholders. The transactions described below include certain transactions we have entered into with parties that are, or could be deemed to be, related to us.

Relationship with BlackRock, Inc.

BlackRock, Inc. (“BlackRock”) reported beneficial ownership interest of more than 5% of our common shares as of December 31, 2016. Affiliates of BlackRock provide investment management, risk analytics and investment accounting services to us. During 2016, we incurred

$3.8 million in fees relating to these services. These fees were at then-prevailing market rates determined pursuant to arm’s-length negotiations between us and such affiliates.

Relationship with Colonial Group International

Mr. Gibbons is the Treasurer of Edmund Gibbons Limited, the parent company of Colonial. We have immaterial business relationships with Colonial as a result of our acquisition of Platinum. Colonial provided health insurance plans to Platinum for which we paid a total of approximately $15,742 in 2016. These plans are due to expire in June 2017. In addition, subsidiaries of Platinum entered into reinsurance contracts with Colonial prior to our acquisition of Platinum. We renewed certain of these reinsurance contracts and received premiums of approximately $331,000 from Colonial in 2016 as a result. Certain of these reinsurance contracts were renewed again in December 2016 and we expect to receive premiums of approximately $287,000 from Colonial in 2017 as a result of those renewals. Mr. Gibbons is not directly involved in the management of Colonial and all of these transactions with Colonial were entered into in the ordinary course of business on terms available to similarly situated parties.

Use of Company Aircraft

Pursuant to their employment agreements, our named executive officers and certain other officers are permitted business use and a limited amount of Company-funded personal use of our fractional interest program with NetJets Aviation Inc. (“NetJets”). In 2016, the allowable Company-funded personal use was up to 25 hours per year. The Compensation Committee has determined to reduce the amount of personal use permitted by each of our named executive officers to 15 hours per year, commencing in 2017. The cost of any personal use is included in the Summary Compensation Table below. In addition, Mr. O’Donnell, Robert Qutub, our Chief Financial Officer, and Stephen Weinstein, our Group General Counsel, have each entered into or intend to enter into an aircraft use agreement with us which allows them to use our fractional interest program with NetJets for additional travel beyond that which is provided for in their employment arrangements, provided that they pay for such use in advance of any trip at the fully loaded variable rate (which rate represents our “aggregate incremental cost” of such use within the meaning of Regulation S-K and the rules and other guidance of the Commission). In addition, they must maintain a deposit with us from which we are authorized to withdraw funds in order to satisfy any amounts owed under the agreement. Prior to his retirement, Jeffery D. Kelly, our former Chief Operating Officer and Chief Financial Officer, was also party to an aircraft use agreement with us. The form of aircraft use agreement was approved by the Compensation Committee. Pursuant to their agreements, Mr. O’Donnell paid $33,934, Mr. Qutub paid $14,776 and Mr. Kelly paid $43,948 for personal use of the aircraft interest during 2016. Our other executive officers are also approved to enter into aircraft use agreements with us if they wish to do so.

Housing Arrangements with Executive Officers

As discussed under “Executive Compensation—Compensation Discussion and Analysis—Principal Components of Our Executive Compensation Program—Other Benefits and Perquisites” below, we provide housing allowances to certain of our named executive officers, as well as to other employees. The amount of the housing allowance is included in the Summary Compensation Table for each

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS—CONTINUED

named executive officer (see “Executive Compensation—All Other Compensation Table” below). From time to time, our subsidiaries enter into long-term leases for properties in Bermuda, which we sublease to certain officers, including certain of our named executive officers. In November 2015, one of our subsidiaries entered into a long-term lease of a property in Bermuda and subsequently subleased this property to Mr. O’Donnell for his Bermuda residence, and in connection therewith assumed the existing obligations under the lease for Mr. O’Donnell’s prior Bermuda residence, which was available for use by us for staff and certain entertainment purposes until that lease expired in June 2016. We are not currently the lessee on the lease of residence of any of our other named executive officers.

Charitable Donations

RenaissanceRe provides support to various charitable organizations in Bermuda and other communities in which we operate, including organizations that support insurance industry education and training, crime prevention, substance abuse prevention, affordable housing, and educational assistance. As part of our efforts, we match donations made by our officers and other employees to appropriately registered charities up to certain maximum amounts and make direct charitable contributions. Certain of our executive officers and directors, and spouses of certain of these persons, serve and have served as directors, officers or trustees of some of these organizations. In 2016, we donated $350,000 to the Bermuda High School for Girls Charitable Trust. Mr. O’Donnell is a member of the Board of Trustees of the Bermuda High School for Girls and his children attend the school. He receives no compensation for his role as Trustee. Except for this donation, we did not contribute more than $120,000 to any one charity in 2016 for which any of these individuals served as a director, officer or trustee.

Proxy Statement 19

DIRECTOR COMPENSATION

DIRECTOR COMPENSATION

Director Compensation Table

The following table sets forth information concerning compensation paid to each director who served on the Board during 2016, other than Mr. O’Donnell, whose compensation as our President and Chief Executive Officer is set forth under “Executive Compensation—Summary Compensation Table” below:

Name	Fees Earned or Paid in Cash (1) ($)	Stock Awards (2) ($)	Total ($)
David C. Bushnell (3)	105,000	139,917	244,917
James L. Gibbons (3)	142,500	214,983	357,483
Brian G. J. Gray	90,000	139,917	229,917
William F. Hagerty IV	90,000	139,917	229,917
Jean D. Hamilton	90,000	139,917	229,917
Henry Klehm III	120,000	139,917	259,917
Ralph B. Levy (3)	135,000	214,983	349,983
Carol P. Sanders (4)	45,000	139,995	184,995
Anthony M Santomero	120,000	139,917	259,917
Nicholas L. Trivisonno (4)	45,000	139,917	184,917
Edward J. Zore	90,000	139,917	229,917

(1)	Amounts shown reflect annual retainer and annual committee chair retainer, as described below.

(2)	The amounts in this column represent the aggregate grant date fair value of time-vested restricted shares granted to our non-employee directors in 2016, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, excluding the effect of estimated forfeitures. The assumptions made in the valuation of stock awards are discussed in Note 17 (Stock Incentive Compensation and Employee Benefit Plans) of our Annual Report on Form 10-K for the year ended December 31, 2016 (the “2016 Form 10-K”). These values do not represent the actual value the recipient will or has received from the award. On March 1, 2016, each of Messrs. Bushnell, Gray, Hagerty, Klehm, Santomero, Trivisonno, and Zore and Ms. Hamilton were awarded 1,219 restricted shares and Messrs. Levy and Gibbons were awarded 1,873 restricted shares. On May 16, 2016, Ms. Sanders was awarded 1,229 restricted shares. All of the restricted shares awarded to our non-employee directors in 2016 will vest in three equal annual installments beginning on March 1, 2017. The aggregate number of stock awards outstanding as of December 31, 2016 for each director who served on the Board during 2016 was as follows: Messrs. Bushnell, Gray, Klehm, Santomero and Zore and Ms. Hamilton: 2,470 restricted shares each; Mr. Gibbons: 3,124 restricted shares; Mr. Levy: 4,376 restricted shares; Mr. Hagerty: 1,996 restricted shares; Ms. Sanders: 1,229 restricted shares; and Mr. Trivisonno: 0 restricted shares.

(3)	On May 16, 2016, following our 2016 Annual General Meeting of Shareholders, Mr. Gibbons replaced Mr. Levy as the Non-Executive Chair of the Board. The amounts shown represent their annual retainers and restricted share awards, prorated for their service during 2016. The retainer for the Audit Committee Chair was also divided pro rata between Mr. Gibbons and Mr. Bushnell, who replaced Mr. Gibbons as Audit Committee Chair on May 16, 2016 following the 2016 Annual General Meeting of Shareholders.

(4)	On May 16, 2016, in conjunction with our 2016 Annual General Meeting of Shareholders, Mr. Trivisonno retired from the Board and Ms. Sanders was elected to the Board. The amounts shown represent their annual retainers, prorated for their service during 2016.

Director Compensation Program

The Compensation Committee reviews director compensation annually with the assistance of Mercer, its independent compensation consultant. In 2016, the Compensation Committee approved moderate increases in certain elements of director compensation, which were recommended by Mercer, to bring our directors’ compensation in line with our compensation peer group and broader director compensation trends.

Annual Cash Retainers. During 2016, each of our non-employee directors other than the Non-Executive Chair of the Board received a cash annual retainer of $90,000, increased from $85,000 in 2015, and our Non-Executive Chair of the Board received a cash annual retainer of $170,000 due to the additional responsibilities and duties of his position, consistent with 2016. The Chairs of our Audit

Committee, Compensation Committee and Investment and Risk Management Committee each received a committee chair cash retainer of $30,000, which was consistent with the Audit Committee chair retainer for 2015 and represented an increase of $10,000 from 2015 for the other committee chairs.

Additionally, we reimburse all directors for expenses incurred in connection with service on the Board, including reimbursement of expenses incurred in connection with attending educational seminars. Further, the Non-Executive Chair of the Board is reimbursed for expenses incurred in connection with attendance at certain industry events and functions. Generally, spousal travel on our corporate aircraft in connection with a business-related trip of a director is permitted, with spousal travel added to the director’s reported U.S.

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DIRECTOR COMPENSATION—CONTINUED

federal income, as applicable, based on the standard industry fare level valuation method. There is no incremental cost to us of providing this benefit.

Equity Awards. Our Compensation Committee weights directors’ compensation heavily in equity-based incentive awards in order to align their interests with the long-term interests of our shareholders. During 2016, each non-employee director other than the Non-Executive Chair of the Board received a grant of restricted shares valued at approximately $140,000, increased from $125,000 in 2015. The Non-Executive Chair of the Board received a grant of restricted shares valued at approximately $290,000, increased from

$250,000 in 2015. Restricted shares granted to our non-employee directors generally vest ratably over three years. These restricted shares generally accelerate and vest on a director’s separation from service from the Board unless a director is requested to depart the Board for cause, in which case such restricted shares are forfeited. Dividends are paid currently on time-vested restricted shares.

Limitation on Non-Employee Director Compensation. Pursuant to our 2016 LTI Plan, the maximum value of any awards granted to any non-employee director in any one calendar year, taken together with any cash fees paid to such non-employee director during such calendar year, may not exceed $1,500,000.

Director Equity Ownership Policy; No Hedging or Pledging

Pursuant to our equity ownership policy for independent directors, which furthers our goal of aligning the interests of our directors and shareholders, each of our independent directors is required to hold common shares (including vested and unvested restricted shares) having a value equal to five times his or her then-current annual cash retainer or such lesser amount as the director has been granted to date. Directors generally are not permitted to sell any of the equity granted to them unless they have met their ownership requirements. As of December 31, 2016, all of our independent directors had satisfied their ownership requirements.

In addition, our independent directors are subject to our anti-hedging, anti-pledging and other trading policies, which prohibit transactions in our securities outside of designated “window” periods (except pursuant to previously adopted, approved Rule 10b5-1 plans), hedging the market value of any of our securities, and short sales of, or margin loans on, our securities. We believe that each of our directors is in compliance with our anti-hedging, anti-pledging and other trading policies.

Proxy Statement 21

EXECUTIVE OFFICERS

EXECUTIVE OFFICERS

Our executive officers provide functional oversight of our business units and have primary responsibility for setting Company policy and decision-making authority. Our executive officers, as defined in the Exchange Act, include our Chief Executive Officer, Chief Financial

Officer, Group Chief Underwriting Officer, Group Chief Risk Officer, and Group General Counsel, each of whom is also a named executive officer for purposes of this proxy statement, and our Chief Accounting Officer.

Kevin J. O’Donnell Age: 50 President and Chief Executive Officer	Mr. O’Donnell has served as our Chief Executive Officer since July 2013 and as our President since November 2012. Mr. O’Donnell previously served in a number of roles since joining the Company in 1996, including Global Chief Underwriting Officer, Executive Vice President, Senior Vice President, Vice President, and Assistant Vice President. Mr. O’Donnell also serves as the Chair of the Association of Bermuda Insurers and Reinsurers and the Vice-Chair of the Global Reinsurance Forum.

Robert Qutub Age: 55 Executive Vice President and Chief Financial Officer	Mr. Qutub has served as our Executive Vice President and Chief Financial Officer since August 2016. Prior to joining RenaissanceRe, Mr. Qutub served as Chief Financial Officer and Treasurer for MSCI Inc., a leading provider of portfolio construction and risk management tools and services for global investors, from July 2012 to May 2016. Prior to MSCI Inc., Mr. Qutub was with Bank of America from November 1994 to June 2012, where he held several segment Chief Financial Officer roles. He has served on the Board of Directors of USAA Federal Savings Bank since June 2014 and also served in the United States Marine Corps.

Ross A. Curtis Age: 44 Senior Vice President and Group Chief Underwriting Officer	Mr. Curtis has served as our Senior Vice President and Group Chief Underwriting Officer since July 2014. Mr. Curtis has served in a number of roles since joining the Company in 1999 as a Catastrophe Reinsurance Analyst, including Chief Underwriting Officer of European Operations based in London, England from 2010 to 2014 and Senior Vice President of Renaissance Reinsurance Ltd. in Bermuda, primarily responsible for underwriting the international and retrocessional property catastrophe portfolios and assisting in the development of our specialty reinsurance lines, from 2006 to 2010.

Ian D. Branagan Age: 49 Senior Vice President and Group Chief Risk Officer	Mr. Branagan has served as our Senior Vice President and Group Chief Risk Officer since 2009 and as the Head of Group Risk Modeling since 2005. Mr. Branagan joined the Company in 1998 to open our Dublin office, later relocating to Bermuda with additional responsibilities for underwriting risk and modeling across our (re)insurance operations. Mr. Branagan subsequently assumed the responsibility of managing risk globally and, in 2013, relocated to our London office. Prior to joining the Company, Mr. Branagan led the international activities of Applied Insurance Research Inc. (“AIR”), which included the development and marketing of AIR’s catastrophe models and tools.

Stephen H. Weinstein Age: 48 Senior Vice President, Group General Counsel, Corporate Secretary and Chief Compliance Officer	Mr. Weinstein has served as our Group General Counsel and Corporate Secretary since joining the Company in 2002, as Chief Compliance Officer since 2004 and Senior Vice President since 2005. From 2002, Mr. Weinstein also served as a Vice President. Prior to joining RenaissanceRe, Mr. Weinstein specialized in corporate law as an attorney at Willkie Farr & Gallagher LLP.

James C. Fraser Age: 41 Senior Vice President and Chief Accounting Officer	Mr. Fraser has served as our Senior Vice President and Chief Accounting Officer since December 2016. He joined RenaissanceRe in 2009, and served as our Vice President and Head of Internal Audit from 2011 through 2016. Prior to joining the Company, Mr. Fraser worked in finance and risk management positions at XL Capital and Deloitte. Mr. Fraser is a Chartered Professional Accountant and a Certified Internal Auditor.

22	Proxy Statement

EXECUTIVE COMPENSATION

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Our named executive officers for purposes of this proxy statement are:

•	Kevin J. O’Donnell, our President and Chief Executive Officer;

•	Robert Qutub, our Executive Vice President and Chief Financial Officer;

•	Ross A. Curtis, our Senior Vice President and Group Chief Underwriting Officer;

•	Ian D. Branagan, our Senior Vice President and Group Chief Risk Officer;

•	Stephen H. Weinstein, our Senior Vice President, Group General Counsel, Corporate Secretary and Chief Compliance Officer; and

•	Jeffrey D. Kelly, our former Executive Vice President, Chief Operating Officer and Chief Financial Officer.

Mr. Qutub succeeded Mr. Kelly as our Chief Financial Officer on August 8, 2016. Mr. Kelly remained our Chief Operating Officer until his retirement on September 15, 2016 and agreed to serve as a consultant to us following his retirement through September 15, 2017.

Executive Summary

Our Strategy and Compensation Philosophy

Our mission is to produce superior returns for our shareholders over the long term. We principally measure our financial success through long-term growth in tangible book value per common share plus the change in accumulated dividends, a metric which we believe is the most appropriate measure of our financial performance and in respect of which we believe we have delivered superior performance over time. We incentivize performance on this key metric through the mix of individual elements that comprise our executive compensation program. For example, the return on equity component of our annual incentive plan directly reflects past period growth in tangible book value per common share plus the change in accumulated dividends, and elements such as the achievement of budgeted gross premiums written and our performance relative to our strategic and tactical plans reflect franchise scale and appropriate growth, and the necessary investments to deliver tangible book value growth in the future.

The following graphs illustrate our GAAP return on equity and growth in book value per common share (compounded annually) compared to our compensation peer group over one-, three- and five-year periods ending December 31, 2016:

Source: S&P Research Insight (for 2012-2014 peer company data) and S&P Capital IQ (for 2015 and 2016 peer company data). RenaissanceRe SEC filings for RenaissanceRe data.

(1)	Includes our current compensation peer group except that PartnerRe Ltd. is excluded from all calculations because it was acquired by EXOR S.p.A. in 2016.

(2)	“CAGR” means compound annual growth rate.

Proxy Statement 23

EXECUTIVE COMPENSATION—CONTINUED

We have a team-based approach to leading, managing, and operating the Company, which means that our named executive officers generally are responsible for developing, implementing, managing and monitoring our overall strategic plan and operations on a Company-wide basis, in addition to being responsible for their specific business units or functions.

Our executive compensation philosophy is to develop compensation programs that:

•	support and are consistent with our strategy and risk-management practices;

•	align the interests of our executives with the long-term interests of our shareholders;

•	encourage operational and financial consistency over the market cycles and earnings volatility that characterize our industry; and

•	promote our team-based approach.

We do this by:

•	requiring our named executive officers to own a significant number of our shares and forbidding pledging, hedging and similar transactions in our shares;

•	making a meaningful portion of named executive officer compensation pay “at-risk,” through performance-based annual incentive bonuses and long-term equity-based incentive awards; and

•	rewarding our named executive officers based primarily on our overall performance, rather than the performance of individual business units or functions.

2016 Strategic, Financial and Operating Highlights

Strong Financial Performance. In 2016, we generated net income available to RenaissanceRe common shareholders of $480.6 million, operating income available to RenaissanceRe common shareholders of $339.3 million, return on average common equity of 11.0% and operating return on average common equity of 7.8%, increasing book value per common share by 9.4% and tangible book value per common share plus accumulated dividends by 11.4%.2 Our combined ratio, the sum of our loss ratio and underwriting expense ratio, was 72.5%, which is higher than in prior low-loss years, but emphasizes the growing impact of the casualty business on our results. Our combined ratio remained lower than all of our peers in 2016. We ended the year with $4.9 billion of total shareholders’ equity, not counting the capital we manage on behalf of private investors.

Strong Shareholder Return. We generated 21.6% of total shareholder return in 2016, which exceeded the majority of our peers.

Capital Management. In 2016, we continued our commitment to driving shareholder value by returning $361.0 million in shareholders’

equity through common share buybacks and dividends, while maintaining strong capital and liquidity positions and our industry-leading financial strength and claims-paying ratings. We are proud of our ability to consistently demonstrate that we are good stewards of our shareholders’ capital, returning more than $1.2 billion to our shareholders over the past three years.

Underwriting Accomplishments. In 2016, we strengthened and deepened our customer relationships, a goal that we believe has increased in importance as risk remains scarce and capital abundant. Our ability to diversify our product offerings allowed us to broaden our relationships and increase the number of clients that have multiple products with us. Over 40% of our accounts are now served by our core underwriting platforms in Bermuda, the United States and Europe. We also continued to grow on all of our casualty and specialty platforms in 2016, and now derive more than half of our gross premiums written from this segment.

Strong Investment Performance and Risk Management. We built a conservative investment portfolio which performed solidly despite uncertainty in the political and market environments, generating total investment return of 3.5% for the year. Among other things, our strategic investments added significant net new value to RenaissanceRe in 2016.

Strong Strategic Plan Performance. We executed strongly against our board-approved strategic plan in 2016, which we believe strengthened our client relationships, expanded our value proposition to intermediaries, strengthened our third-party capital relationships and provided innovative new options to match capital with risk. We attracted new investors to our funds and our strategic investments added significant value. In addition, we invested in modelling, risk management and outreach which helped bring new demand to the market, such as our leadership on the groundwork to help establish a private market for residential U.S. flood risk.

Strong Operational Performance. We also performed well operationally, in particular on refining and optimizing our capital structure following the acquisition of Platinum, our investment in the capabilities of our Lloyd’s and casualty and specialty operations, our work to position our investment portfolio to reflect our larger, more diversified organization, enhancements of our underwriting and risk management tools, maintaining our ratings with A.M. Best Company, Inc., Moody’s Investor Service and Standard & Poor’s Rating Services (“S&P”), and achieving S&P upgrades for the ratings of our U.S. subsidiaries, and our participation in initiatives to identify and reduce the risk of potentially adverse legislative or regulatory proposals.

Reflecting our strong performance in 2016 and our pay-for-performance philosophy, performance-based annual incentive bonuses for 2016 were paid at 145% of target for all named executive officers and performance shares vested at 130% of target for pre-2016 awards and 160.6% of target for 2016 awards for the 2016 performance period.

[2]	Operating income available to RenaissanceRe common shareholders, operating return on average common equity, and tangible book value per common share plus accumulated dividends are non-GAAP financial measures. A reconciliation of non-GAAP financial measures is included in Appendix A to this proxy statement.

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EXECUTIVE COMPENSATION—CONTINUED

Highlights of Our Compensation Program

What We DO:

✓	Tie Pay to Performance. A significant portion of target annual compensation for our named executive officers is “at-risk” pay, including the annual performance-based cash incentive bonus and long-term equity-based incentive awards. For 2016, “at-risk” pay comprised approximately 82% of target annual compensation for the Chief Executive Officer and, on average, 77% of target annual compensation for our other named executive officers (other than Mr. Qutub, who joined the Company in August 2016).

✓	Mitigate Risk. Our executive compensation programs are designed in part to manage business and operational risk and to discourage short-term risk taking at the expense of long-term results.

✓	Maintain Robust Share Ownership Guidelines. Our Chief Executive Officer is required to hold Company shares having a value equal to 7.5 times his salary and each of our other named executive officers is required to hold Company shares having a value equal to 4.5 times his salary.

✓	Have a Clawback Policy for Incentive Compensation. Our Board may attempt to recoup incentive compensation payments from our executive officers in the event our financial statements are required to be restated.

✓	Require Minimum Vesting Periods for Equity Awards. Our long-term equity-based incentive awards vest over no less than three years and our 2016 LTI Plan requires awards to have a vesting period of at least one year.

✓	Retain an Independent Compensation Consultant. The Compensation Committee retains its own independent compensation consultant to review our executive compensation program and practices.

✓	Engage with our Shareholders. We engage with our shareholders to discuss and understand their perceptions or concerns regarding our executive compensation programs.

✓	Have a Maximum Payout Cap for Long-Term Equity-Based Incentives. Performance shares will not pay out above a pre-determined maximum.

✓	Have Double-Trigger Vesting in the Event of a Change in Control. In the event of a change in control, cash severance benefits and awards made under our 2016 LTI Plan are payable only upon a double trigger.

What We DO NOT Do:

✗	No Vesting of Performance Shares if Threshold Performance Is Not Achieved. No performance shares vest for a performance year if our relative total shareholder return rank is below the 32nd percentile of our performance share peer group. As a result, 100% of the performance shares related to each of 2012, 2013 and 2014 performance were forfeited.

✗	No Payments At or Above Target for Below Median Performance. Performance shares granted in 2016 will pay out at target if our relative total shareholder return is at the 53rd percentile of our performance share peer group and will not pay out greater than target if our absolute total shareholder return is negative.

✗	No Tax Gross-ups for Excise Taxes. We do not provide any employees with a gross-up for U.S. excise taxes that may be imposed as a result of severance or other payments made in connection with a change in control.

✗	No Tax Gross-ups on Perquisites. Our named executive officers are not entitled to U.S. federal income tax gross-ups on perquisites.

✗	No Repricing. Stock options and stock appreciation rights cannot be repriced, exchanged or cashed out without shareholder approval.

✗	No Special Retirement Arrangements for Executive Officers. Our named executive officers do not participate in any retirement programs that are not generally available to our employees.

✗	No Hedging and No Pledging. Our employees and directors are prohibited from directly hedging the value of, entering into short sales or margin loans on, or pledging any of our securities.

✗	No Unapproved Trading Plans. Our named executive officers must have pre-approval to establish trading plans pursuant to Exchange Act Rule 10b5-1 and to trade our shares outside of such plans.

✗	No Dividends or Dividend Equivalents on Unvested Performance Shares. We do not pay dividends or dividend equivalents on performance shares unless and until the performance shares are earned and vest.

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Advisory Vote on Compensation; Shareholder Engagement

At our 2016 Annual General Meeting of Shareholders, approximately 94% of the votes cast on the annual advisory “say on pay” vote were cast in support of the compensation of our named executive officers. This was significantly higher than the support level of approximately 65% in 2015, and in line with the strong support levels of approximately 91% in 2014, 94% in 2013 and 98% in 2012. The results were encouraging, reflecting strong shareholder support of our executive officer compensation programs and the enhancements we made to our program in 2016.

We are committed to ensuring that our shareholders fully understand our executive compensation programs, including how they align the interests of our named executive officers with those of our shareholders and how they reward the achievement of our strategic objectives. Following our 2015 Annual General Meeting of Shareholders and prior to our 2016 Annual General Meeting of Shareholders, we engaged in an extensive shareholder outreach effort, speaking with or contacting shareholders representing more than 60% of our outstanding shares, and we continued to engage with our shareholders and stakeholders throughout 2016.

Shareholders noted that they generally supported our strategy and consistently expressed support for the structure and design of our compensation plans and programs, particularly our emphasis on long-term equity-based incentive awards, and appreciated the opportunity to engage in these discussions and our willingness to consider their input in designing our executive compensation program.

The Compensation Committee deliberated extensively about the results of the 2015 “say on pay” vote and considered the results and the feedback we received from our shareholders in our ongoing review of our executive compensation program. While the Compensation Committee believes that our executive compensation program is strong and has served us well, it recognized that we were at an inflection point as a result of the recent Platinum acquisition and changes in the mix of our business. At its January and February 2016 meetings, the Compensation Committee determined to make certain changes to our executive compensation program resulting from its comprehensive compensation review process and the invaluable feedback gathered from shareholders. Below is a summary of what we heard and the actions we took in response:

What We Heard	What We Did
Increase Percentage of Performance-Based Equity Granted to Named Executive Officers	Beginning with the 2016 grant cycle, the Compensation Committee determined to increase the relative proportion of named executive officer long-term equity-based incentive awards that are performance-based, compared to historical levels. In 2016, 50% of the long-term equity-based incentive award made to our Chief Executive Officer (and 35% of the award for each other named executive officer) was in the form of performance shares, increased from 25% for all named executive officers in 2015.

Set More Rigorous Goals for Performance Share Program	Performance share awards made in 2016 have more rigorous goals. They will pay out at target only if our relative total shareholder return is at the 53rd percentile of our performance share peer group (increased from the 50th percentile) and will not pay out greater than target if our absolute total shareholder return is negative.

Implement Double-Trigger Vesting In the Event of a Change in Control	Our 2016 LTI Plan authorizes the Compensation Committee to accelerate the vesting of awards upon a change in control only if the awards are not assumed or substituted or if a participant experiences a qualifying termination within two years following the change in control. In addition, for performance-based equity awards, vesting will be based on actual performance as of the date of the change in control or at target level if actual performance cannot be measured.

Refine and Add Rigor to Annual Incentive Plan Methodology	In the first quarter of 2016, the Compensation Committee engaged in a robust process to approve the framework for our performance-based annual incentive bonuses. As part of the new framework, each year, commencing with the 2016 performance year, the Compensation Committee formally approves the components of the formula used to determine the business performance factor applicable to awards and the specific target, threshold and maximum goals for each component applicable for the performance year. We believe this adds to the rigor necessary to achieve payouts and will help drive focus on and performance of these priority goals.

Enhance Disclosure of Annual Incentive Plan Methodology	In conjunction with the adoption of the new framework for our annual incentive bonuses, we are providing enhanced disclosure of the terms of our revised performance-based annual incentive bonus program for 2016 in this proxy statement, including the new formula for our business performance factor and the respective target, threshold and maximum goals for each component of the formula applicable for 2016, and a description of the Compensation Committee’s process for setting those goals.

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The Link Between Pay and Performance

The compensation paid to our named executive officers is greatly impacted by our performance and payout levels vary considerably based on results over both the short and long term. As described in more detail below, our executive compensation program has four main components: (i) salary, (ii) performance-based annual incentive bonus, (iii) long-term equity-based incentive awards in the form of time-based restricted shares and performance shares and (iv) other benefits and perquisites. We consider the performance-based annual incentive bonus and long-term equity-based incentive awards, which represented approximately 82% of our Chief Executive Officer’s target annual compensation in 2016, to be pay “at-risk.” Performance-based annual incentive bonus and performance shares, which represented approximately 55% of our Chief Executive Officer’s target annual compensation in 2016 (an increase from approximately 44% in 2015), are earned based on our performance. For our other named executive officers (other than Mr. Qutub, who joined the Company in August 2016), “at-risk” pay represented, on average, approximately 77% of their target annual compensation in 2016.

Our performance-based annual incentive bonus is paid based on our “business performance factor,” which is determined based on our financial performance and strategic accomplishments during the year, as assessed through the process outlined below (see “—Principal Components of Our Executive Compensation Program—Performance-Based Annual Incentive Bonus” below). Performance-based annual incentive bonuses for 2016 were paid at 145% of target for all continuing named executive officers.

The number of performance shares that vest for a particular year in a three-year performance cycle is based on a formulaic determination of total shareholder return relative to our performance share peer group (see “—Principal Components of Our Executive Compensation Program—Long-Term Equity-Based Incentives” below). For the 2016 performance period, performance shares granted before 2016 vested at 130% of target and performance shares granted in 2016 vested at 160.6% of target.

The following table sets forth our Chief Executive Officer’s total compensation, as reported in the Summary Compensation Table, for each of 2014, 2015 and 2016 and illustrates the balance of our Chief Executive Officer’s pay, as described above:

In 2016, our Chief Executive Officer’s total compensation as reported in the Summary Compensation Table decreased modestly from 2015, driven primarily by decreases in the value of his long-term equity-based incentive awards and formulaic performance-based annual incentive bonus. For a number of reasons, the amounts reported in the Summary Compensation Table may be different from the actual compensation realized by our named executive officers, may not be realized for a number of years or may never be realized. For example, SEC rules require us to report the grant date fair value of all equity awards in the Summary Compensation Table for the year in which they were granted. For performance shares, grant date fair value is determined by a Monte Carlo simulation model that calculates a fair value applied to the target number of shares; however, in some years, performance shares eligible to vest have actually been forfeited entirely based on our relative total shareholder return. Fluctuations in stock prices on the grant and vesting dates, differences in equity grant date fair values from year to year and SEC reporting requirements may also cause realized compensation to vary from compensation reported in the Summary Compensation Table.

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The alignment of Chief Executive Officer pay with performance is further illustrated by the graphs below, which show the alignment of our Chief Executive Officer’s three-year realizable pay with growth in book value per share, return on equity and total shareholder return over the same period, each based on the most recently available complete compensation peer group proxy data. As shown below, on each of these metrics, our performance was positioned higher versus our peers than our Chief Executive Officer’s realizable pay over the last three years: our three-year growth in book value per share was the highest among our compensation peer group, our three-year average return on equity was at the 80th percentile of our compensation peer group and our three-year total shareholder return was at the 50th percentile of our compensation peer group, while our Chief Executive Officer’s three-year realizable pay ranked at the 40th percentile of our compensation peer group. Our 2016 total shareholder return of 21.6% exceeded the majority of our peers and reflected, we believe, our strong financial and operating performance in 2016 and shareholder and stakeholder support of our strategy.

Source:	S&P’s Research Insight for 2011-2014 and S&P Capital IQ for 2015 and 2016.

(1)	“Realizable pay” is defined as the sum of: (i) base salary earned in each fiscal year, (ii) actual bonus payout for each fiscal year (including discretionary, sign on, special bonuses), (iii) in-the-money value, at December 31, 2016, of all options granted during the three-year period, (iv) full value, at December 31, 2016, of all restricted shares/units granted during the three-year period, (v) and full value, at December 31, 2016, of all performance shares/units granted during the three-year period (using the actual shares earned for completed performance cycles and the target number of shares for cycles that are ongoing). Time periods for pay are based on most recent available information (2012-2016 for peers and RenaissanceRe). Time periods for performance are based on most recent available information (2011-2015 for peers and RenaissanceRe, unless otherwise noted). Includes our current compensation peer group except that PartnerRe Ltd. is excluded because it was acquired by EXOR S.p.A. in 2016.

The Market for Talent and Our Peer Group

Our ability to attract and retain executive officers with the unique personal and professional qualities that we believe contribute to our ongoing success is critical to achieving our goals. We believe that the pool of candidates that meet our criteria is small and that competition for talent has increased during recent years as a result of, among other things: non-traditional entrants into our industry (such as investment banks, hedge funds and pension funds); new reinsurance companies backed or funded by such other entities entering the market; the proliferation of third-party capital utilization by insurance and reinsurance companies and non-traditional competitors; and the growth in demand for catastrophic and specialty risk coverage in emerging markets.

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Compensation Peer Group

While the Compensation Committee does not target specific compensation component levels or total compensation of the named executive officers against market data, it periodically assesses the competitiveness of the compensation levels of our named executive officers and considers the overall competitive market in which our named executive officers operate. With the assistance of management and its independent compensation consultant, Mercer, the Compensation Committee utilizes market data of a peer group of companies to analyze the competitiveness of our named executive officer compensation.

The compensation peer group is developed by management and Mercer and is regularly reviewed, assessed and approved by the Compensation Committee to ensure continued applicability. It includes companies with businesses that are similar to ours, that are in similar jurisdictions to ours and from which we seek to attract qualified executives. Significantly, eight of the ten companies in our compensation peer group that disclosed a peer group for compensation purposes in their 2016 proxy statements also listed us as a peer or equivalent. In selecting peers, the Compensation Committee seeks to maintain consistency from year to year, to the extent appropriate. It also considers company size—both by revenue and by market capitalization. While our revenue may fall below the compensation peer group median in some years, our market capitalization is regularly above median. Several companies included in our compensation peer group have revenue somewhat higher than the range typically used by proxy advisors to determine peer companies, but we do not believe that reinsurance companies’ revenues are necessarily directly comparable. For example, an excess of loss reinsurance treaty may provide higher limits, and represent a higher estimated margin, than a proportional treaty with higher gross premiums. However, we are comfortable that our market presence and financial position are broadly comparable with our compensation peer group as a whole and with the individual companies that comprise it. Accordingly, we believe it is appropriate to include these companies, regardless of revenue, because these selected peer companies are our primary competitors for both business and executive talent. To ensure that our competitive pay analysis is not unduly influenced by the larger companies in our compensation peer group, we analyze our pay levels including and excluding the largest four peer companies and have concluded that they do not have a significant impact on our competitive pay position. Although, as noted above, we also compete for talent with non-traditional entrants into our industry, we do not include these firms in our compensation peer group. We try to monitor their compensation practices where information is available and to be cognizant of competitive pressures from these market entrants in our program design and determinations.

The following 11 companies comprised our compensation peer group for 2016:

Allied World Assurance Company Holdings, AG (1)	PartnerRe Ltd. (3)
Arch Capital Group Ltd.	Third Point Reinsurance Ltd.
Aspen Insurance Holdings Limited	Validus Holdings, Ltd.
Axis Capital Holdings Limited	White Mountains Insurance Group, Ltd.
Endurance Specialty Holdings Ltd. (2)	XL Group plc
Everest Re Group, Ltd.

(1)	On December 18, 2016, Allied World Assurance Company Holdings AG announced that it would be acquired by Fairfax Financial Holdings Ltd.

(2)	On October 5, 2016, Endurance Specialty Holdings Ltd. announced that it would be acquired by SOMPO Holdings, Inc.

(3)	PartnerRe Ltd. was acquired by EXOR S.p.A. on March 18, 2016. It was included in our compensation peer group for relevant compensation decisions prior to its acquisition.

As discussed below under “—Principal Components of Our Executive Compensation Program,” in addition to using our compensation peer group to set and analyze compensation programs and levels, we also used this peer group of companies to measure certain performance metrics for performance-based annual incentive bonuses for 2016.

Performance Share Peer Group

As discussed below under “—Principal Components of Our Executive Compensation Program,” to determine total shareholder return relative to our peers for the payout of our performance shares granted in 2016, the Compensation Committee, in consultation with Mercer and management, selected an expanded group of peers that includes all of the companies in the peer group we use to set and analyze compensation programs and levels (except PartnerRe Ltd., which had already announced its acquisition), plus nine additional companies. The Compensation Committee chose to use an expanded peer group for the performance shares because it believes these companies reflect the broader group with whom we compete globally.

The following 19 companies comprised our performance share peer group for 2016:

Allied World Assurance Company Holdings, AG (1)	Hiscox, Ltd.
Amlin plc (2)	Lancashire Holdings Limited
Arch Capital Group Ltd.	Markel Corp.
Aspen Insurance Holdings Limited	SCOR SE
Axis Capital Holdings Limited	Third Point Reinsurance Ltd.
Beazley plc	Validus Holdings, Ltd.
Endurance Specialty Holdings Ltd. (3)	White Mountains Insurance Group, Ltd.
Everest Re Group, Ltd.	WMIH Corp.
Greenlight Capital Re, Ltd.	XL Group plc
Hannover Rueck SE

(1)	On December 18, 2016, Allied World Assurance Company Holdings AG announced that it would be acquired by Fairfax Financial Holdings Ltd.

(2)	Amlin plc delisted on January 2, 2016 and was subsequently removed from the performance share peer group.

(3)	On October 5, 2016, Endurance Specialty Holdings Ltd. announced that it would be acquired by SOMPO Holdings, Inc.

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Principal Components of Our Executive Compensation Program

Summary

We believe that our executive compensation program holds our named executive officers accountable for annual and long-term performance, manages compensation-related risk taking within the parameters of our philosophy, and supports the guiding principles that drive our overall pay philosophy. The table below describes the components of our pay program and how each supports that philosophy.

Compensation Component	Primary Purpose of Compensation Component	Philosophy Behind Providing Compensation Component

Salary	Provides a fixed component of compensation that reflects expertise and scope of responsibilities

•       Provides a base component of total compensation

•        Provides objective, market-driven, and competitive pay

•        Represents a relatively lower contribution to total compensation as responsibilities increase

Performance-Based Annual Incentive Bonus	Provides “at-risk” pay that reflects annual corporate performance and performance against strategic accomplishments	• Promotes the achievement of financial and performance metrics important to shareholders • Reinforces the importance of pre-established strategic accomplishments and goals • Rewards team success
Long-Term Equity-Based Incentives (Performance Shares and Time-Vested Restricted Shares)	Provides “at-risk” pay with a long-term focus, subject to both performance- and service-based vesting mechanics

•       Aligns named executive officers’ and long-term shareholders’ interests

•        Reflects long-term performance

•       Retains talent through long-term wealth-creation opportunities

•       Holds executives to significant equity ownership requirements

Other Benefits and Perquisites	Reflects the Bermuda location of our corporate headquarters and expatriate relocation needs as well as specific local market and competitive practices	• Encourages relocation of talented executives to our strategic Bermuda headquarters location • Provides a strong retention element

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The Compensation Committee does not mandate a specific allocation among the compensation components, but believes that a majority of total direct compensation paid to our named executive officers should be “at-risk,” with a substantial portion subject to the achievement of performance objectives as well as service-based criteria.

The charts below show the pay mixes between fixed (base salary) and “at-risk” (time-vested restricted shares, performance shares and performance-based annual incentive bonus) target pay of our Chief Executive Officer and our other named executive officers (on average, excluding Mr. Qutub) for 2015 and 2016, which illustrate our emphasis on long-term and “at-risk” compensation and the increased emphasis on performance-based compensation from 2015 to 2016:

Salary

We believe that base salary should provide a fixed component of compensation at a competitive level to attract and retain executives. Salaries for our named executive officers are based on several factors, including the scope of job responsibilities, experience, expertise, performance, our internal salary grade structure (which contemplates level and location for all employees other than our Chief Executive Officer), and competitive market compensation. From time to time, salaries may be adjusted to reflect promotions, increases in responsibilities and competitive considerations.

In February 2016, in connection with its annual compensation review, the Compensation Committee determined to increase Mr. O’Donnell’s base salary from $975,000 to $1,060,000,

Mr. Curtis’s base salary from $550,000 to $625,000, Mr. Branagan’s base salary from £307,730 to £341,661, and Mr. Weinstein’s base salary from $463,500 to $501,000, each effective April 1, 2016, to reflect their increased responsibilities as a result of the increased size and complexity of our organization following the Platinum acquisition and the overall strong performance of the executive team in the execution of our strategic plans, including the integration activities following the acquisition. In connection with Mr. Qutub’s appointment as our Chief Financial Officer effective August 8, 2016, based on peer information and analysis and recommendations from Mercer, the Compensation Committee determined that Mr. Qutub’s annual base salary would be $575,000, commensurate with his responsibilities and experience and taking into account competitive considerations.

In 2017, in connection with the Compensation Committee’s annual compensation review, none of our named executive officers received a salary increase other than Mr. Branagan. In February 2017, the Compensation Committee determined to increase Mr. Branagan’s base salary from £341,661 to £400,000, effective April 1, 2017, to reflect the increasing importance of the risk management function and the increasing complexity of his role within the expanding organization. As described below, the 2017 salaries are used to determine the amounts of performance-based annual incentive bonuses for 2016.

The Compensation Committee’s salary decisions were supported by our annual analysis of the competitiveness of our executive compensation program, which is conducted with the assistance of Mercer.

Performance-Based Annual Incentive Bonus

Our performance-based annual incentive bonus is structured to reward our named executive officers based on short-term corporate performance and contributes to the alignment of named executive officer compensation and corporate performance. Amounts are earned based on our attainment of certain financial measures and quantitative and qualitative strategic and operating accomplishments for the relevant fiscal year. The Compensation Committee and management believe that, while quantitative results should be a primary measure of executive performance, they should not be the sole measure. Our business is subject to significant volatility over the short and intermediate term as financial performance in any fiscal period is materially impacted by the occurrence or non-occurrence of catastrophic events, while our prompt payment of valid claims and support of our clients in a catastrophe can build strategic value and contribute to long-term financial success. Therefore, it can be extremely difficult to judge what constitutes “strong performance” in any given short or intermediate time frame purely on a quantitative basis. The Compensation Committee also considers the interplay between the various components of our compensation program and selects metrics that it believes work in tandem with these other components, such as our long-term equity-based incentive awards. We believe that the mix of qualitative and quantitative objectives chosen encourages underwriting discipline, does not reward excessive or inappropriate risk taking and, when considered together with the other components of our compensation program that utilize different performance metrics and time frames, helps ensure that short-term corporate performance is not pursued at the expense of long-term shareholder value creation.

The factors chosen by the Compensation Committee to calculate performance-based annual incentive bonuses are considered by the

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Compensation Committee to be principal drivers in the creation of total shareholder return and growth in tangible book value per common share over time, and the overall success of our business. For 2016, the Compensation Committee chose relative operating return on average common equity, gross premiums written and relative combined ratio as the portfolio of financial performance metrics for the determination of performance-based annual incentive bonuses because it believes that each metric individually represents an important measure of the financial success of our business and together they serve to balance risk and reward and support our goal of growth in tangible book value per common share.

Performance-Based Annual Incentive Bonus Mechanics

At its first regularly scheduled meeting in the first quarter of each year, the Compensation Committee establishes a target performance-based annual incentive bonus for each of our named executive officers. It also determines the financial objectives and strategic accomplishments that will be used to calculate the “business performance factor” that will be considered when determining the ultimate amount of the bonus following the completion of the fiscal year. The “business performance factor” equals the aggregate sum of the outcomes for each performance metric, calculated as the percentage achievement multiplied by its relative weight. The potential ranges of these individual components vary, but can result in a final business performance factor of no greater than the maximum set by the Compensation Committee for the year (discussed in more detail below).

Following the completion of a fiscal year, in conjunction with the Board’s review of our annual strategic plan, the Compensation Committee determines the business performance factor for the preceding fiscal year. Bonus allocations for all employees, including our named executive officers, are then made from a pool funded by multiplying the aggregate target bonuses by the business performance factor after adjusting for individual performance and contributions. We believe that our performance-based annual incentive bonus process fosters relative internal pay equity and aligns employees with overall corporate results in a manner consistent with our team-based compensation philosophy and organizational culture.

2016 Performance-Based Annual Incentive Bonus Determinations

At its February 2016 meeting, the Compensation Committee determined the target levels for named executive officers’ (other than Mr. Qutub’s) 2016 performance-based annual incentive bonuses. The target amounts established by the Compensation Committee, expressed as a percentage of the executive’s bonus basis (which is equal to the executive’s actual salary as of April 1, 2017), were consistent with previous years and are set forth in the table below. The Compensation Committee determined the target level for Mr. Qutub’s 2016 performance-based annual incentive bonus in connection with his appointment as our Chief Financial Officer in August 2016, commensurate with his responsibilities and experience and taking into account competitive and internal pay equity considerations.

The Compensation Committee also approved the financial performance metrics and reviewed the strategic accomplishments that would be considered when determining the ultimate amount of the performance-based annual incentive bonus following the completion of the 2016 fiscal year, including establishing specific targets, thresholds and maximums for each of these performance metrics to be applied when calculating the funding of the performance-based annual incentive bonus program for 2016. As part of our commitment to enhance the disclosure regarding our annual incentive plan methodology, full details of the specific targets, thresholds and maximums for each metric, as well as the outcomes of the formula, are set forth in the graphic below. For each performance metric, an actual result below the set threshold would result in no payout related to that metric. The comprehensive process used by the Compensation Committee in selecting the performance metrics and setting the payout schedule included extensive consultation with Mercer and was completed in conjunction with the Board’s approval of our annual strategic plan and assessment of our strategic position.

The performance metrics for the 2016 fiscal year were:

•	ratio of operating return on average common equity to the average of the operating return on average common equity of our pre-established compensation peer group;

•	ratio of actual gross premiums written to budget;

•	combined ratio rank relative to our pre-established compensation peer group; and

•	assessment of strategic accomplishments that were approved by the Board, including, among other things, the following:

•	pursuing articulated tactical plans for our core operations, including in our property, casualty and specialty and Lloyd’s businesses;

•	enhancing our underwriting and risk management tools and generating underwriting performance in line with our quantitative and qualitative goals;

•	deepening relationships with and increasing core client penetration in our existing platforms;

•	plans related to strengthening our teams;

•	managing the successful recruitment and onboarding of a new Chief Financial Officer and other plans related to long-term talent management;

•	managing expenses while investing in necessary capabilities;

•	refining and optimizing our capital structure following the acquisition of Platinum;

•	attaining goals relating to our investment portfolio structure, analytics, duration benchmarks and other attributes, reflecting the larger, more diversified organization;

•	strengthening third party capital relationships and building our private investment capabilities; and

•	identifying and mitigating risks and supporting the pursuit of attractive growth opportunities through our government engagement efforts.

The Compensation Committee introduced combined ratio rank as a new financial performance metric for 2016 (replacing operating

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earnings per common share versus budget) because relative combined ratios have become a more meaningful indicator of our comparative performance due to changes in our business mix following the acquisition of Platinum and our substantial organic growth in specialty and casualty lines. Operating return on average common equity and gross premiums written were also financial performance metrics for the 2015 fiscal year.

Consistent with prior years, for 2016, financial performance metrics were given a weighting of 66.7% and strategic accomplishments were given a weighting of 33.3%. The Compensation Committee determined that the final business performance factor could range from 0% to 200% of target, which represented an increase from a maximum of 150% for 2015 to bring it in line with the practice of our compensation peer group.

In February 2017, the Compensation Committee reviewed the Company’s performance for the 2016 fiscal year. The Compensation Committee believes that, as discussed above under, “—Executive Summary—2016 Strategic, Financial and Operating Highlights,” the Company performed well against the pre-established financial performance metrics and strategic accomplishments for the performance-based annual incentive bonuses for 2016. Performance against financial metrics is calculated formulaically based on actual results. To determine the performance against strategic accomplishments, the Compensation Committee reviews detailed information provided by management regarding progress on each of the various pre-established goals, then gives a score to each area and averages the results to determine a final “strategic projects score” that corresponds to a pre-established payout percentage. Based on our actual performance achievements, the Compensation Committee established an overall business performance factor of 145% of target for 2016 in accordance with the formula described above and outlined in the graphic below.

The graphic below shows the targets, thresholds and maximums for each performance metric, as well as the outcomes of the formula that the Compensation Committee considered in establishing the overall business performance factor for 2016 and the resulting scores on all measures.

(1)	For the year ended December 31, 2016, our actual combined ratio was 72.5%, our actual operating return on average common equity was 7.8% and our actual gross premiums written were $2.4 billion.

(2)	To calculate, we compared our performance to our compensation peer group for 2016, which is described above. The Compensation Committee calculations and determinations were made based on publicly available financial information for the compensation peer group members at the time of its February 2017 meeting. Because Endurance Specialty Holdings Ltd. and Third Point Reinsurance Ltd. had not yet released their results, the Compensation Committee used consensus analyst estimates of the combined ratios and operating return on average common equity for each of those peer companies.

(3)	Operating return on average common equity is a non-GAAP financial measure. A reconciliation of non-GAAP financial measures is included in Appendix A to this proxy statement.

(4)	Actual payout between levels between threshold and target and target and maximum is determined by straight-line interpolation.

(5)	With input from management and in conjunction with the Board’s annual review of our strategic plan, the Compensation Committee evaluates performance on the pre-established strategic accomplishments, resulting in a score between 0 and 3.0, which translates to a specific payout on the pre-established payout schedule.

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The target and actual performance-based annual incentive bonuses for 2016 for each of our named executive officers, as determined by the Compensation Committee, are set forth in the table below. For

2016, the actual cash bonus paid to each named executive officer was equal to our business performance factor of 145%, multiplied by his target bonus amount.

Name	Bonus Basis	Target 2016 Bonus as a Percent of Bonus Basis	Target 2016 Bonus	Actual 2016 Bonus
Kevin J. O’Donnell	$1,060,000	165%	$1,749,000	$2,536,050
Robert Qutub (1)	$575,000	110%	$355,465	$515,424
Ross A. Curtis	$625,000	110%	$687,500	$996,875
Ian D. Branagan (2)	$542,332	110%	$596,565	$865,019
Stephen H. Weinstein	$501,000	110%	$551,100	$799,095
Jeffrey D. Kelly (3)	$700,000	110%	$770,000	—
(1)	Mr. Qutub’s target and actual 2016 bonus amounts were prorated to reflect his employment from August 8, 2016 through the bonus payment date.

(2)	Mr. Branagan’s bonus basis is his salary of £400,000 converted into U.S. dollars at the average daily exchange rate of 1.36 for the year ended December 31, 2016.

(3)	Mr. Kelly retired on September 15, 2016 and therefore did not receive a payment of his 2016 bonus. His separation payments are discussed below under “—Employment Agreements—CFO Transition.”

Long-Term Equity-Based Incentives

While our performance-based annual incentive bonuses reward the prior year’s corporate performance, our long-term equity-based incentive awards link the compensation of our named executive officers directly to corporate performance over the long term. Generally, a portion of each named executive officer’s long-term equity-based incentive award is granted in the form of performance shares, which are subject to both service-based and performance-based vesting conditions, and a portion is granted in the form of time-vested restricted shares, which are subject to service-based vesting only. These awards make up a significant component of total direct compensation and we believe that the combination of awards with performance-based and service-based vesting supports our pay-for-performance philosophy by encouraging long-term performance, retention, and shareholder value-creation and fostering an ownership culture.

Long-Term Equity-Based Incentive Mechanics

Generally, the Compensation Committee makes annual long-term equity-based incentive awards to the named executive officers in connection with its annual review of compensation at its first regularly scheduled meeting in the first quarter of the year, which is typically held in February. The Compensation Committee may also grant equity awards from time to time to reflect promotions, special achievements, new hires, or retention needs. The date of grant for these equity awards will generally be the third business day following the release date of our next quarterly financial results following the later of a new hire’s actual start date or the date on which the award was approved.

As noted above, typically a portion of the awards for named executive officers is in the form of time-vested restricted shares and a portion is in the form of performance shares. Grants of time-vested restricted shares generally vest in four equal annual installments subject to continued service with the Company. Performance shares typically are earned in three equal annual installments based upon the Company’s total shareholder return relative to our performance share peer group during each calendar year performance period and vest at the end of a three-year service period, subject to continued service with the Company. The Compensation Committee selected relative total shareholder return as the performance metric for performance shares for several reasons, most significantly its likely correlation to long-term growth in tangible book value per common share. In addition, it is simple to calculate, verify and compare and directly correlates with our shareholders’ returns over the performance period. For purposes of the performance share awards, total shareholder return is determined as the increase in the 20-day average share price preceding the end of the performance period, plus the dividends paid with respect to such shares during such period, expressed as a percentage of the 20-day average share price preceding the beginning of the performance period. The performance-based vesting level of one-third of the award is determined at the end of each year of the performance period based on that year’s performance, and earned shares generally remain subject to a service-based vesting requirement through the end of the full three-year service period.

Dividends are generally payable currently with respect to time-vested restricted shares. Dividends are accrued on unvested performance shares and are paid without interest at the same time as the underlying shares vest. No dividends are paid on forfeited performance shares.

2016 Long-Term Equity-Based Incentive Award Determinations

In 2016, the Compensation Committee granted each named executive officer an annual long-term equity-based incentive award. The total target value of the long-term equity-based incentive award was based on a multiple of the named executive officer’s long-term equity-based incentive basis, as determined by the Compensation Committee based on the named executive officer’s responsibilities, performance and contributions. The long-term equity-based incentive basis is equal to the executive’s actual salary as of April 1, 2016. The target long-term equity-based incentive award as a percentage of the named executive officer’s salary were consistent with awards made in 2015. In addition, the Compensation Committee increased the value of Mr. Weinstein’s long-term equity-based incentive award by

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$250,000 to recognize his strong performance and achievements in connection with the legal and regulatory aspects of closing the acquisition of and completing the successful integration of Platinum (part of a group of similar awards made to officers and employees beyond our named executive officer group to recognize these achievements). Due to the impending expiration of the RenaissanceRe Holdings Ltd. 2001 Stock Incentive Plan, as amended and restated (the “2001 Plan”), in February 2016, the 2016 awards were made in two tranches, one in January 2016 in order to use the remaining shares available for grant under the 2001 Plan that would have otherwise been unavailable by the time of the Compensation Committee’s first regularly scheduled quarterly meeting (which is typically held in February) and one in May 2016 after the 2016 LTI Plan was approved by our shareholders.

In addition, as a result of its comprehensive review and in response to feedback received from our shareholders, the Compensation Committee determined to increase the percentage of each long-term equity-based incentive award that was in the form of performance shares as follows:

•	50% of the 2016 long-term equity-based incentive award made to our Chief Executive Officer was in the form of performance shares, increased from 25% in 2015, and

•	35% of the 2016 long-term equity-based incentive award made to each of our other named executive officers was in the form of performance shares, increased from 25% in 2015.

The Compensation Committee also determined to set more rigorous goals for the performance share awards made in January 2016. The 2016 awards will pay out at target if our relative total shareholder return is at the 53rd percentile of our performance share peer group (increased from the 50th percentile) and will not pay out greater than target if our absolute total shareholder return is negative.

The total shareholder return hurdles and corresponding vesting levels for 2016 performance awards are set forth in the following table:

Hurdle	Total Shareholder Return Relative to Peers	Vesting Level (as Percent of Target)
Threshold	32nd Percentile	25%
Target	53rd Percentile	100%
Maximum	100th Percentile	250%

If total shareholder return relative to peers falls between threshold and target or between target and maximum, vesting level (as a percent of target) is determined using linear interpolation. If total shareholder return relative to peers is below the 32nd percentile, the award will not pay out. The Compensation Committee has the authority to consider downward adjustments in conjunction with any vesting of performance shares but may not effect upward adjustments.

The target and actual amounts of the annual long-term equity-based incentive awards granted to our named executive officers during 2016 are set forth in the following table:

Name	LTI Basis	Percent of LTI Basis	Target LTI	Actual LTI	Performance Shares (1)	Time-Vested Restricted Shares
Kevin J. O’Donnell	$1,060,000	300%	$3,180,000	$3,180,000	$1,590,000	$1,590,000
Robert Qutub (2)	N/A	N/A	N/A	N/A	N/A	N/A
Ross A. Curtis	$625,000	218%	$1,362,500	$1,362,500	$476,875	$885,625
Ian D. Branagan (3)	$503,472	218%	$1,097,568	$1,097,568	$384,149	$713,419
Stephen H. Weinstein	$501,000	218%	$1,092,180	$1,342,180	$469,763	$872,417
Jeffrey D. Kelly	$700,000	218%	$1,526,000	$1,526,000	$534,100	$991,900
(1)	The values of the performance shares are shown at target based on the closing price of our common shares on the date of grant. In accordance with applicable SEC rules, the amounts disclosed in the Summary Compensation Table are based on the grant date fair values, which differ from the amounts set forth herein.

(2)	Mr. Qutub did not receive a long-term equity-based incentive award in 2016 because he did not join the Company until August 8, 2016.

(3)	Mr. Branagan’s long-term equity-based incentive basis was based on his salary of £341,661, converted into U.S. dollars at the exchange rate of 1.47 on December 31, 2015.

Performance Share Vesting For 2016

In February 2017, the Compensation Committee reviewed and approved the total shareholder return relative to our performance share peer group for 2016 for purposes of determining the vesting amount for the final tranche of the performance shares granted during 2014, the second tranche of the performance shares granted during 2015 and the first tranche of the performance shares granted during 2016. For 2016, our total shareholder return for purposes of performance share awards was 19.8%, which was in the 60th percentile relative to our pre-determined performance share peer group for awards made prior to 2016 under the RenaissanceRe Holdings Ltd. 2010 Performance Share Plan (the “Performance Share Plan”) and resulted in the vesting of 130.0% of the performance share tranches related to 2016 and in the 72nd percentile relative to our pre-determined performance share peer group for awards made in

2016 under the 2001 Plan and 2016 LTI Plan and resulted in the vesting of 160.6% of the performance share tranches related to 2016. The following table illustrates actual performance and shares earned for performance shares granted as part of our annual grants in 2014, 2015 and 2016, based on our total shareholder return relative to the established performance share peer group.

	Percent of Tranche Vested (as Percent of Target)
	2014	2015	2016
Total Shareholder Return for Performance Shares	5.9%	16.7%	19.8%
2014-2016 Performance Share Cycle	0.0%	168.2%	130.0%
2015-2017 Performance Share Cycle	—	168.2%	130.0%
2016-2018 Performance Share Cycle	—	—	160.6%

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EXECUTIVE COMPENSATION—CONTINUED

Managing Dilution

Management and the Compensation Committee balance the goal of aligning the interests of our executives and employees with the long-term interests of shareholders with active monitoring of our equity-based grant practices and potential for shareholder dilution. Among other things, in determining 2016 equity-based grants, the Compensation Committee and the Board considered our prior equity grant practices, currently outstanding restricted share and option awards, and the impact on shareholder dilution of these instruments and of contemplated grants. We are also cognizant of dilution measures and investor dilution parameters in assessing our equity compensation needs and periodically receive analyses of the impact of our equity-based grants on dilution and share plan utilization models used by our institutional shareholders and by third parties who issue proxy voting recommendations.

Other Benefits and Perquisites

Messrs. O’Donnell, Qutub and Weinstein, our Bermuda-based, expatriate named executive officers, participate in a perquisite and benefit program that we believe furthers our goal of attracting and retaining key talent to our strategic Bermuda headquarters. Mr. Kelly also participated in this program prior to his retirement. Given the unique challenges of the Bermuda market, including travel to and from the island and the cost of living and maintaining a residence, we provide benefits and perquisites, such as personal travel and housing allowances, that are consistent with our competitors operating in this market and which we believe are necessary for recruitment and retention purposes. Pursuant to his employment agreement, Mr. Branagan also receives a housing allowance.

In addition, during 2016, our named executive officers were permitted to use the corporate aircraft for up to 25 hours of Company-funded personal use. In February 2017, in connection with its annual compensation review, the Compensation Committee determined to reduce the Company-funded personal use that our named executive officers are permitted to use to 15 hours per year. See “Certain Relationships and Related Transactions—Use of Company Aircraft” above for additional information. Messrs. O’Donnell, Qutub and Weinstein are also entitled to the value of four round trips per year on commercial airlines for themselves and each member of their respective immediate families.

We do not pay U.S. federal income tax gross-ups on perquisites for our named executive officers.

Employment Agreements

Amendment of Employment Agreements

The Compensation Committee regularly reviews our compensation programs and arrangements to ensure that such programs and arrangements remain aligned with our business and compensation objectives, reflect market trends and address our evolving needs. The Compensation Committee also considers feedback received from our shareholders, including the results of our annual advisory “say on pay” vote. After the Compensation Committee’s review in 2016 and in connection with the move from “single-trigger” to “double-trigger” vesting in our 2016 LTI Plan, we entered into amended and restated employment agreements with each of our continuing named executive officers (other than Mr. Qutub) that eliminate the

“single-trigger” change-in-control vesting provision for future equity awards and refine the circumstances under which the executives may terminate employment for “good reason.” In addition, the amended and restated employment agreements provide for continuation of health benefits under additional circumstances, namely, following the executive’s disability or voluntary termination of employment without “good reason.” Except for the changes described above, the amended and restated employment agreements are in substantially the same form as the prior employment agreements that were superseded and replaced.

CFO Transition

On July 22, 2016, in connection with Mr. Qutub’s appointment as our Chief Financial Officer commencing on August 8, 2016, we entered into an employment agreement with Mr. Qutub in substantially the same form as the amended and restated employment agreements with our continuing named executive officers (other than our Chief Executive Officer), except where described below under “—Potential Payments Upon Termination or Change in Control.”

In connection with his termination of employment on September 15, 2016, we entered into a Separation, Consulting, and Release Agreement with Mr. Kelly. Pursuant to the terms of the separation agreement, and in consideration for Mr. Kelly’s agreement to, among other things, release us from claims arising in connection with his employment or termination and comply with the restrictive covenants set forth in his employment agreement, Mr. Kelly became entitled to the separation payments and benefits provided by his employment agreement. In addition, in consideration for assisting us as a consultant through September 15, 2017 during our transition to a new Chief Financial Officer, Mr. Kelly will receive aggregate consulting fees equal to $350,000. Please see “—Potential Payments Upon Termination or Change in Control—Components of Severance Benefits” below for a detailed discussion of Mr. Kelly’s severance payments.

Change in Control and Post-Termination Payments

Our named executive officers may be entitled to vesting of equity-based incentive awards and other severance payments and benefits pursuant to the terms of our equity compensation plans and their employment agreements, and upon a qualifying termination of employment or a change in control. These benefits are described in detail under “—Potential Payments Upon Termination or Change in Control” below. The Compensation Committee views post-termination payments primarily as consideration for restrictive covenants applicable to our executives following these terminations, which we believe are essential to the protection of our business given the specialized markets in which we compete. In addition, the Compensation Committee believes that both the change in control and post-termination payments and benefits are necessary components of a competitive compensation program.

The Compensation Process

Role of the Compensation Committee

Our Compensation Committee establishes and oversees our executive compensation philosophy and has primary responsibility for overseeing executive compensation policies and programs. The

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Compensation Committee is responsible for determining all aspects of our Chief Executive Officer’s compensation and for approving compensation for all other key executives, including the named executive officers, after reviewing the Chief Executive Officer’s recommendations with respect to those executives. The Compensation Committee’s responsibilities with respect to compensation, as set forth in its charter, are described in more detail above under, “Corporate Governance—Committees of the Board—Compensation and Corporate Governance Committee.”

The Compensation Committee meets at least quarterly and meetings may include other members of the Board (including our Non-Executive Chair of the Board), members of management, and third-party advisors. A portion of each meeting is spent in executive session in which no members of management are present. Neither the Non-Executive Chair of the Board nor any other non-members may vote on Compensation Committee matters.

Role of the Independent Compensation Consultant

Pursuant to its charter, our Compensation Committee has the authority to retain a compensation consultant to assist with its evaluation of executive compensation. The Compensation Committee has retained Mercer to provide market intelligence on compensation trends, views and recommendations with respect to our compensation programs, and analyses and recommendations with respect to the amount or form of senior executive and director compensation.

During 2016, the Compensation Committee renewed its engagement of Mercer. No member of management or the Compensation Committee has any contractual or pecuniary arrangement with Mercer. Mercer is a wholly owned subsidiary of Marsh & McLennan Companies, Inc., other subsidiaries of which acted as a broker or agent with respect to 23.6% of our gross premiums written and 16.2% of ceded written premiums in 2016. During 2016, Mercer performed compensation advisory and other services on behalf of the Compensation Committee and the Company. We incurred fees in 2016 in respect of these engagements totaling $392,171 for compensation advisory and related services. No individual consultant or personnel who provided compensation or advisory services received any additional compensation as a result of Mercer providing these other services. The Compensation Committee approved fees for all compensation or related advisory services.

The Compensation Committee has assessed the independence of Mercer pursuant to the SEC rules and NYSE listing standards and has concluded that the engagement did not raise any conflicts of interest. In reaching this conclusion, the Compensation Committee considered the factors relevant to Mercer’s independence from management, including the factors set forth in the NYSE listing standards.

Compensation Governance

Clawback of Incentive Compensation

If our Board were to determine that an executive officer engaged in fraudulent or intentional misconduct, it would impose appropriate discipline, including possibly terminating the executive officer’s employment, initiating an action for breach of fiduciary duty, and/or, if the misconduct resulted in a significant restatement of our financial results, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive that was greater than the amount that would have been paid or awarded if calculated based upon the restated financial results. These remedies would be in addition to any actions that might be imposed by law enforcement agencies, regulators, or other authorities. We also have a right to set off against certain amounts owing to the executive officers should they engage in certain activities that are detrimental to the Company.

In addition, Mr. O’Donnell’s employment agreement provides that incentive compensation (including both cash bonuses and equity awards) that is determined to have been earned based upon financial statements that were subsequently restated may be clawed back, or forfeited if unpaid, to the extent that such compensation would not have been earned based upon the restated financials. If the restatement is determined to have been due to Mr. O’Donnell’s misconduct, the clawback would apply to compensation paid within 60 months following our first filing with the SEC containing the financial statement that was restated. For restatements not determined to have been due to Mr. O’Donnell’s misconduct, our clawback rights apply only to compensation paid within 24 months following the first SEC filing containing the financial statement that was restated. In addition, our clawback rights apply to gains realized on sales of our securities in the 12 months following the first SEC filing containing a financial statement that is ultimately restated due to Mr. O’Donnell’s misconduct.

Compensation and Risk Management

The Compensation Committee evaluates the relationship between our executive and firm-wide compensation programs and policies and risk management on an annual basis. As discussed in this Compensation Discussion and Analysis, we design our compensation programs to incorporate a range of components that we believe help to mitigate potential risks while rewarding employees for pursuing our strategic and financial objectives through appropriate risk taking, risk management, and prudent tactical and strategic decision making. The Compensation Committee reviews the programs and policies on a regular basis in an effort to eliminate or mitigate potential risks arising from such programs and policies. In light of the market cycles and earnings volatility that characterize our industry, our efforts to align the interests of our executives and employees with the long-term interests of our shareholders and to ensure that our compensation structure, elements and incentives are not reasonably likely to have a material adverse effect on the Company are ongoing. Senior executives representing our risk, legal and compliance, human resources, finance, and audit functions, as well as the Compensation Committee’s independent compensation consultant, are involved in this review process, which is conducted under the oversight of the Compensation Committee. Based on this review, we do not believe that there are any risks arising from our compensation policies and practices for our employees that are reasonably likely to have a material adverse effect on us.

For additional information regarding our risk management practices, see “Corporate Governance—Board Role in Risk Oversight” above.

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EXECUTIVE COMPENSATION—CONTINUED

Equity Ownership Requirements

Our named executive officers are subject to equity ownership guidelines. In keeping with our overall compensation philosophy, we believe that the equity ownership levels that they are required to maintain are high enough to assure our shareholders of our executives’ commitment to long-term value creation. Under our guidelines, our named executive officers are required to maintain a level of our equity with a value equal to a multiple of salary as follows:

•	7.5 times actual salary for our Chief Executive Officer; and

•	4.5 times target salary by grade for our other named executive officers.

Equity ownership value is calculated by adding the value of common shares owned outright, time-vested restricted shares, performance shares calculated at target achievement, and the spread value of vested “in-the-money” options. A named executive officer is not required to purchase shares in the open market in order to satisfy his ownership requirements and is prohibited from selling any of the equity granted to him, other than automatic dispositions for tax withholding, until ownership requirements are satisfied.

As of December 31, 2016, all of our continuing named executive officers had satisfied their ownership requirements other than Mr. Qutub, who did not join the Company until August 8, 2016. Mr. Qutub was in compliance with our guidelines because he had not yet received any equity grants and is not required to purchase shares in the open market in order to satisfy his ownership requirements. Mr. Kelly had satisfied his ownership requirements at all times prior to his retirement. The table below shows the equity ownership for our continuing named executive officers as of December 31, 2016, calculated in accordance with the methodology described above.

	Equity Ownership as of Fiscal Year-End
Name	Required Multiple of Salary	Actual Multiple of Salary	Dollar Value (1)	Years of Service at Fiscal Year-End
Kevin J. O’Donnell	7.5	29.1	$30,846,730	20.1
Robert Qutub	4.5	—	—	0.4
Ross A. Curtis	4.5	18.6	$10,312,944	17.9
Ian D. Branagan	4.5	9.1	$5,055,397	18.0
Stephen H. Weinstein	4.5	22.5	$12,499,094	14.9
(1)	Based on the closing price of our common shares of $136.22 on December 31, 2016.

The Compensation Committee retains the discretion to approve transactions outside of the guidelines in light of an individual’s facts and circumstances; however, to date, it has not done so for a named executive officer.

No-Hedging, No-Pledging and Other Insider Trading Policies

Our employees, including our named executive officers, are subject to our insider trading policies and practices, which generally prohibit:

•	transactions in our securities outside of Company designated “window” periods, except pursuant to previously adopted and approved Rule 10b5-1 plans;
•	employees and their designees from hedging the market value of RenaissanceRe securities; and

•	employees and designees from engaging in short sales of, or margin loans on, or pledging of RenaissanceRe securities.

It is the Board’s view that such activities are generally against the interest of our shareholders and could cause significant repercussions to us and our shareholders if allowed.

We believe that each of our named executive officers is in compliance with our anti-pledging, anti-hedging and other trading policies.

Compensation Committee Report

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Commission, nor shall such information or report be incorporated by reference into any future filing by us under the U.S. Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

We have reviewed and discussed with management the disclosure set forth under the heading “—Compensation Discussion and Analysis” in this proxy statement. Based on these reviews and discussions, we recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016. This report is provided by the following independent directors, who constitute the Compensation Committee:

Henry Klehm III, Chair

William F. Hagerty IV

Jean D. Hamilton

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Summary Compensation Table

The following table sets forth compensation for our named executive officers in fiscal years 2016, 2015 and 2014:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards (1) ($)	Non-Equity Incentive Plan Compensation (2) ($)	All Other Compensation (3) ($)	Total ($)
Kevin J. O’Donnell President and Chief Executive Officer	2016 2015 2014	1,038,750 975,000 975,000	— — —	3,305,017 3,746,594 3,679,996	2,536,050 2,553,540 2,171,820	670,391 578,701 470,864	7,550,208 7,853,835 7,297,680
Robert Qutub (4) Executive Vice President and Chief Financial Officer	2016	229,167	—	—	515,424	159,373	903,964
Ross A. Curtis (5) Senior Vice President and Group Chief Underwriting Officer	2016 2015 2014	606,250 550,000 484,504	— — —	1,398,805 1,535,720 2,664,581	996,875 1,003,750 816,750	112,492 167,290 1,539,934	3,114,422 3,256,760 5,505,769
Ian D. Branagan (5) Senior Vice President and Group Chief Risk Officer	2016 2015 2014	451,733 464,160 478,298	— — —	1,127,110 1,326,330 1,328,671	865,019 839,530 752,900	124,576 121,805 240,121	2,568,438 2,751,825 2,799,990
Stephen H. Weinstein Senior Vice President, Group General Counsel, Corporate Secretary and Chief Compliance Officer	2016 2015 2014	491,625 463,500 463,500	— — —	1,374,686 1,294,187 1,271,168	799,095 804,610 688,300	411,913 431,519 369,435	3,077,319 2,993,816 2,792,403
Jeffrey D. Kelly (4) Former Executive Vice President, Chief Operating Officer and Chief Financial Officer	2016 2015 2014	495,833 700,000 591,250	— — —	1,570,347 2,954,614 1,621,586	— 1,124,200 1,039,500	1,310,908 451,808 443,946	3,377,088 5,230,622 3,696,282

(1)	The amounts shown in this column represent the aggregate grant date fair value of time-vested restricted shares and performance shares granted to our named executive officers in the applicable fiscal year, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions made in the valuation of stock awards are discussed in Note 17 (Stock Incentive Compensation and Employee Benefit Plans) of our 2016 Form 10-K. These values do not represent the actual value the recipient will or has received from the award. The terms of our time-vested restricted shares and performance shares are discussed above under “—Compensation Discussion and Analysis—Principal Components of Our Executive Compensation Program—Long-Term Equity-Based Incentives” and the maximum value as of the grant date of performance share awards made in 2016 is included in the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” below.

(2)	The amounts shown in this column represent the actual amounts of the performance-based annual incentive bonuses paid to each named executive officer for the applicable fiscal year. The details of the payment of the performance-based annual incentive bonuses are discussed above under “—Compensation Discussion and Analysis—Principal Components of Our Executive Compensation Program—Performance-Based Annual Incentive Bonus.”

(3)	See the All Other Compensation Table below for information on the amounts included in the All Other Compensation column for 2016.

(4)	Mr. Qutub has served as our Executive Vice President and Chief Financial Officer since August 8, 2016. Mr. Kelly served as our Chief Financial Officer until August 8, 2016 and as our Executive Vice President and Chief Operating Officer until September 15, 2016.

(5)	Payments made to Mr. Branagan in pounds sterling have been converted into U.S. dollars at the average daily exchange rate of 1.36, 1.53 and 1.65 for the years ended December 31, 2016, 2015 and 2014, respectively. Payments made to Mr. Curtis in 2014 in pounds sterling have been converted into U.S. dollars at the average daily exchange rate of 1.65 for the year ended December 31, 2014.

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EXECUTIVE COMPENSATION—CONTINUED

All Other Compensation Table

The following table sets forth information regarding the amounts included in the “All Other Compensation” column of the Summary Compensation Table for 2016:

Name	Company 401(k)/Pension Matching Contribution (1) ($)	Value of Life Insurance Premiums (2) ($)	Personal Travel (3) ($)	Housing Benefits (4) ($)	Pre-paid Non-Compete Consideration (5) ($)	Severance Payments (6) ($)	Consulting Fees (7) ($)	Other Benefits (8) ($)	Total Other Compensation ($)
Kevin J. O’Donnell	15,900	5,760	139,271	474,210	—	—	—	35,250	670,391
Robert Qutub	—	682	41,966	60,000	—	—	—	56,725	159,373
Ross A. Curtis	15,900	5,760	51,262	—	—	—	—	39,570	112,492
Ian D. Branagan	54,989	6,067	7,644	30,617	23,632	—	—	1,627	124,576
Stephen H. Weinstein	15,900	4,723	155,128	209,210	—	—	—	26,952	411,913
Jeffrey D. Kelly	15,900	4,320	89,239	186,210	—	886,311	87,500	41,428	1,310,908
(1)	This row reports Company matching contributions to our named executive officers under our 401(k) plan for Messrs. O’Donnell, Kelly and Weinstein, the National Pension Scheme and International Savings Plan for Mr. Curtis and the Renaissance Syndicate Management Plan for Mr. Branagan.

(2)	This row reports the value of premiums paid on behalf of our named executive officers with respect to life insurance coverage. The death benefit under the life insurance coverage is equal to four times the named executive officer’s annual salary up to a maximum of $2.0 million for Bermuda-based employees and ten times the named executive officer’s annual salary for U.K.-based employees.

(3)	Personal travel includes costs for commercial travel for the named executive officer and his immediate family members during 2016 as well as personal use of the corporate aircraft. For more information on travel benefits provided to our named executive officers, please see “—Compensation Discussion and Analysis—Principal Components of Our Executive Compensation Program—Other Benefits and Perquisites” above.

(4)	This row reports the value of housing benefits for each named executive officer.

(5)	The amount in this row represents a prepayment of the severance benefits to which Mr. Branagan is entitled pursuant to his employment agreement as a result of an amendment made to his employment agreement in 2008, following the enactment of Section 457A of the Code, to comply with Section 457A while preserving the economics agreed to in his original employment agreement. It does not represent extra-contractual or additional payments not otherwise due. The amount is calculated as the incremental change in the non-compete consideration to which he would become entitled upon a future termination of employment in respect of the increase in his salary from December 31, 2014 to December 31, 2015 converted into U.S. dollars at the average exchange rate of 1.36 for the year ended December 31, 2016. The amount is subject to clawback in the event of a future termination for cause or a violation of the restrictive covenants contained in his employment agreement. For additional information on the amounts disclosed in this column and Section 457A of the Code, please see the discussion below under “—Potential Payments Upon Termination or Change in Control—Severance Payments and Benefits.”

(6)	Separation payments made to Mr. Kelly pursuant to his Separation, Consulting and Release Agreement. Please see “—Potential Payments Upon Termination or Change in Control—Components of Severance Benefits” below for a detailed discussion of Mr. Kelly’s severance payments.

(7)	Fees paid in 2016 for consulting services Mr. Kelly provided to us pursuant to his Separation, Consulting and Release Agreement following his retirement on September 15, 2016.

(8)	Other benefits include tax planning expenses for Messrs. O’Donnell, Curtis, Weinstein and Kelly, Company automobile expenses for Messrs. O’Donnell, Qutub, Curtis, Weinstein and Kelly, club dues for Messrs. O’Donnell, Curtis, Branagan, Weinstein and Kelly, moving expenses for Mr. Qutub and Mr. Kelly, and Company matching on charitable donations for Messrs. Curtis, Weinstein and Kelly. Moving expenses for Mr. Qutub were $47,446.

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Grants of Plan-Based Awards Table

The following table sets forth information concerning grants of plan-based awards to the named executive officers during the calendar year ended December 31, 2016.

Name	Grant Date (1)	Plan/ Award Type	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)(5)			All Other Stock Awards: Number of Shares of Stock or Units (4)(5) (#)	Grant Date Fair Value of Stock and Option Awards (6) ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kevin J. O’Donnell	1/12/2016	2001 Plan/ Performance Shares				3,266	13,066	32,665		1,584,359
	1/12/2016	2001 Plan/ Time-Vested Restricted Shares							13,066	1,462,477
	5/16/2016	2016 LTI Plan/ Performance Shares				280	1,121	2,804		130,488
	5/16/2016	2016 LTI Plan/ Time- Vested Restricted Shares							1,121	127,693
	2/18/2016	Annual Cash Bonus	685,025	1,749,000	3,498,000
Robert Qutub	8/6/2016	Annual Cash Bonus	139,224	355,465	710,930
Ross A. Curtis	1/12/2016	2001 Plan/ Performance Shares				937	3,749	9,373		454,601
	1/12/2016	2001 Plan/ Time-Vested Restricted Shares							6,962	779,257
	5/16/2016	2016 LTI Plan/ Performance Shares				125	503	1,258		58,555
	5/16/2016	2016 LTI Plan/ Time- Vested Restricted Shares							934	106,392
	2/18/2016	Annual Cash Bonus	269,271	687,500	1,375,000

Proxy Statement 41

EXECUTIVE COMPENSATION—CONTINUED

Name	Grant Date (1)	Plan/ Award Type	Estimated Possible Payouts Under Non- Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)(5)			All Other Stock Awards: Number of Shares of Stock or Units (4)(5) (#)	Grant Date Fair Value of Stock and Option Awards (6) ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Ian D. Branagan	1/12/2016	2001 Plan/ Performance Shares				768	3,074	7,686		372,752
	1/12/2016	2001 Plan/ Time-Vested Restricted Shares							5,710	639,120
	5/16/2016	2016 LTI Plan/ Performance Shares				87	351	879		40,855
	5/16/2016	2016 LTI Plan/ Time- Vested Restricted Shares							653	74,383
	2/18/2016	Annual Cash Bonus	233,655(7)	596,565(7)	1,193,130(7)
Stephen H. Weinstein	1/12/2016	2001 Plan/ Performance Shares				789	3,159	7,898		383,050
	1/12/2016	2001 Plan/ Time-Vested Restricted Shares							5,867	656,693
	5/16/2016	2016 LTI Plan/ Performance Shares				255	1,021	2,553		118,856
	5/16/2016	2016 LTI Plan/ Time- Vested Restricted Shares							1,897	216,087
		Annual Cash Bonus	215,848	551,100	1,102,200
Jeffrey D. Kelly	1/12/2016	2001 Plan/ Performance Shares				1,192	4,771	11,929		578,535
	1/12/2016	2001 Plan/ Time-Vested Restricted Shares							8,861	991,812
	2/18/2016	Annual Cash Bonus	301,583	770,000	1,540,000
(1)	On January 12, 2016 and May 16, 2016, the Compensation Committee approved annual long-term equity-based incentive awards for our named executive officers. The awards were granted in two tranches due to the expiration of our 2001 Plan on February 6, 2016. On February 18, 2016, the Compensation Committee set the terms of the performance-based annual incentive bonuses in respect of 2016 for each of our named executive officers other than Mr. Qutub, who became entitled to participate in the performance-based annual incentive bonus program on the date his employment began.

(2)	The amounts reported in these columns represent estimated possible payouts of performance-based annual incentive bonuses in respect of 2016, assuming threshold achievement, target achievement and maximum achievement of the applicable performance metrics. These performance-based annual incentive bonuses were paid in March 2017 and the actual amounts paid to our named executive officers are included in the Summary Compensation Table in the Non-Equity Incentive Plan Compensation column. See “—Compensation Discussion and Analysis—Principal Components of Our Executive Compensation Program—Performance-Based Annual Incentive Bonus” above for a detailed description of our performance-based annual incentive bonus program.

42	Proxy Statement

EXECUTIVE COMPENSATION—CONTINUED

(3)	The amounts reported in these columns represent awards of performance shares made pursuant to the 2001 Plan and 2016 LTI Plan that are scheduled to vest following the expiration of the service period on December 31, 2018 and the Compensation Committee’s determination of total shareholder return for a performance period. These columns represent the number of performance shares that vest at threshold achievement, target achievement and maximum achievement of the performance metrics applicable to such awards. At or below the threshold performance level, no shares will be paid out and no payout greater than target if our absolute total shareholder return is negative. See “—Compensation Discussion and Analysis—Principal Components of Our Executive Compensation Program—Long-Term Equity-Based Incentives” above for a detailed description of the performance share program.

(4)	The number of time-vested restricted shares and target number of performance shares awarded were computed by dividing the approved grant value by the closing market price of our common shares on the date of grant of $111.93 per common share for the January 12, 2016 awards and the closing market price of $113.67 per common share on March 15, 2016 (the date that equity-based awards were made to our other employees under our cash-settled restricted stock unit plan) for the May 16, 2016 awards. See “—Compensation Discussion and Analysis—Principal Components of Our Executive Compensation Program—Long-Term Equity-Based Incentives” above for a detailed description of our equity grant practices.

(5)	The amounts reported in these columns represent awards of time-vested restricted shares made pursuant to the 2001 Plan that are scheduled to vest in four equal annual installments beginning on March 1, 2017. Dividends are paid currently on time-vested restricted shares.

(6)	The amounts shown in this column represent the grant date fair value of time-vested restricted shares and performance shares granted to our named executive officers in the applicable fiscal year, computed in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The assumptions made in the valuation of stock awards are discussed in Note 17 (Stock Incentive Compensation and Employee Benefit Plans) of our 2016 Form 10-K. These values do not represent the actual value the recipient will or has received from the award. The terms of our time-vested restricted shares and performance shares are discussed above under “—Compensation Discussion and Analysis—Principal Components of Our Executive Compensation Program—Long-Term Equity-Based Incentives” and the maximum value as of the grant date of performance share awards made in 2016 is included in the “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table” below.

(7)	Based on Mr. Branagan’s salary of £400,000, converted into U.S. dollars at the average daily exchange rate of 1.36 for the year ended December 31, 2016.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Restricted Shares and Performance Shares

In accordance with SEC rules, the grant date fair value of performance share awards disclosed in the Stock Awards column of the Summary Compensation Table and Grants of Plan-Based Awards Table above represent our estimate of the aggregate compensation cost to be recognized over the vesting period determined in accordance with FASB ASC Topic 718, Compensation—Stock Compensation, reflecting the value of the awards at the grant date based upon the probable outcome of the performance conditions. Those grant date fair values are determined by a Monte Carlo simulation model that calculates a fair value per vesting tranche, which is applied to the target number of performance shares per tranche on the grant date. As a comparison, the following table shows the target and maximum potential values, as of the grant date, of the performance share awards granted to the named executive officers during 2016, calculated by multiplying the target and maximum potential number of shares awarded by the closing price of our common shares on the day prior to the grant date.

Name	Target Award ($)	Maximum Potential Award ($)
Kevin J. O’Donnell	1,590,000	3,975,000
Robert Qutub	—	—
Ross A. Curtis	476,875	1,192,188
Ian D. Branagan	384,149	960,372
Stephen H. Weinstein	469,763	1,174,408
Jeffrey D. Kelly	534,100	1,335,250

As described above under “—Compensation Discussion and Analysis—Principal Components of Our Executive Compensation Program—Long-Term Equity-Based Incentives,” the performance shares granted in 2016 will be earned in three equal annual installments based upon our total shareholder return relative to our performance share peer group during each calendar year performance period and vest at the end of the three-year service period on December 31, 2018 and following the Compensation Committee’s determination of total shareholder return for each performance period, subject to continued service with the Company.

Time-vested restricted shares granted to our named executive officers in 2016, which are subject only to service-based vesting, vest in four equal annual installments beginning on March 1, 2017, subject to continued service with the Company.

As described under “—Potential Payments Upon Termination or Change in Control” below, in the case of a named executive officer’s qualifying departure from the Company, the named executive officer’s restricted shares will accelerate in full, while his performance shares will not accelerate but will remain outstanding through the original vesting dates and will vest, if at all, based on actual performance.

Employment Agreements

We have entered into employment agreements with each of our named executive officers that entitle the officers to salary, annual bonus opportunity, participation in our perquisites and benefits programs, and severance payments and benefits upon certain qualifying terminations of employment (as discussed in further detail under “—Potential Payments Upon Termination or Change in Control” below). Each executive’s employment agreement, other than our Chief Executive Officer’s, runs for a one-year term that extends automatically absent 30 days’ notice by either party of such party’s intent not to renew the term. Our Chief Executive Officer’s employment agreement provides that his current term of employment continues until July 1, 2017 and extends automatically for an additional year on an annual basis absent 180 days’ notice by either party of such party’s intent not to renew the term.

Proxy Statement 43

EXECUTIVE COMPENSATION—CONTINUED

Option Exercises and Stock Vested Table

The following table sets forth information concerning option exercises by and the vesting of restricted shares and performance shares held by our named executive officers during 2016.

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise (1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting (2) ($)
Kevin J. O’Donnell	23,082	1,746,582	46,049	5,589,030
Robert Qutub	—	—	—	—
Ross A. Curtis	26,594	2,176,328	15,415	1,834,514
Ian D. Branagan	—	—	14,132	1,655,512
Stephen H. Weinstein	81,207	6,249,733	12,746	1,494,936
Jeffrey D. Kelly (3)	—	—	63,340	7,421,591
(1)	The value realized on exercise is calculated by multiplying the number of common shares acquired on exercise by the difference between the closing price of our common shares on the date of exercise and the exercise price of the option.

(2)	The value realized on vesting is calculated by multiplying the number of common shares acquired on vesting by the closing price of our common shares on the vesting date.

(3)	Certain of Mr. Kelly’s equity awards vested pursuant to his Separation, Consulting and Release Agreement. Please see “—Potential Payments Upon Termination or Change in Control—Components of Severance Benefits” below for a detailed discussion of Mr. Kelly’s severance benefits.

Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth the outstanding equity awards held by our named executive officers as of December 31, 2016:

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested (1) ($)
Kevin J. O’Donnell	03/03/2008 (2)	49,559	—	53.86	03/03/2018
	03/01/2013 (3)					4,112	560,137
	07/01/2013 (3)					5,372	731,774
	03/03/2014 (3)					14,616	1,990,992
	02/27/2015 (4)					20,059	2,732,437
	01/12/2016 (5)					13,066	1,779,851
	05/16/2016 (6)					1,121	152,703
	11/19/2012 (7)					2,072	282,248
	07/01/2013 (7)					2,327	316,984
	03/03/2014 (8)					3,333	454,021
	02/27/2015 (9)					8,862	1,207,182	7,429	1,011,978
	01/12/2016 (10)					7,001	953,676	21,776	2,966,327
	05/16/2016 (10)					601	81,868	1,869	254,595
Robert Qutub	—	—	—	—	—	—	—	—	—

44	Proxy Statement

EXECUTIVE COMPENSATION—CONTINUED

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested (1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested (1) ($)
Ross D. Curtis	03/01/2013 (3)					2,622	357,169
	03/03/2014 (3)					4,573	622,934
	11/10/2014 (3)					5,529	753,160
	02/27/2015 (4)					8,223	1,120,137
	01/12/2016 (5)					6,962	948,364
	05/16/2016 (6)					934	127,229
	03/03/2014 (8)					1,042	141,941
	11/10/2014 (9)					3,663	498,974	3,071	418,332
	02/27/2015 (9)					3,632	494,751	3,045	414,790
	01/12/2016 (10)					2,009	273,666	6,248	851,103
	05/16/2016 (10)					270	36,779	838	114,152
Ian D. Branagan	03/01/2013 (3)					3,529	480,720
	03/03/2014 (3)					5,277	718,833
	02/27/2015 (4)					7,101	967,298
	01/12/2016 (5)					5,710	777,816
	05/16/2016 (6)					653	88,952
	03/03/2014 (8)					1,203	163,873
	02/27/2015 (9)					3,136	427,186	2,630	358,259
	01/12/2016 (10)					1,647	224,354	5,124	697,991
	05/16/2016 (10)					188	25,609	586	79,825
Stephen H. Weinstein	03/03/2008 (2)	31,165	—	53.86	03/03/2018
	03/01/2013 (3)					2,164	294,780
	03/03/2014 (3)					5,049	687,775
	02/27/2015 (4)					6,930	944,005
	01/12/2016 (5)					5,867	799,203
	05/16/2016 (6)					1,897	258,409
	03/03/2014 (8)					1,151	156,789
	02/27/2015 (9)					3,061	416,969	2,566	349,541
	01/12/2016 (10)					1,693	230,620	5,265	717,198
	05/16/2016 (10)					547	74,512	1,702	231,846
Jeffrey D. Kelly	03/03/2014 (8)					1,468	199,971
	02/27/2015 (9)					2,015	274,483	3,875	527,853
	01/12/2016 (10)					2,557	348,315	7,952	1,083,221

(1)	These amounts were determined based on the closing price of our common shares of $136.22 on December 31, 2016.

(2)	All options were granted under our 2001 Plan. Each option award has a 10-year term and vested in four substantially equal annual installments beginning on the anniversary of the date of grant.

(3)	Unvested portion remaining from an award of time-vested restricted shares granted under the 2001 Plan that vests in four substantially equal annual installments beginning on the anniversary of the date of grant.

(4)	Unvested portion remaining from an award of time-vested restricted shares granted under the 2001 Plan that vests in four substantially equal installments on March 1, 2016, 2017, 2018 and 2019.

Proxy Statement 45

EXECUTIVE COMPENSATION—CONTINUED

(5)	Unvested portion remaining from an award of time-vested restricted shares granted under the 2001 Plan that vests in four substantially equal installments on March 1, 2017, 2018, 2019 and 2020.

(6)	Unvested portion remaining from an award of time-vested restricted shares granted under the 2016 LTI Plan that vests in four substantially equal installments on March 1, 2017, 2018, 2019 and 2020.

(7)	Performance shares granted under the Performance Share Plan and earned in four substantially equal annual installments based upon total shareholder return relative to our performance share peer group during each calendar year performance period (2013, 2014, 2015 and 2016). The performance shares vested at the end of the service period on December 31, 2016 and following the Compensation Committee’s determination of total shareholder return for each calendar year performance period (resulting in vesting dates of December 31, 2016 with respect to the 2013, 2014 and 2015 performance periods and February 21, 2017 with respect to the 2016 performance period). Because all performance periods are complete, the number of shares earned are reported in the “Number of Shares or Units of Stock That Have Not Vested” column based on the actual total shareholder return for purposes of performance share awards during the applicable performance periods as follows: for 2013, total shareholder return of 17.6% resulted in the executive earning 0% of the target performance shares for 2013; for 2014, total shareholder return of 5.9% resulted in the executive earning 0% of the target performance shares for 2014; for 2015, total shareholder return of 16.7% resulted in the executive earning 168.2% of the target performance shares for 2015; and for 2016, total shareholder return of 19.8% resulted in the executive earning 130.0% of the target performance shares for 2016.

(8)	Performance shares granted under the Performance Share Plan and earned in three substantially equal annual installments based upon total shareholder return relative to our performance share peer group during each calendar year performance period (2014, 2015 and 2016). The performance shares vested following the completion of the service period on December 31, 2016 and the Compensation Committee’s determination of total shareholder return for the applicable performance period (resulting in vesting dates of December 31, 2016 with respect to the 2014 and 2015 performance periods and February 21, 2017 with respect to the 2016 performance period). Because all performance periods are complete, the number of shares earned are reported in the “Number of Shares or Units of Stock That Have Not Vested” column based on the actual total shareholder return for purposes of performance share awards during the performance periods as follows: for 2014, total shareholder return of 5.9% resulted in the executive earning 0% of the target performance shares for 2014; for 2015, total shareholder return of 16.7% resulted in the executive earning 168.2% of the target performance shares for 2015; and for 2016, total shareholder return of 19.8% resulted in the executive earning 130.0% of the target performance shares for 2016.

(9)	Performance shares granted under the Performance Share Plan which vest at the end of the service period on December 31, 2017 and following the Compensation Committee’s determination of total shareholder return for each calendar year performance period. Performance shares are earned in three substantially equal annual installments based upon total shareholder return relative to our performance share peer group during each calendar year performance period (2015, 2016 and 2017). Because the 2015 and 2016 performance periods are complete, the number of shares earned are reported in the “Number of Shares or Units of Stock That Have Not Vested” column based on the actual total shareholder return for purposes of performance share awards during the performance periods as follows: for 2015, total shareholder return of 16.7% resulted in the executive earning 168.2% of the target performance shares for 2015; and for 2016, total shareholder return of 19.8% resulted in the executive earning 130.0% of the target performance shares for 2016. As a result of our above-target performance for the 2016 performance period, in accordance with SEC rules, the number of unearned performance shares related to the 2017 performance period is reported in the “Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested” column based on achieving the maximum number of performance shares (250% of target) that may be earned for the performance period.

(10)	Performance shares granted under the 2001 Plan or 2016 LTI Plan which vest at the end of the service period on December 31, 2018 and following the Compensation Committee’s determination of total shareholder return for each calendar year performance period. Performance shares are earned in three substantially equal annual installments based upon total shareholder return relative to our performance share peer group during each calendar year performance period (2016, 2017 and 2018). Because the 2016 performance period is complete, the number of shares earned is reported in the “Number of Shares or Units of Stock That Have Not Vested” column based on the actual total shareholder return for purposes of performance share awards during the performance periods as follows: for 2016, total shareholder return of 19.8% resulted in the executive earning 160.6% of the target performance shares with respect to 2016. As a result of our above-target performance for the 2016 performance period, in accordance with SEC rules, the number of unearned performance shares related to the 2017 and 2018 performance periods are reported in the “Equity Incentive Plan Awards: Market Value of Unearned Shares That Have Not Vested” column based on achieving the maximum number of performance shares (250% of target) that may be earned for the performance period.

Equity Compensation Plan Information

The information set forth in the table below is as of December 31, 2016:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants, and rights (1) (a)	Weighted-average exercise price of outstanding options, warrants, and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by shareholders (2)	206,795	$53.17	1,762,185
Equity compensation plans not approved by shareholders	—	—	—

Total	206,795	$53.17	1,762,185
(1)	As of December 31, 2016, there were options outstanding to purchase a total of 206,795 common shares, which represent 0.5% of the number of common shares outstanding. A total of 639,096 unvested restricted shares (including both time-vested restricted shares and performance shares) were excluded from column (a) as those shares are considered issued at the time of grant. Unvested restricted shares were also excluded from column (c) as they are no longer available for future issuance.

(2)	Plans previously approved by the shareholders include the 2001 Plan, the Performance Share Plan and the 2016 LTI Plan. The 2001 Plan expired in February 2016 and no further awards will be made under the 2001 Plan. The Performance Share Plan was terminated as of May 16, 2016 and no further awards will be made under the Performance Share Plan.

46	Proxy Statement

EXECUTIVE COMPENSATION—CONTINUED

Potential Payments Upon Termination or Change in Control

Severance Payments and Benefits

Pursuant to their employment agreements in effect on December 31, 2016, our continuing named executive officers would have been entitled to certain payments and benefits upon certain qualifying terminations of their employment relationships with us occurring on December 31, 2016. A continuing named executive officer’s employment relationship may be terminated for any of the following reasons: (i) the executive’s death or disability, (ii) by us with or without cause (as defined in the applicable executive’s agreement), (iii) by the executive with or without good reason (as defined in the applicable executive’s agreement), and (iv) after expiration of the term of employment following notice of non-extension by us or by the executive. No benefits are payable upon a termination by us for cause.

Upon a continuing named executive officer’s termination of employment with us occurring on December 31, 2016 (other than a termination by us for cause), and subject to the execution of a mutual general release of claims (if requested by us), the executive would have become entitled to a combination of the following benefits, as illustrated in the Components of Severance Benefits table below:

1.	an amount equal to a percent (the “Percent”) of salary, to be paid in installments over the 12-month period following the termination of employment;

2.	an amount equal to the Percent times the greater of (x) the target bonus and (y) the actual bonus for the year of termination, to be paid in substantially equal installments during the 12-month period following the termination of employment;

3.	subject to the executive’s compliance with non-competition and other post-termination obligations, a lump-sum payment equal to a percent (the “Lump Sum Percent”) of salary to be paid at the end of the 12-month period following the termination of employment;

4.	subject to the executive’s compliance with non-competition and other post-termination obligations, a lump-sum payment equal to the Lump Sum Percent times the greater of (x) the target bonus and (y) the actual bonus for the year of termination, to be paid at the end of the 12-month period following the termination of employment;

5.	a pro rata amount of the target bonus based on the number of days elapsed from the commencement of the year of termination through and including the date of termination;

6.	continuation of benefits during the 12-month period following the termination of employment; and

7.	vesting of certain equity awards granted under our stock incentive plans.

The Percent and Lump Sum Percent for Mr. O’Donnell are 150% and 50%, respectively, while the Percent and Lump Sum Percent for Messrs. Qutub, Curtis, Branagan, and Weinstein are 75% and 25%, respectively. In the event that a qualifying termination (i.e., a termination by us without cause or a termination by the executive for good reason) occurs within 12 months following a change in control, the Percent and Lump Sum Percent are 150% and 50%, respectively, for each of the continuing named executive officers.

For Messrs. O’Donnell, Branagan and Weinstein, the portion of the contractually provided severance benefits described above in clauses (1) (Percent of salary) and (3) (Lump Sum Percent of salary), which we view as consideration for the restrictive covenants contained in the employment agreements (referred to as “non-compete consideration”), is subject to Section 457A of the U.S. Internal Revenue Code (the “Code”) as a result of our Bermuda headquarters location. Section 457A, which was enacted in 2008, generally requires a U.S. taxpayer to include deferred compensation attributable to services performed after 2008 and payable by any nonqualified entity (which includes certain non-U.S. corporations such as RenaissanceRe) in gross income at the time such compensation is no longer conditioned upon the future performance of substantial services. Limited “grandfather” relief applies with respect to deferred compensation attributable to services performed before 2009, with such amounts generally required to be taken into income no later than December 31, 2017.

In 2008, in light of Section 457A of the Code, the Compensation Committee determined to amend the employment agreements of many of our executives and senior employees in order to preserve the economics of the original employment agreements while providing for compliance with Section 457A of the Code. As a result, the amended employment agreements for Messrs. Weinstein and Branagan provide for yearly pre-payments equal to any increase in the non-compete consideration to which they would be entitled upon a future termination of employment (which equals their annual salary increase, if any). Mr. O’Donnell received pre-payments from 2010 to 2013, but his employment agreement was further amended and he is no longer entitled to receive any yearly pre-payments. The employment agreements for Messrs. Qutub and Curtis, who joined us after December 31, 2008, do not contain this provision.

Messrs. O’Donnell, Branagan and Weinstein’s employment agreements provide that all pre-payments received are subject to clawback and forfeiture in the event the executive ceases to comply with the terms and conditions of his employment agreement, including the non-competition and non-interference covenants described below, and also provide us with a right to set off against other amounts owing to them should they engage in certain activities that are detrimental to us after the payment of any pre-payments.

As a result of these pre-payments, the portion of the non-compete consideration eligible for the grandfather relief under Section 457A of the Code (the “vested non-compete consideration”) that will ultimately be paid to Messrs. O’Donnell, Branagan and Weinstein upon a termination of employment is equal to the executive’s salary as of December 31, 2008. If the employment of Mr. O’Donnell, Mr. Branagan or Mr. Weinstein has not otherwise terminated prior to December 31, 2017, the vested non-compete consideration (i.e., an amount equal to the executive’s base salary in effect on December 31, 2008) will be paid to the executive on that date and will no longer be payable upon any subsequent termination of employment (although yearly payments representing any future increases in salary will continue for Messrs. Branagan and Weinstein until their ultimate termination of employment).

Proxy Statement 47

EXECUTIVE COMPENSATION—CONTINUED

Because Mr. O’Donnell is no longer eligible to receive yearly pre-payments, pursuant to his further amended and restated employment agreement, he will be entitled to receive an additional payment on a qualifying termination equal to (x) 200% (the sum of his Percent and Lump Sum Percent) of his then-current base salary, less (y) his vested non-compete consideration, less (z) all yearly pre-payments previously received by Mr. O’Donnell, with 75% of this payment to be paid in installments over the 12-month period following the termination of employment and the remaining 25% paid at the end of the 12-month period following the termination of his employment.

Components of Severance Benefits

	By Us Without Cause	By Executive for Good Reason	Death (1)	Disability	By Executive Without Good Reason (2)	Our Non- Extension of Agreement	Executive’s Non- Extension of Agreement (2)
(i) Percent of Salary	x	x		x	x	x	x
(ii) Percent of Bonus	x	x				x
(iii) Lump Sum Percent of Salary	x	x		x	x	x	x
(iv) Lump Sum Percent of Bonus	x	x				x
(v) Pro rata Bonus	x	x	x	x		x
(vi) Continuation of Benefits	x	x		x	x	x	x
(vii) Vesting of Awards	x (3)	x (3)	x	x		x (3)
(1)	In addition to the benefits above and as noted in the Summary Compensation Table above, we pay premiums on behalf of our continuing named executive officers with respect to life insurance coverage under our health and benefits plans. The death benefit equals four times the named executive officer’s annual salary up to a maximum of $2.0 million for Bermuda-based employees and ten times the named executive officer’s annual salary for U.K.-based employees.

(2)	With respect to Messrs. Qutub and Curtis, these benefits will be provided only to the extent we elect to extend the non-competition covenant for up to 12 months beyond the termination date.

(3)	Accelerated vesting applies to all time-vested awards. See “—Treatment of Equity Awards Upon a Termination of Employment or Change in Control” below for a discussion relating to the accelerated vesting of performance-based awards.

The estimated payments and benefits provided to each of our continuing named executive officers upon each type of termination or upon a change in control are summarized in the “Estimated Payments and Benefits Upon Termination or Change in Control” table below as if the termination or change in control, as applicable, had occurred on December 31, 2016 using the closing price of our common shares of $136.22 on December 31, 2016. In addition, because the estimated payments are calculated by assuming a termination on December 31, 2016, the pro rata bonus amounts in the table reflect an accrual for a full calendar year. Actual amounts payable following a termination or change in control could differ significantly from the amounts shown and depending on the particular facts and circumstances.

Upon his termination of employment in September 2016, Mr. Kelly became entitled to the separation payments and benefits provided by his employment agreements, including cash separation payments consisting of a base salary component equal to $700,000, a bonus component equal to $1,668,474 (including a pro rata bonus for 2016 plus an amount equal to his actual bonus in respect of 2015), the value attributable to accelerated vesting of restricted shares equal to $4,575,269 (valued at the closing market price of $118.38 per common share on his termination date, September 15, 2016), the value attributable to continued vesting of performance shares equal to

$1,599,077 (estimated using the target number of performance shares granted and valued at the closing market price of $118.38 per common share on September 15, 2016), continued health benefits at an estimated cost of $30,900, and consulting fees of $350,000.

Treatment of Equity Awards Upon a Termination of Employment or Change in Control

Pursuant to the continuing named executive officers’ employment agreements, all time-vested equity awards would vest in full upon the executive’s death, a termination due to the executive’s disability, a voluntary termination by the executive for good reason, an involuntary termination of the executive without cause, or a non-renewal of the agreement by us. As a result of the Company’s move from “single-trigger” to “double-trigger” vesting in our 2016 LTI Plan, awards granted under the 2016 LTI Plan that are assumed or substituted in connection with a change in control will only accelerate if a participant experiences a qualifying termination within two years following the change in control. All options and restricted share awards granted pursuant to our 2001 Plan vest upon a change in control pursuant to the terms of such plan.

48	Proxy Statement

EXECUTIVE COMPENSATION—CONTINUED

The following table sets forth the treatment of our outstanding performance shares upon certain termination events and a change in control. Other than as set forth in the table, performance shares that remain unvested as of any termination of employment will be forfeited.

	Death; Disability; By Us Without Cause; By Executive for Good Reason; Retirement (1)	Change in Control
Shares as to which the Performance Period Has Ended
Performance Shares under Performance Share Plan and 2001 Plan	Full vesting and waiver of remaining service condition	Full vesting and waiver of remaining service condition
Performance Shares under 2016 LTI Plan	Full vesting and waiver of remaining service condition	Remain outstanding until the completion of the remaining service period, subject to acceleration upon a qualifying termination within two years following the change in control
Shares Remaining Subject to Performance Vesting
Performance Shares under Performance Share Plan and 2001 Plan	Remain outstanding until the completion of the performance period and vest based on the actual level of the attainment of the applicable performance goals	Immediate full vesting assuming target performance or, if greater, based on pro forma performance over the entire performance period extrapolated from the performance run rate through the end of the fiscal year preceding the change in control
Performance Shares under 2016 LTI Plan	Remain outstanding until the completion of the performance period, and vest based on the actual level of the attainment of the applicable performance goals	Remain outstanding until the completion of the performance and service periods, subject to acceleration upon a qualifying termination within two years following the change in control, and vest based on the actual level of the attainment of the applicable performance goals

(1)	A termination by the executive without “good reason” will qualify as a “retirement” if the executive’s employment is terminated by the executive following the later of the date on which (i) the sum of the executive’s age and years of service with the Company equals 65 and (ii) the executive has first completed five years of service with the Company.

Restrictive Covenants

Under the continuing named executive officers’ employment agreements, during the term of employment and for the 12-month period following any termination of employment, each executive is subject to non-competition and non-interference covenants; provided that, for Messrs. Qutub and Curtis only, the non-competition covenant will extend beyond a termination without good reason or due to an employee non-renewal only to the extent that we elect to pay Messrs. Qutub and Curtis the Percent and Lump Sum Percent of salary (or prorated portion thereof for an extension for a period of less than 12 months). Generally, the non-competition covenant prevents the executive from engaging in activities competitive with our business or the business of our affiliates, and the non-interference covenant prevents the executive from soliciting or hiring our employees or those of our affiliates or service providers and from inducing any of our customers, suppliers, licensees, or other business relations or those of our affiliates, to cease doing business with, or reduce the amount of business conducted with, us or our affiliates, or in any other manner interfering with our relationship with such parties. The continuing named executive officers’ employment agreements also contain standard confidentiality and invention assignment provisions as well as indemnification protection generally to the fullest extent permitted by Bermuda law, except in certain limited circumstances.

Proxy Statement 49

EXECUTIVE COMPENSATION—CONTINUED

Estimated Payments and Benefits Upon Termination or Change in Control

The estimated payments and benefits that would be provided to our continuing named executive officers in the circumstances described above in the event that such circumstances occurred on December 31, 2016 are set forth in the table below. Because the information in the table is as of December 31, 2016, it includes the accelerated vesting of certain awards that vested following year-end and prior to the date of this proxy statement.

Name	Benefit	Before Change in Control Termination without Cause or for Good Reason or Non-Extension by the Company ($)	After Change in Control Termination without Cause or for Good Reason or Non- Extension by the Company ($)	Non- Extension by Executive ($)	Executive Resignation without Good Reason ($)	Death ($)	Disability ($)	Change in Control without Termination (1) ($)
Kevin J. O’Donnell
	Salary (2)	1,745,000	1,745,000	625,000	625,000	—	1,745,000	—
	Bonus	6,821,100	6,821,100	1,749,000	—	1,749,000	1,749,000	—
	Accelerated Vesting of Awards (3)	12,181,065	12,181,065	—	—	12,181,065	12,181,065	11,875,660
	Life Insurance	—	—	—	—	2,000,000	—	—
	Continuation of Health Benefits	42,482	42,482	28,321	28,321	—	28,321	—

	Total:	20,789,647	20,789,647	2,402,321	653,321	15,930,065	15,703,386	11,875,660

Robert Qutub
	Salary (2)	575,000	1,150,000	575,000	575,000	—	575,000	—
	Bonus	1,549,625	2,466,750	632,500	—	632,500	632,500	—
	Accelerated Vesting of Awards (3)	—	—	—	—	—	—	—
	Life Insurance	—	—	—	—	2,000,000	—	—
	Continuation of Health Benefits	28,321	28,321	28,321	28,321	—	28,321	—

	Total:	2,152,946	3,645,071	1,235,821	603,321	2,632,500	1,235,821	—

Ross A. Curtis
	Salary (2)	625,000	1,250,000	625,000	625,000	—	625,000	—
	Bonus	1,684,375	2,681,250	687,500	—	687,500	687,500	—
	Accelerated Vesting of Awards (3)	5,844,383	5,844,383	—	—	5,844,383	5,844,383	5,648,635
	Life Insurance	—	—	—	—	2,000,000	—	—
	Continuation of Health Benefits	28,321	28,321	28,321	28,321	—	28,321	—

	Total:	8,182,079	9,803,954	1,340,821	653,321	8,531,883	7,185,204	5,648,635

Ian D. Branagan
	Salary (2)	260,000	682,190	260,000	260,000	—	260,000	—
	Bonus	1,137,803	1,811,197	464,410	—	464,410	464,410	—
	Accelerated Vesting of Awards (3)	4,153,756	4,153,756	—	—	4,153,756	4,153,756	4,016,992
	Life Insurance	—	—	—	—	4,221,905	—	—
	Continuation of Health Benefits	5,312	5,312	5,312	5,312	—	5,312	—

	Total:	5,556,871	6,652,455	729,722	265,312	8,840,071	4,883,478	4,016,992

Stephen H. Weinstein
	Salary (2)	324,500	825,500	324,500	324,500	—	324,500	—
	Bonus	1,350,195	2,149,290	551,100	—	551,100	551,100	—
	Accelerated Vesting of Awards (3)	4,188,901	4,188,901	—	—	4,188,901	4,188,901	3,791,411
	Life Insurance	—	—	—	—	2,000,000	—	—
	Continuation of Health Benefits	28,321	28,321	28,321	28,321	—	28,321	—

	Total:	5,891,917	7,192,012	903,921	352,821	6,740,001	5,092,822	3,791,411

(1)	Represents the value attributable to accelerated vesting of equity awards upon a change in control under the terms of our equity incentive plans and employment agreements, which would be realized by the executives regardless of whether they suffered a termination of employment in connection with such change in control. Other than the vesting of certain legacy equity awards granted under our 2001 Plan and Performance Share Plan as quantified in the “Change in Control without Termination” column, none of our continuing named executive officers are entitled to any additional compensation solely as a result of the occurrence of a change in control.

50	Proxy Statement

EXECUTIVE COMPENSATION—CONTINUED

(2)	Consistent with the termination provisions of the continuing named executive officers’ employment agreements, amounts shown under “Salary” are based on multiples (as set forth in each of the continuing named executive officers’ respective employment agreement) of the salaries in effect as of December 31, 2008 for Messrs. O’Donnell, Branagan and Weinstein and as of December 31, 2016 for Messrs. Qutub and Curtis. Please see the narrative discussion above for details on the payments and benefits to which the named executive officer would be entitled upon a termination of employment. In addition, Mr. Branagan’s December 31, 2016 salary has been converted from pounds sterling into U.S. dollars at the prevalent exchange rate of 1.24 on that date.

(3)	Please see the narrative discussion above under “—Treatment of Equity Awards Upon a Termination of Employment or Change in Control” for more detail. The amount shown for Accelerated Vesting of Awards represents the sum of:

•	restricted share awards that had not yet vested at December 31, 2016, valued at the closing market price of $136.22 per common share value on December 31, 2016; and

•	the target number of equity awards granted pursuant to the Performance Share Plan and the 2001 Plan, valued at the closing market price of $136.22 per common share on December 31, 2016.

Proxy Statement 51

PROPOSAL 2: ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

PROPOSAL 2: ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

We are submitting to our shareholders an advisory vote, commonly known as a “say on pay” proposal, to approve the compensation of our named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K. This advisory vote gives shareholders a mechanism to convey their views about our compensation programs and policies. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies, and practices described in this proxy statement. The following resolution will be submitted for a shareholder vote at our Annual Meeting:

“RESOLVED, that the shareholders of the Company approve the compensation of the Company’s named executive officers, as disclosed in the proxy statement for the Company’s 2017 Annual General Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion.”

Recommendation and Vote

The Board urges you to review carefully the information under the heading “Executive Compensation” in this proxy statement and to vote, on an advisory basis, to approve the compensation of our named executive officers. Although your vote on executive compensation is not binding on the Board or the Company, the Board values the views of the Company’s shareholders. The Board and the Compensation Committee will review the results of the vote and take them into consideration in addressing future compensation policies and decisions.

Approval of this proposal requires the affirmative vote of a majority of the votes cast at the Annual Meeting and entitled to vote thereon.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THE COMPENSATION DISCUSSION AND ANALYSIS, COMPENSATION TABLES AND NARRATIVE DISCUSSION CONTAINED IN THIS PROXY STATEMENT.

52	Proxy Statement

PROPOSAL 3: ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

PROPOSAL 3: ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

We are also providing our shareholders with the opportunity to vote, on an advisory basis, on the frequency of future advisory votes on our named executive officer compensation like the one in proposal 2 above (commonly known as “say on pay” votes), which are required to be held at least every three years. This non-binding, advisory vote on the frequency of “say on pay” votes is required to be conducted every six years and shareholders may indicate whether they prefer that we hold a “say on pay” vote every year, every two years or every three years, or they may abstain from this vote.

We last asked our shareholder to indicate the frequency with which they prefer that we hold a “say on pay” vote at our 2011 Annual General Meeting of Shareholders. In accordance with our recommendations and the advisory vote of our shareholders on the frequency of advisory votes on named executive officer compensation at our 2011 Annual General Meeting of Shareholders, we have presented a proposal for an advisory vote on named executive officer compensation to our shareholders each year.

Recommendation and Vote

Our Board believes that, while some shareholders may have the view that the effectiveness of our executive compensation program cannot be adequately evaluated on an annual basis due to the goal of creating shareholder value over the long term, an annual advisory vote on executive compensation will give our shareholders the best opportunity to provide us with their direct input each year on our compensation philosophy, policies and practices as disclosed in the proxy statement. Therefore, our Board recommends that you vote to hold the advisory vote on our named executive officer compensation, as disclosed pursuant to Item 402 of Regulation S-K, every year. While this vote is advisory and non-binding, our Board will take the results of the vote into account in its decision as to when to call for the next advisory vote on our named executive officer compensation, which may be more or less frequently than the Board’s recommendation set forth below or the preference receiving the highest number of votes of our shareholders.

The enclosed proxy card gives you four choices for voting on this proposal. You can vote, on an advisory basis, to hold a shareholder advisory vote on our named executive officer compensation every year, every two years or every three years. You may also abstain from voting on this proposal. You are not voting to approve or disapprove our Board’s recommendation on this proposal.

The option that receives the greatest number of votes cast by our shareholders at the Annual Meeting will be considered when determining the frequency for holding future advisory votes on our named executive officer compensation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE TO HOLD FUTURE ADVISORY VOTES ON OUR NAMED EXECUTIVE OFFICER COMPENSATION EVERY YEAR.

Proxy Statement 53

SECURITY OWNERSHIP

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners and Management

Security Ownership of Certain Beneficial Owners

The following table sets forth information with respect to the beneficial ownership of our common shares as of March 9, 2017 for each person known by us to own beneficially 5% or more of our outstanding common shares.

Name and Address of Beneficial Owner	Number of Common Shares	Percentage of Class (1)
BlackRock, Inc. (2) 40 East 52nd Street New York, NY 10022	4,046,500	9.9%

The Vanguard Group, LLC (3) 100 Vanguard Blvd. Malvern, PA 19355	3,775,477	9.2%

FMR LLC (4) 245 Summer Street Boston, MA 02110	3,092,000	7.6%

State Street Corporation (5) State Street Financial Center One Lincoln Street Boston, MA 02111	2,373,698	5.8%
(1)	The percentage of class shown is based on the common shares reported as beneficially owned on Schedule 13G or Schedule 13G/A and 40,941,660 common shares outstanding as of March 9, 2017.

(2)	According to a Statement on Schedule 13G/A filed on January 25, 2017 by BlackRock, BlackRock was the beneficial owner of 4,046,500 common shares as of December 31, 2016. BlackRock has the sole power to vote or to direct the voting of 3,684,438 common shares and sole power to dispose of or to direct the disposition of 4,046,500 common shares. On November 15, 2016, we granted BlackRock a limited waiver from the restrictions on the acquisition of share ownership set forth in our Bye-laws, up to a maximum amount of shares representing 15% of our shares outstanding. BlackRock has agreed that, in accordance with our Bye-laws, the voting rights attributable to shares owned or controlled by BlackRock will not exceed 9.9% of the voting rights attached to all of our issued and outstanding capital shares.

(3)	According to a Statement on Schedule 13G/A filed on February 24, 2017 by The Vanguard Group, LLC (“Vanguard”), Vanguard was the beneficial owner of 3,775,477 common shares as of December 31, 2016. Vanguard has the sole power to vote or to direct the voting of 34,154 common shares, shared power to vote or direct the vote of 14,724 common shares, sole power to dispose of or to direct the disposition of 3,727,583 common shares and shared power to dispose or direct the disposition of 47,894 common shares.

(4)	According to a Statement on Schedule 13G/A filed on February 14, 2017 by FMR LLC, FMR LLC was the beneficial owner of 3,092,000 common shares as at December 31, 2016. Abigail P. Johnson (Director, Vice Chairman, Chief Executive Officer and President of FMR LLC) and FMR LLC each has the sole power to dispose of the 3,092,000 common shares owned by various Fidelity funds. Fidelity Low-Priced Stock Fund reported sole voting power over 2,756,600 common shares and FMR LLC reported sole voting power over 335,400 common shares. According to this Schedule 13G/A, members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B shares will be voted in accordance with the majority vote of Series B shares. Accordingly, through their ownership of voting common stock and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither Abigail P. Johnson nor FMR LLC has the sole power to vote or direct the voting of the shares owned directly by the various Fidelity funds advised by Fidelity Management & Research Company (“FMR Co”), a wholly owned subsidiary of FMR LLC, which power resides with the funds’ Board of Trustees. FMR Co carries out the voting of the shares under written guidelines established by the funds’ Boards of Trustees.

(5)	According to a Statement on Schedule 13G filed on February 9, 2017 by State Street Corporation (“State Street”), State Street was the beneficial owner of 2,373,698 common shares as of December 31, 2016. State Street has the sole power to vote or to direct the voting of 0 common shares, shared power to vote or direct the vote of 2,373,698 common shares, sole power to dispose of or to direct the disposition of 0 common shares and shared power to dispose or direct the disposition of 2,373,698 common shares.

54	Proxy Statement

SECURITY OWNERSHIP—CONTINUED

Security Ownership of Management

The following table sets forth information with respect to the beneficial ownership of our common shares as of March 9, 2017 for each of our named executive officers, directors and director nominees and all of our executive officers, directors and director nominees as a group. Unless otherwise noted below, each of these individuals had sole voting and dispositive power with respect to the common shares beneficially owned by him or her.

Name of Beneficial Owner	Number of Common Shares	Percentage of Class (1)
Kevin J. O’Donnell (2)	287,292	*
Robert Qutub (3)	12,714	*
Ross A. Curtis (4)	103,564	*
Ian D. Branagan (5)	52,770	*
Stephen H. Weinstein (6)	122,839	*
Jeffrey D. Kelly (7)	21,316	*
David C. Bushnell (8)	15,530	*
James L. Gibbons (8)	17,181	*
Brian G. J. Gray (7)	11,137	*
William F. Hagerty IV (8)	5,316	*
Jean D. Hamilton (8)	21,706	*
Henry Klehm III (8)	17,578	*
Ralph B. Levy (8)	24,062	*
Carol P. Sanders (8)	2,160	*
Anthony M. Santomero (8)	15,530	*
Edward J. Zore (8)	10,276	*
All of our executive officers, directors and director nominees (17 persons)	745,983	1.8%
*	Less than 1%

(1)	The percentage of class shown is based on 40,941,660 common shares outstanding as of March 9, 2017, adjusted to include common shares covered by options that are currently exercisable or exercisable within 60 days after March 9, 2017 held by such person or group.

(2)	Includes (i) options to acquire 49,559 common shares that are vested and presently exercisable, (ii) 49,761 time-vested restricted shares that have not yet vested and (iii) 16,464 performance shares for which the performance period has been completed but the shares remain unvested until the completion of the relevant service period and (iv) 63,747 performance shares, for which the performance period has not yet been completed, that are eligible to be earned if maximum performance is attained. Also includes 1,079 shares held by a limited partnership for the benefit of Mr. O’Donnell’s family.

(3)	Includes (i) 5,419 restricted shares that have not yet vested and (ii) 7,295 performance shares, for which the performance period has not yet been completed, that are eligible to be earned if maximum performance is attained.

(4)	Includes (i) 9,574 time-vested restricted shares that have not yet vested, (ii) 26,190 performance shares for which the performance period has been completed but the shares remain unvested until the completion of the relevant service period and (iii) 22,586 performance shares, for which the performance period has not yet been completed, that are eligible to be earned if maximum performance is attained.

(5)	Includes (i) 17,926 time-vested restricted shares that have not yet vested, (ii) 4,971 performance shares for which the performance period has been completed but the shares remain unvested until the completion of the relevant service period and (iii) 17,303 performance shares, for which the performance period has not yet been completed, that are eligible to be earned if maximum performance is attained.

(6)	Includes (i) options to acquire 31,165 common shares that are vested and presently exercisable, (ii) 18,769 time-vested restricted shares that have not yet vested, (iii) 5,301 performance shares for which the performance period has been completed but the shares remain unvested until the completion of the relevant service period and (iv) 17,344 performance shares, for which the performance period has not yet been completed, that are eligible to be earned if maximum performance is attained. Also includes 2,512 common shares held by trusts for the benefit of Mr. Weinstein’s minor children.

(7)	Includes 11,827 performance shares, for which the performance period has not yet been completed, that are eligible to be earned if maximum performance is attained.

(8)	Includes the following number of restricted shares granted in payment of directors’ fees that have not yet vested: 2,151 restricted shares for Messrs. Bushnell, Gray, Klehm, Santomero and Zore and Ms. Hamilton; 3,584 restricted shares for Mr. Gibbons; 2,132 restricted shares for Mr. Hagerty; 2,993 restricted shares for Mr. Levy; and 1,750 restricted shares for Ms. Sanders.

Proxy Statement 55

SECURITY OWNERSHIP—CONTINUED

Section 16(a) Beneficial Ownership Reporting Compliance

Under Section 16(a) of the Exchange Act, our directors and executive officers and any persons holding more than 10% of our outstanding common shares are required to report their initial ownership of common shares and any subsequent changes in that ownership to the Commission. Specific filing dates for these reports have been established by the Commission, and we are required to disclose in this proxy statement any failure by such persons to file these reports in a timely manner during 2016. Based upon our review of copies of Forms 3, 4 and 5 furnished to us and the written representations we received from each of our directors and executive officers that no Forms 5 were required, we believe that all Section 16(a) reports were filed timely in 2016.

56	Proxy Statement

AUDIT COMMITTEE REPORT

AUDIT COMMITTEE REPORT

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Commission, nor shall such information or report be incorporated by reference into any future filing by us under the Securities Act, or the Exchange Act, except to the extent that we specifically incorporate it by reference in such filing.

The Audit Committee oversees our financial reporting process on behalf of the Board. Management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing our financial statements and for the public reporting process. Ernst & Young Ltd., our independent auditor for 2016, is responsible for expressing opinions on the conformity of our audited financial statements with generally accepted accounting principles in the United States and on the effectiveness of our internal control over financial reporting.

The Audit Committee is responsible for the appointment, compensation, retention, and oversight of the work of Ernst & Young Ltd., our independent auditor, for the purpose of preparing or issuing an audit report. In fulfilling its oversight responsibilities, the Audit Committee reviewed (i) management’s assessment of the effectiveness of our internal control over financial reporting and Ernst & Young Ltd.’s evaluation of our internal control over financial reporting and (ii) the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2016 with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed and discussed with Ernst & Young Ltd. the matters that are required to be discussed by Auditing

Standard No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board, including its judgments as to the quality, not just the acceptability, of our accounting principles, the reasonableness of significant judgments, all critical accounting policies and practices to be used, material alternative accounting treatments within generally accepted accounting principles discussed with management, and other material written communications between Ernst & Young Ltd. and management. In addition, the Audit Committee has discussed with Ernst & Young Ltd. its independence from both management and the Company and has received the written disclosures and the letter from the independent auditors required by Public Company Accounting Oversight Board’s Rule 3526.

The Audit Committee discussed with Ernst & Young Ltd. the overall scope and plans for its audit. The Audit Committee met with the independent auditors, with and without management present, to discuss the results of their examination, their evaluations of our internal controls, and the overall quality of our financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2016, for filing with the Commission. The Audit Committee, pursuant to its pre-approval policies and procedures, and the Board have also recommended, subject to shareholder approval, the selection of our independent auditors for the 2017 fiscal year.

David C. Bushnell, Chair

Ralph B. Levy

Carol P. Sanders

Proxy Statement 57

PROPOSAL 4: APPROVAL OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND REFERRAL OF THE DETERMINATION OF THE AUDITORS’ REMUNERATION TO THE BOARD OF DIRECTORS

PROPOSAL 4: APPROVAL OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND REFERRAL OF THE DETERMINATION OF THE AUDITORS’ REMUNERATION TO THE BOARD OF DIRECTORS

The Audit Committee evaluates the performance of our independent registered public accounting firm each year and determines whether to reengage them or consider other firms. In doing so, the Audit Committee considers the auditor’s service quality and efficiency, capability, technical expertise and knowledge of our operations and industry. In addition, the Audit Committee is involved in the selection of our independent registered public accounting firm’s lead engagement partner and ensures that the mandated rotation of the lead partner occurs routinely. Upon recommendation of the Audit Committee, the Board has appointed Ernst & Young Ltd. to serve as our independent registered public accounting firm for the 2017 fiscal year. We have engaged Ernst & Young Ltd. in this capacity continuously since 1993.

In accordance with Bermuda law, our shareholders have the authority to approve the appointment of our independent registered public accounting firm and a proposal will be submitted to the shareholders at the Annual Meeting for approval of the nomination of Ernst & Young Ltd. Shareholders at the Annual Meeting will also be asked to vote to refer the determination of the auditors’ remuneration to the Board. Ernst & Young Ltd. served as our independent auditors for the 2016 fiscal year.

A representative of Ernst & Young Ltd. is expected to attend the Annual Meeting. The representative will have an opportunity to make a statement if the representative so desires and will be available to respond to appropriate questions from shareholders.

Independent Registered Public Accounting Firm Fees

The following table summarizes the aggregate fees billed by Ernst & Young Ltd. during our 2016 and 2015 fiscal years.

Type of Fees	Fiscal 2016	Fiscal 2015
Audit Fees	$4,535,439	$4,811,385
Audit-Related Fees	$103,916	$101,878
Tax Fees	—	—
All Other Fees	—	—
Total	$4,639,355	$4,913,263

Audit Fees. Audit fees for 2016 and 2015 consist of fees for (a) the audit of our annual financial statements, (b) review of our quarterly financial statements, (c) statutory audits and (d) assistance with and review of documents filed with the SEC (including comfort letters and consents). For 2015, audit fees in relation to the Platinum acquisition and subsequent integration totaled $655,362.

Audit-Related Fees. Audit-related fees for both 2016 and 2015 principally related to audits of our employee benefits plans.

Tax Fees. Ernst & Young Ltd. did not perform any tax-related services for us during our 2016 and 2015 fiscal years.

All Other Fees. Ernst & Young Ltd. did not perform any other services for us during our 2016 or 2015 fiscal years.

Pre-Approval Policies and Procedures

The Audit Committee is responsible for managing our relationship with our independent auditors. The Audit Committee has the sole authority to hire and employ our auditors, subject to approval and ratification by the shareholders. The Audit Committee regularly reviews the auditors’ work plan, bills, and work product.

The Audit Committee must pre-approve all audit services and permitted non-audit services performed for us by our auditors, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Audit Committee prior to the completion of the audit. The Audit Committee may delegate the authority to grant pre-approvals of audit and permitted non-audit services to a subcommittee of its members, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Audit Committee at its next scheduled meeting. All engagements of Ernst & Young Ltd. to provide audit and audit-related services to us during 2015 and 2016 were pre-approved by the Audit Committee.

Recommendation and Vote

Approval of our Independent Auditors Proposal requires the affirmative vote of a majority of the votes cast at the Annual Meeting and entitled to vote thereon.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE APPOINTMENT OF ERNST & YOUNG LTD. AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2017 FISCAL YEAR AND THE REFERRAL OF THE DETERMINATION OF THE AUDITORS’ REMUNERATION TO THE BOARD OF DIRECTORS.

58	Proxy Statement

ADDITIONAL INFORMATION

ADDITIONAL INFORMATION

Other Action at the Annual Meeting

Our Annual Report to Shareholders for the year ended December 31, 2016, including financial statements for the year ended December 31, 2016, and the auditors’ report thereon, has been made available to all shareholders. The financial statements and auditors’ report will be formally presented at the Annual Meeting, but no shareholder action is required thereon.

As of the date of this proxy statement, we have no knowledge of any business, other than that which we have described herein, that will be presented for consideration at the Annual Meeting. In the event any other business is properly presented at the Annual Meeting, it is intended that the persons named in the accompanying proxy will have authority to vote such proxy in accordance with their judgment on such business.

Shareholder Proposals for 2018 Annual General Meeting of Shareholders

In accordance with SEC Rule 14a-8, shareholder proposals intended for inclusion in our 2018 proxy statement and to be presented at the 2018 Annual General Meeting of Shareholders must be received in writing by us no later than December 1, 2017 and must comply with the requirements of the Commission and our Bye-laws. Such proposals should be directed to the attention of the Corporate Secretary, RenaissanceRe Holdings Ltd., P.O. Box HM 2527, Hamilton, HM GX, Bermuda. Shareholders who intend to nominate persons for election as directors at our annual general meetings of shareholders must comply with the advance notice procedures and other provisions set forth in our Bye-laws in order for such nominations to be properly brought before that annual general meeting of shareholders. These provisions require, among other things, that written notice from no fewer than 20 shareholders holding in the aggregate not less than 10% of the outstanding paid-up share capital of RenaissanceRe be received by the Corporate Secretary of RenaissanceRe not less than 60 days prior to the annual general meeting of shareholders.

If a shareholder intends to present a proposal at the 2018 Annual General Meeting of Shareholders without any discussion of the proposal in our proxy statement, and the shareholder does not notify us of such proposal on or before February 14, 2018 as required by SEC Rule 14a-4(c)(1), then proxies received by us for the 2018 Annual General Meeting of Shareholders will be voted by the persons named as such proxies in their discretion with respect to such proposal. Notice of any such proposal is to be sent to the above address.

Householding of Annual Meeting Materials

The SEC has enacted a rule that allows multiple investors residing at the same address the convenience of receiving a single copy of annual reports, proxy statements, prospectuses and other disclosure documents if they consent to do so. This is known as “householding.” We will allow householding only upon certain conditions. Some of those conditions are:

•	You agree to, or do not object to, the householding of your materials; and

•	You have the same last name and exact address as another investor(s).

If these conditions are met, and SEC regulations allow, your household will receive a single copy of annual reports, proxy statements, prospectuses and other disclosure documents.

You may revoke a prior householding consent at any time by contacting Broadridge Financial Solutions, Inc., either by calling toll-free at 1-866-540-7095, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717. We will remove you from the householding program within 30 days of receipt of your response, following which you will receive an individual copy of our disclosure document. Shareholders sharing an address and wishing to receive a single set of reports may do so by contacting their banks or brokers, if they are beneficial holders, or by contacting Broadridge at the address set forth above if they are record holders.

Proxy Statement 59

APPENDIX A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

APPENDIX A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

We have included certain non-GAAP financial measures within the meaning of Regulation G in this proxy statement. We have provided these financial measurements in previous investor communications and our management believes that these measurements are important to investors and other interested persons and that investors and such other persons benefit from having a consistent basis for comparison between periods and for the comparison with other companies within the industry. These measures may not, however, be comparable to similarly titled measures used by companies outside of the insurance industry. Investors are cautioned not to place undue reliance on these non-GAAP measures in assessing our overall financial performance.

We use “operating income available to RenaissanceRe common shareholders” as a measure to evaluate the underlying fundamentals of our operations and believe it to be a useful measure of our corporate performance. “Operating income available to RenaissanceRe common shareholders” as used herein differs from “net income available to RenaissanceRe common shareholders,” which we believe is the most directly comparable GAAP measure, by the exclusion of net realized and unrealized gains and losses on investments. Our management believes that “operating income available to RenaissanceRe common shareholders” is useful to investors because it more accurately measures and predicts the Company’s results of operations by removing the variability arising from fluctuations in the Company’s fixed maturity investment portfolio and equity investments trading. We also use “operating income available to RenaissanceRe common shareholders” to calculate “operating income available to RenaissanceRe common shareholders per common share—diluted” and “operating return on average common equity.”

The following is a reconciliation of: (1) net income available to RenaissanceRe common shareholders to operating income available to RenaissanceRe common shareholders; (2) net income available to RenaissanceRe common shareholders per common share—diluted to operating income available to RenaissanceRe common shareholders per common share—diluted; and (3) return on average common equity to operating return on average common equity:

	Year Ended December 31,
(in thousands of U.S. dollars, except per share amounts and percentages)	2016	2015
Net income available to RenaissanceRe common shareholders	$480,581	$408,811
Adjustment for net realized and unrealized (gains) losses on investments	(141,328)	68,918

Operating income available to RenaissanceRe common shareholders	$339,253	$477,729

Net income available to RenaissanceRe common shareholders per common share—diluted	$11.43	$9.28
Adjustment for net realized and unrealized (gains) losses on investments	(3.40)	1.58

Operating income available to RenaissanceRe common shareholders per common share—diluted	$8.03	$10.86

Return on average common equity	11.0%	9.8%
Adjustment for net realized and unrealized (gains) losses on investments	(3.2)%	1.6%

Operating return on average common equity	7.8%	11.4%

Proxy Statement A-1

APPENDIX A: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES—CONTINUED

We have also included “tangible book value per common share” and “tangible book value per common share plus accumulated dividends” in this proxy statement. “Tangible book value per common share” is defined as book value per common share excluding goodwill and intangible assets per common share; “tangible book value per common share plus accumulated dividends” is defined as book value per common share excluding goodwill and intangible assets per common share, plus accumulated dividends. “Tangible book value per common share” differs from book value per common share, which we believe is the most directly comparable GAAP measure, due to the exclusion of goodwill and intangible assets per common share. “Tangible book value per common share plus accumulated dividends” differs from book value per common share, which we believe is the most directly comparable GAAP measure, due to the exclusion of goodwill and intangible assets per common share and the inclusion of accumulated dividends.

Our management believes “tangible book value per common share” and “tangible book value per common share plus accumulated dividends” are useful to investors because they provide a more accurate measure of the realizable value of shareholder returns, excluding the impact of goodwill and intangible assets. The following is a reconciliation of book value per common share to tangible book value per common share and tangible book value per common share plus accumulated dividends:

	Year Ended December 31,
	2016	2015
Book value per common share	$108.45	$99.13
Adjustment for goodwill and other intangibles (1)	(6.58)	(6.59)

Tangible book value per common share	101.87	92.54
Adjustment for accumulated dividends	16.72	15.48

Tangible book value per common share plus accumulated dividends	$118.59	$108.02

Annual change in book value per common share	9.4%	10.0%
Annual change in tangible book value per common share plus change in accumulated dividends	11.4%	5.0%
(1)

At December 31, 2016 and 2015, goodwill and other intangibles included $19.7 million and $23.2 million, respectively, of goodwill and other intangibles included in investments in other ventures, under equity method.

A-2	Proxy Statement

RENAISSANCERE HOLDINGS LTD. 12 CROW LANE PEMBROKE HM19, BERMUDA

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on Tuesday, May 16, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on Tuesday, May 16, 2017. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E22513-P86445                         KEEP THIS PORTION FOR YOUR RECORDS

— — — — — — — — — — —  — — — — — — — — — — — — — — — — — — — —  — — — — — — — — — — — —

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

RENAISSANCERE HOLDINGS LTD.
The Board of Directors recommends you vote FOR each of the following nominees:
1.	Election of Directors
	Nominees:		For	Against	Abstain	The Board of Directors recommends you vote EVERY YEAR on the following proposal:		Every Year	Every 2 Years	Every 3 Years	Abstain
	1a.	David C. Bushnell	☐	☐	☐
	1b.	James L. Gibbons	☐	☐	☐	3.	To approve, by a non-binding advisory vote, the frequency of the advisory vote on the compensation of the named executive officers of RenaissanceRe Holdings Ltd.	☐	☐	☐	☐
	1c.	Jean D. Hamilton	☐	☐	☐
	1d.	Anthony M. Santomero	☐	☐	☐

The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain	The Board of Directors recommends you vote FOR the following proposal:			For	Against	Abstain
2.	To approve, by a non-binding advisory vote, the compensation of the named executive officers of RenaissanceRe Holdings Ltd. as disclosed in the proxy statement.		☐	☐	☐	4.

To approve the appointment of Ernst & Young Ltd. as the independent registered public accounting firm of RenaissanceRe Holdings Ltd. for the 2017 fiscal year and to refer the determination of the auditors’ remuneration to the Board of Directors.

									☐	☐	☐

			Yes	No		NOTE: PLEASE VOTE, DATE AND SIGN THIS PROXY BELOW AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.
Please indicate if you plan to attend this meeting.			☐	☐

Please sign your name or names exactly as it appear(s) on the share certificate(s). When signing as attorney, executor, administrator, trustee, guardian or corporate executor, please give your full title as such. For joint accounts, all co-owners should sign.

Signature [PLEASE SIGN WITHIN BOX]			Date			Signature (Joint Owners)		Date

Important Notice Regarding the Availability of Proxy Materials for the Annual General Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

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E22514-P86445

RENAISSANCERE HOLDINGS LTD.

This Proxy is solicited on behalf of

RenaissanceRe Holdings Ltd. in connection with its

Annual General Meeting of Shareholders to be held on May 17, 2017

The undersigned shareholder of RenaissanceRe Holdings Ltd. (the “Company”) hereby appoints Robert Qutub, James C. Fraser, Stephen H. Weinstein and Molly E. Gardner, and each of them, as proxies, each with the power to appoint his substitute, and authorizes them to represent and vote as designated in this Proxy, all of the common shares, $1.00 par value per share (the “Common Shares”), of the Company held of record by the undersigned shareholder on March 17, 2017 at the Annual General Meeting of Shareholders of the Company to be held on May 17, 2017, and at any adjournment or postponement thereof(the “Annual Meeting”), with all powers which the undersigned would possess if personally present, with respect to the matters listed on this Proxy. In their discretion, the proxies, and each of them, are authorized to vote such Common Shares upon such other business as may properly come before the Annual Meeting.

THE SUBMISSION OF THIS PROXY, IF PROPERLY EXECUTED, REVOKES ALL PRIOR PROXIES.

IF THIS PROXY IS EXECUTED AND RETURNED BUT NO INDICATION IS MADE AS TO WHAT ACTION IS TO BE TAKEN, IT WILL BE DEEMED TO CONSTITUTE A VOTE IN FAVOR OF EACH OF THE PROPOSALS SET FORTH ON THIS PROXY.

Continued and to be marked, dated and signed on the other side